Exhibit 10.1

Execution Version

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 18, 2011

Among

LPAC CORP.,

as the Seller

and

LENNOX INDUSTRIES INC.,

as the Master Servicer

and

VICTORY RECEIVABLES CORPORATION,

as a Purchaser

and

MARKET STREET FUNDING LLC,

as a Purchaser

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as a Liquidity Bank

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Administrative Agent and the BTMU Purchaser Agent

and

PNC BANK, NATIONAL ASSOCIATION,

as a Liquidity Bank and the PNC Purchaser Agent

i

ii

Section 14.11	Waiver Of Jury Trial	61
Section 14.12	Consent To Jurisdiction; Waiver Of Immunities	61
Section 14.13	Execution in Counterparts	62
Section 14.14	No Recourse Against Other Parties	62
Section 14.15	Severability of Provisions	62
Section 14.16	Amendment and Restatement	62

APPENDIX

Appendix A	Definitions

SCHEDULES

Schedule 6.1(n)	List of Offices of the Master Servicer and the Seller where Records are Kept
Schedule 6.1(o)	List of Lockbox Banks and Lockbox Accounts
Schedule 6.1(u)	Capitalization of Seller
Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit 1.2(a)	Form of Purchase Request
Exhibit 3.1(a)	Form of Information Package
Exhibit 3.1(a)-2	Form of Weekly Report
Exhibit A-1	Form of Lockbox Agreement
Exhibit B	Form of Certificate of Financial Officer
Exhibit C	Credit and Collection Policy of Lennox Industries Inc.
Exhibit D	Form of Assignment and Acceptance

iii

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 18, 2011

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (the “Agreement”) among:

(1) LPAC CORP., a Delaware corporation (together with its successors and permitted assigns, the “Seller”),

(2) LENNOX INDUSTRIES INC., a Delaware corporation (together with its successors, “Lennox”), as master servicer hereunder (in such capacity, together with any successor master servicer appointed pursuant to Section 8.1, the “Master Servicer”, Lennox in its capacity as the Master Servicer, together with the Seller, each a “Seller Party” and collectively the “Seller Parties”),

(3) VICTORY RECEIVABLES CORPORATION, a Delaware corporation, as a Purchaser (in such capacity, together with any successors and assigns thereto in such capacity, the “BTMU Purchaser”),

(4) MARKET STREET FUNDING LLC, a Delaware limited liability company, as a Purchaser (in such capacity, together with any successors and assigns thereto in such capacity, the “PNC Purchaser”),

(5) THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, (“BTMUNY”), as (a) administrative agent for the Investors (in such capacity, together with any successors and assigns thereto in such capacity, the “Administrative Agent”), (b) the purchaser agent for the BTMU Purchaser Group (in such capacity, together with any successors and assigns thereto in such capacity, the “BTMU Purchaser Agent”) and (c) a BTMU Liquidity Bank, and

(6) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as (a) the purchaser agent for the PNC Purchaser Group (in such capacity, together with any successors and assigns thereto in such capacity, the “PNC Purchaser Agent”) and (b) a PNC Liquidity Bank.

Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.

Background

1. As of the date hereof, Lennox, Allied, Heatcraft Inc. and Heatcraft own 100% of the issued and outstanding capital stock of the Seller, a special purpose corporation.

2. The Originators are engaged in the heating, ventilating, air conditioning and refrigeration businesses.

3. On June 19, 2000, Lennox, Heatcraft Inc. and the Seller entered into a “Purchase and Sale Agreement” (as amended, modified or supplemented prior to the date of the A&R Sale Agreement (as defined below), the “Initial Sale Agreement”) under which Lennox and Heatcraft Inc. transferred certain Receivables and Related Rights (each as defined in the Initial Sale Agreement) to the Seller as part of the capitalization of the Seller and thereafter Lennox and Heatcraft Inc. sold and contributed to the Seller, and the Seller purchased and accepted as contributions from Lennox and Heatcraft Inc., Receivables and Related Rights (each as defined in the Initial Sale Agreement). On November 25, 2009, Lennox and the Seller agreed to amend and restate the Initial Sale Agreement pursuant to the “Amended and Restated Purchase and Sale Agreement” (as amended, modified or supplemented prior to the date hereof, the “A&R Sale Agreement”) under which Lennox continued to sell and contribute to the Seller, and the Seller continued to purchase and accept as contributions from Lennox, Receivables and Related Rights (each as defined in the A&R Sale Agreement). Concurrently with the execution of this Agreement, Lennox, Allied, Heatcraft Refrigeration, Lennox Hearth and the Seller agreed to amend and restate the A&R Sale Agreement pursuant to the Sale Agreement under which each of Lennox, Allied, Heatcraft Refrigeration and Lennox Hearth sell and contribute to the Seller, and the Seller purchases and accepts as contributions from Lennox, Allied, Heatcraft Refrigeration and Lennox Hearth, all of their respective right, title and interest in and to the Pool Receivables and certain related property in accordance with the terms and subject to the conditions set forth in the Sale Agreement.

4. On November 25, 2009, the Seller, the Master Servicer, the BTMU Purchaser, the BTMU Purchaser Agent, the BTMU Liquidity Bank and the Administrative Agent entered into a Receivables Purchase Agreement (as amended, modified or supplemented prior to the date hereof, the “Prior RPA”) under which the Seller has sold, and the Purchasers (as defined in the Prior RPA) (or to the extent any such Purchaser declines, each Liquidity Bank (as defined in the Prior RPA) in such Purchaser’s Purchaser Group (as defined in the Prior RPA)) has purchased, from time to time, undivided percentage ownership interests, referred to therein as the Asset Interest (as defined in the Prior RPA), in the Pool Receivables (as defined in the Prior RPA) and related property.

5. The Seller has requested the Purchasers, and the Purchasers (or to the extent any Purchaser declines, each Liquidity Bank in such Purchaser’s Purchaser Group party hereto) have agreed, subject to the terms and conditions contained in this Agreement, to continue to purchase from the Seller from time to time undivided percentage ownership interests, referred to herein as the Asset Interest, in the Pool Receivables and related property.

6. The Seller and the Investors also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interests be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interests.

7. The parties to this Agreement also desire that, pursuant to the terms hereof, Lennox be appointed, and act, as the initial Master Servicer of the Pool Receivables and related property.

8. BTMUNY has been requested, and is willing, to act as the Administrative Agent and the BTMU Purchaser Agent under this Agreement. PNC has been requested, and is willing, to act as the PNC Purchaser Agent under this Agreement.

9. The parties hereto wish to amend and restate the Prior RPA in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that the Prior RPA shall be amended and restated in its entirety as follows:

Article I.

Purchases and Reinvestments

Section 1.1 Commitments to Purchase; Limits on Purchasers’ Obligations.

Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article V), from time to time prior to the Termination Date, the Seller may request that the Purchasers purchase from the Seller undivided percentage ownership interests in Pool Receivables and Related Assets, and the Purchasers may, in their sole discretion, make such purchase, or if any Purchaser shall decline to make such Purchase, one or more Liquidity Banks party to this Agreement in such Purchaser’s Purchaser Group shall make such purchase (in any such case, each being a “Purchase”); provided that no Purchase shall be made by any Investor if, after giving effect thereto (and after giving effect to any reductions in the Invested Amount or any Purchaser Group Invested Amount to be made on the date of such Purchase (whether from the distributions of Collections or otherwise)), (i) the Invested Amount would exceed $150,000,000) (the “Purchase Limit”), (ii) the Purchaser Group Invested Amount of such Investor’s Purchaser Group would exceed such Purchaser Group’s Purchaser Group Limit or (iii) the Asset Interest would exceed 100% (the “Allocation Limit”); and provided, further that each Purchase made pursuant to this Section 1.1 shall have a purchase price equal to at least $1,000,000 and shall be an integral multiple of $100,000. Notwithstanding anything to the contrary herein, the amount available for any Purchase hereunder shall be calculated based on the most recently delivered Information Package and not based on the most recently delivered Interim Information Package; provided, however that no Purchases shall be permitted hereunder if the calculations in any Interim Information Package delivered after the most recently delivered Information Package show that (either before or after giving effect to such Purchase) (i) the Invested Amount would exceed the Purchase Limit, (ii) the Purchaser Group Invested Amount of any Purchaser Group would exceed the Purchaser Group Limit of such Purchaser Group, or (iii) the Asset Interest would exceed the Allocation Limit.

Section 1.2 Purchase Procedures; Assignment of the Investors’ Interests.

(a) Purchase Request. Each Purchase from the Seller by the Purchasers or the Liquidity Banks, as applicable, shall be made on notice from the Seller to the Administrative Agent and each Purchaser Agent (on behalf of the Investors in such Purchaser Agent’s Purchaser Group) received by the Administrative Agent and each such Purchaser Agent not later than 12:00 noon (New York City time) on the second Business Day preceding the date of such proposed

Purchase. Each such notice of a proposed Purchase shall be substantially in the form of Exhibit 1.2(a) and shall specify, among other items, the desired amount to be paid to the Seller, the Pro Rata Share thereof of each Purchaser Group and the date of such Purchase. Each Purchaser Agent shall promptly upon receipt notify the Purchaser in such Purchaser Agent’s Purchaser Group of any such notice. If any Purchaser has determined not to make the proposed purchase, the Purchaser Agent of such Purchaser’s Purchaser Group shall promptly send notice of the proposed purchase to each Liquidity Bank in such Purchaser Group by telecopier specifying the date of such proposed purchase, and such Liquidity Bank’s Percentage multiplied by the Pro Rata Share with respect to such Purchaser Group of the amount of such Purchase. The Seller shall not request more than one Purchase in any calendar week.

(b) Funding of Purchase. On the date of each Purchase, the Investors in each Purchaser Group shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Seller (through the Purchaser Agent of such Investors’ Purchaser Group) its applicable Pro Rata Share of the amount of the Purchase in same day funds by wire transfer to the Seller’s Account. Each Liquidity Bank’s obligation shall be several, such that the failure of any Liquidity Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Liquidity Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Liquidity Bank shall be responsible for the failure of any other Liquidity Bank to make funds available in connection with any purchase.

(c) Assignment of Asset Interests. The Seller hereby sells, assigns and transfers to the Administrative Agent, for the benefit of the applicable Investors in each Purchaser Group making each Purchase, effective on and as of the date of such Purchase and each Reinvestment hereunder, an undivided percentage ownership interest, to the extent of the portion of the Asset Interest then being purchased, in the Pool Receivables and the Related Assets with respect thereto.

Section 1.3 Reinvestments of Certain Collections; Payment of Remaining Collections.

(a) On the close of business on each day during the period from the date of the first Purchase to the Final Payout Date, the Master Servicer will, out of all Collections received on such day:

(i) determine the portion of the Collections attributable to the Asset Interest by multiplying (A) the amount of such Collections times (B) the lesser of (i) the Asset Interest and (ii) 100%;

(ii) out of the portion of such Collections allocated to the Asset Interest pursuant to clause (i) above, identify and hold in trust for the Purchaser Agents on behalf and for the benefit of their respective Purchaser Groups (provided that unless otherwise requested by any Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, such Collections shall not be required to be held in a separate account) an amount equal to the sum of the estimated amount of Earned Discount and CP Costs accrued in respect of each Asset Tranche (based on the rate information provided by each Agent pursuant to Section 2.5), all other amounts due to the Investors or the Agents hereunder and the Investors’ Share of the Servicing Fee allocable pursuant to Section 3.1(d) (in each case, accrued through such day) and not so previously identified; and

(iii) apply the Collections allocated to the Asset Interest pursuant to clause (i) above and not required to be identified and held in trust pursuant to clause (ii) above to the purchase from the Seller of undivided percentage ownership interests in Pool Receivables and the Related Assets with respect to such Pool Receivables (each such purchase being a “Reinvestment”); provided that:

(A) if, after giving effect to such Reinvestment, (i) the Asset Interest would exceed the Allocation Limit, (ii) the Purchaser Group Invested Amount of any Purchaser Group would exceed such Purchaser Group’s Purchaser Group Limit or (iii) the Invested Amount would exceed the Purchase Limit, then the Master Servicer shall not make such Reinvestment, but shall identify and hold in trust for the benefit of the Investors, a portion of such Collections which, together with other Collections previously identified and then so held, shall equal the amount necessary to reduce (x) the Invested Amount to the Purchase Limit, (y) any Purchaser Group’s Purchaser Group Invested Amount to such Purchaser Group’s Purchaser Group Limit and (z) the Asset Interest to the Allocation Limit; and

(B) if any of the conditions precedent to Reinvestment in Section 5.2, subject to the proviso set forth in Section 5.2, are not satisfied, then the Master Servicer shall not reinvest any of such remaining Collections, but shall identify them and hold them in trust for the benefit of the Investors; and

(C) if the Seller has commenced an optional reduction in the Invested Amount pursuant to Section 3.2(b), then the Master Servicer shall not reinvest any such remaining Collections until the amount not reinvested shall equal the desired reduction amount;

(iv) out of the portion of Collections not allocated to the Asset Interest pursuant to clause (i) above, pay to the Master Servicer or set aside (at the option of the Master Servicer) the Seller’s Share of the Servicing Fee accrued through such day and not previously paid; and

(v) pay to the Seller (A) the remaining portion of Collections not allocated to the Asset Interest pursuant to clause (i) above and (B) the Collections applied to Reinvestment pursuant to clause (iii) above.

(b) Unreinvested Collections. The Master Servicer shall identify and hold in trust for the benefit of the Investors, all Collections which, pursuant to clause (iii) of Section 1.3(a), may not be reinvested in the Pool Receivables and the Related Assets, provided that unless otherwise requested by any Agent, such Collections need not be held in a segregated account. If, prior to the date when such Collections are required to be paid to any Purchaser Agent pursuant to Section 1.3(c)(iv), the amount of Collections so identified exceeds the amount, if any, necessary to reduce (i) the Invested Amount to the Purchase Limit, (ii) the Purchaser Group Invested

Amount of each Purchaser Group to the Purchaser Group Limit of such Purchaser Group and (iii) the Asset Interest to the Allocation Limit, and the conditions precedent to Reinvestment set forth in Section 5.2, subject to the proviso set forth in Section 5.2, are satisfied, then the Master Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.

(c) Payment of Amounts.

(i) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) in respect of Earned Discount on an Asset Tranche funded by a Liquidity Funding to the Purchaser Agent of each applicable Purchaser Group, on behalf of each Investor which funded such Liquidity Funding, on the last day of the then current Yield Period for such Asset Tranche, as provided in Section 3.1.

(ii) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) in respect of CP Costs on an Asset Tranche funded by Commercial Paper Notes, to the Purchaser Agent of each applicable Purchaser Group, on behalf of the applicable Purchaser in such Purchaser Agent’s Purchaser Group, on the Settlement Date following the last day of each CP Accrual Period for such Asset Tranche, as provided in Section 3.1.

(iii) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) and not applied pursuant to clauses (i) or (ii) above to each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, on each Settlement Date for each Collection Period, as provided in Section 3.1.

(iv) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(b) to each Purchaser Agent (A) on the last day of the then current Yield Period for any Asset Tranche of such Purchaser Agent’s Purchaser Group funded by a Liquidity Funding, as provided in Section 3.1(b), in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche, and (B) on the last day of the then current CP Accrual Period for any Asset Tranche of such Purchaser Agent’s Purchaser Group funded by Commercial Paper Notes, as provided in Section 3.1(b), in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche.

(d) Funds Under Sale Agreement. Upon the written request of the Administrative Agent, at the request of any Purchaser Agent, given at any time when (i) based on the most recent Information Package, or Interim Information Package, as the case may be, either (A) the Asset Interest would exceed the Allocation Limit, (B) any Purchaser Group’s Purchaser Group Invested Amount would exceed such Purchaser Group’s Purchaser Group Limit or, (C) the Invested Amount would exceed the Purchase Limit, or (ii) a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Seller shall identify all funds that under the Sale Agreement would be applied to repay principal of the Initial Seller Notes (as defined in the Sale Agreement) owing to the Originators. The Seller may make withdrawals of such funds only for the purposes of (x) at any time, purchasing Receivables from an Originator in accordance with the Sale Agreement; (y) on the Settlement Date for any Collection Period,

making payments in accordance with the last sentence of Section 3.1(c)(ii), and (z) on the Settlement Date for any Collection Period, if, on the basis of the most recent Information Package or Interim Information Package, as the case may be, and after giving effect to any payment made to the Master Servicer on such date pursuant to the last sentence of Section 3.1(c)(ii), (I) the Invested Amount does not exceed the Purchase Limit, (II) no Purchaser Group Invested Amount exceeds the related Purchaser Group Limit and (III) the Asset Interest does not exceed the Allocation Limit, and provided that no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, repaying principal of the Initial Seller Notes in accordance with this Agreement and the Sale Agreement.

Section 1.4 Asset Interest.

(a) Components of Asset Interest. On any date the Asset Interest will represent the Investors’ undivided percentage ownership interest in all then outstanding Pool Receivables and all Related Assets with respect to such Pool Receivables as at such date.

(b) Computation of Asset Interest. On any date, the Asset Interest will be equal to the percentage equivalent of the following fraction:

IA+RR

NPB

where:

IA	= the Invested Amount on the date of such computation;

RR	= the Required Reserve on the date of such computation; and

NPB	= the Net Pool Balance on the date of such computation;

provided, however, that the Asset Interest during the Liquidation Period shall equal 100%.

(c) Frequency of Computation. The Asset Interest shall be computed (i) as provided in Section 3.1, as of the Cut-Off Date for each Collection Period, and (ii) on the Settlement Date following each Reporting Date, after giving effect to the payments made pursuant to Section 3.1. In addition, at any time, the Administrative Agent, at the request of any Purchaser Agent, may require the Master Servicer to provide an interim report (an “Interim Information Package”), based on the information then available to the Master Servicer, for purposes of computing the Asset Interest, any Purchaser Group Invested Amount or the Invested Amount as of any other date, and the Master Servicer agrees to do so within five (5) (or three (3), if a Liquidation Event, Unmatured Liquidation Event or a Credit Event has occurred and is continuing) Business Days of its receipt of the Administrative Agent’s request (such date, the “Interim Reporting Date”).

Article II.

Computational Rules

Section 2.1 Selection, Dividing or Combining of Asset Tranches.

Each Purchaser Agent shall, from time to time for purposes of computing Earned Discount on that portion of the Asset Interest funded with Liquidity Fundings made by such Purchaser Agent’s Purchaser Group, divide any Asset Interest into Asset Tranches or combine two or more Asset Tranches into one Asset Tranche. The applicable Earned Discount Rate may be different for each Asset Tranche funded by a Liquidity Funding. The Purchaser Group Invested Amount of such Purchaser Agent’s Purchaser Group shall be allocated to each Asset Tranche by such Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, to reflect the funding sources for the Asset Interest, so that:

(a) there will be a single Asset Tranche equal to the excess of the applicable Purchaser Group Invested Amount over the aggregate amount allocated at such time pursuant to clause (b) below, which Asset Tranche shall reflect the portion of the Asset Interest funded by Commercial Paper Notes of the Purchasers in such Purchaser Group; and

(b) there may be one or more Asset Tranches, selected by such Purchaser Agent, on behalf of the Liquidity Banks in such Purchaser Agent’s Purchaser Group, reflecting the portion or portions of the Asset Interest funded by outstanding Liquidity Fundings of such Purchaser Group.

Section 2.2 Computation of Invested Amount and Purchaser Group’s Tranche Investment.

In making any determination of the Invested Amount, any Purchaser Group Invested Amount and any Purchaser Group’s Tranche Investment, the following rules shall apply:

(a) the Invested Amount and each Purchaser Group Invested Amount, as the case may be, shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered hereunder to the appropriate Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group;

(b) the Invested Amount and each Purchaser Group Invested Amount, as the case may be, shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason; and

(c) if there is any reduction in the Invested Amount or any Purchaser Group Invested Amount, as the case may be, there shall be a corresponding reduction to each applicable Purchaser Group’s Tranche Investment with respect to one or more Asset Tranches selected by each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, in its discretion.

Section 2.3 Computation of Concentration Limits and Unpaid Balance.

The Obligor Concentration Limits and the aggregate Unpaid Balance of Pool Receivables of any Obligor and its Affiliated Obligors (if any) shall be calculated as if such Obligor and its Affiliated Obligors were one Obligor.

Section 2.4 Computation of Earned Discount.

In making any determination of Earned Discount, the following rules shall apply:

(a) each Purchaser Agent, on behalf of the Liquidity Banks in such Purchaser Agent’s Purchaser Group, shall determine the Earned Discount accruing with respect to each Asset Tranche funded by a Liquidity Funding of such Purchaser Group for each Yield Period, in accordance with the definition of Earned Discount;

(b) no provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and

(c) the Earned Discount for any Asset Tranche shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

It is the intent of the Purchasers to fund their portion of the Asset Interest by the issuance of Commercial Paper Notes. If, for any reason, any Purchaser is unable, or determines that it is undesirable, to issue Commercial Paper Notes to fund its portion of the Asset Interest, or is unable to repay such Commercial Paper Notes upon the maturity thereof, either such Purchaser will draw on Liquidity Fundings by a Liquidity Bank in such Purchaser’s Purchaser Group or such Liquidity Bank will make a Purchase directly, to the extent available. If any Purchaser makes such a Liquidity Funding, the Earned Discount will be payable by the Seller based on the Bank Rate with respect to such portion of the Asset Interest funded by such Liquidity Funding.

Section 2.5 Estimates of Earned Discount Rate, Fees, etc.

For purposes of determining the amounts required to be identified by Master Servicer pursuant to Section 1.3, each Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, shall notify (x) the Master Servicer (and, if Lennox is not the Master Servicer, the Seller) and the Administrative Agent from time to time of such Purchaser Group’s Tranche Investment of each Asset Tranche and the Earned Discount Rate applicable to each Asset Tranche funded by a Liquidity Funding of such Purchaser Group and (y) the Master Servicer (and, if Lennox is not the Master Servicer, the Seller) and, solely to the extent requested by it in its reasonable discretion, the Administrative Agent, the CP Costs applicable to each Asset Tranche funded by Commercial Paper Notes of such Purchaser Group and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (a) the CP Costs for any Asset Tranche funded by the issuance of Commercial Paper Notes for any Purchaser Group are determined in arrears and may change from one applicable CP Accrual Period to the next, (b) the Earned Discount Rate for any Asset Tranche funded by a Liquidity Funding of any Purchaser Group may change from one applicable Yield Period to the next, and the Bank Rate used to calculate the Earned Discount Rate may change from time to time during an applicable Yield Period, (c) certain rate information provided by any Purchaser Agent to the Master Servicer and the Administrative Agent shall be based upon such Purchaser Agent’s good faith estimate, (d) the amount of Earned Discount actually accrued with respect to an Asset Tranche funded by a Liquidity Funding of any Purchaser Group during any Yield Period may exceed, or be less than, the amount identified with respect thereto by Master Servicer, and (e) the amount of fees or other amounts payable by the Seller hereunder which have accrued hereunder with respect to any Collection Period may exceed, or be less than, the amount identified with respect thereto by the Master Servicer. Failure to identify any amount so accrued shall not relieve the Master Servicer of its obligation to remit Collections to each Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, with respect to such accrued amount, as and to the extent provided in Section 3.1.

Article III.

Settlements

Section 3.1 Settlement Procedures.

The parties hereto will take the following actions with respect to each Collection Period:

(a) Information Package. On each Reporting Date the Master Servicer shall deliver to the Administrative Agent and each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, the relevant Information Package.

(b) Earned Discount and CP Costs; Other Amounts Due. Not later than 12:00 noon (New York, New York time) on:

(i) the Business Day before the last day of each Yield Period, each Purchaser Agent shall notify the Master Servicer and the Administrative Agent of the amount of Earned Discount accrued with respect to any Asset Tranche funded by a Liquidity Funding by such Purchaser Agent’s Purchaser Group corresponding to such Yield Period;

(ii) the fifth (5th) Business Day before each Reporting Date, each Purchaser Agent shall notify the Master Servicer of the CP Costs accrued during the most recently ended CP Accrual Period with respect to any Asset Tranche funded with Commercial Paper Notes by such Purchaser Agent’s Purchaser Group during all or any portion of such CP Accrual Period;

(iii) the last day of each Yield Period, the Master Servicer shall pay to each Purchaser Agent for the benefit of the Liquidity Banks in such Purchaser Agent’s Purchaser Group the amount of the Earned Discount accrued on the Asset Tranches of such Purchaser Group funded by Liquidity Fundings;

(iv) each Settlement Date, the Master Servicer shall pay to each Purchaser Agent for the benefit of the Purchaser in such Purchaser Agent’s Purchaser Group the amount of the CP Costs accrued for the related CP Accrual Period on the Asset Tranches of such Purchaser Group funded with Commercial Paper Notes;

(v) the Business Day before each Reporting Date, each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, shall notify the Master Servicer and the Administrative Agent of all Broken Funding Costs, fees and other amounts accrued and payable by the Seller under this Agreement to any Investor during the prior calendar month (other than amounts described in clause (c) below); and

(vi) each Settlement Date, the Master Servicer shall pay to each Purchaser Agent, for the benefit of such Purchaser Agent’s Purchaser Group, the amount of any Broken Funding Costs, fees and other amounts (to the extent of Collections attributable to the Asset Interest funded by such Purchaser Group during such Collection Period) for such Collection Period.

Such payments shall be made out of amounts identified pursuant to Section 1.3 for such payment; provided, however, that to the extent Collections attributable to the Asset Interest funded by such Purchaser Group during such Collection Period are not sufficient to make such payment, such payment shall be made out of funds paid by the Master Servicer to the Seller (which amounts the Seller hereby agrees to pay to the Master Servicer), up to the aggregate amount of Collections applied to Reinvestments under Section 1.3(a) or (b) during the related Reporting Period.

(c) Asset Interest Computations.

(i) On each Reporting Date, the Master Servicer shall compute, as of the related Cut-Off Date and based upon the assumptions in the next sentence, (A) the Asset Interest, (B) the amount of the reduction or increase (if any) in the Asset Interest since the most recently preceding Cut-Off Date, (C) the excess (if any) of the Asset Interest over the Allocation Limit, (D) the excess (if any) of the Purchaser Group Invested Amount of any Purchaser Group over such Purchaser Group’s Purchaser Group Limit and (E) the excess (if any) of the Invested Amount over the Purchase Limit. Such calculations shall be based upon the assumptions that the (i) information in the most recently delivered Information Package is correct, and (ii) Collections identified pursuant to Section 1.3(b) will be paid to each Purchaser Agent, for the benefit such Purchaser Agent’s Purchaser Group, on the Settlement Date for such Collection Period.

(ii) If, according to the computations made pursuant to clause (i) above, (A) the Asset Interest exceeds the Allocation Limit, (B) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit or (C) the Invested Amount exceeds the Purchase Limit, then on the related Settlement Date, the Master Servicer shall pay to the applicable Purchaser Agent, for the benefit of each Investor in such Purchaser Agent’s Purchaser Group (to the extent of Collections attributable to the Asset Interest funded by such Purchaser Group and not previously paid to such Purchaser Agent) the amount necessary to reduce (i) the Invested Amount to the Purchase Limit, (ii) the Purchaser Group Invested Amount of each Purchaser Group to such Purchaser Group’s Purchaser Group Limit and (iii) the Asset Interest to the Allocation Limit. Such payment shall be made out of amounts identified pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so identified, the Seller hereby agrees to pay such amounts to the Master Servicer to the extent of Collections applied to Reinvestment under Section 1.3 during the relevant Collection Period.

(iii) In addition to the payments described in clause (ii) above and clause (iv) below, during the Liquidation Period, the Master Servicer shall pay to each Purchaser Agent, for the benefit of the applicable Investors in such Purchaser Agent’s Purchaser Group and for application to the reduction of the Invested Amount, all amounts identified pursuant to Section 1.3 on (A) the last day of the current Yield Period for any Asset Tranche funded by a Liquidity Funding of such Purchaser Group, in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche, and (B) the last day of the each CP Accrual Period for any Asset Tranche funded by Commercial Paper Notes of such Purchaser Group, in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche.

(iv) On the Interim Reporting Date for each Interim Reporting Period, the Master Servicer shall compute, as of the related Interim Cut-Off Date and based upon the assumptions in the next sentence, (A) the Asset Interest, (B) the amount of the reduction or increase (if any) in the Asset Interest since the most recently preceding Cut-Off Date or Interim Cut-Off Date, (C) the excess (if any) of the Asset Interest over the Allocation Limit, (D) the excess (if any) of the Purchaser Group Invested Amount of any Purchaser Group over such Purchaser Group’s Purchaser Group Limit and (E) the excess (if any) of the Invested Amount over the Purchase Limit. Such calculations shall be based upon the assumptions that (i) the information in the most recently delivered Interim Information Package is correct, and (ii) Collections identified pursuant to Section 1.3(b) will be paid to each Purchaser Agent, for the benefit of such Purchaser Agent’s Purchaser Group, on the Settlement Date for such Collection Period.

(v) If, according to the computations made pursuant to clause (iv) above, (A) the Asset Interest exceeds the Allocation Limit, (B) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit or (C) the Invested Amount exceeds the Purchase Limit, then on the Interim Settlement Date for such Interim Reporting Period, the Master Servicer shall pay to the applicable Purchaser Agent, for the benefit of the Investors in such Purchaser Agent’s Purchaser Group (to the extent of Collections during the related Interim Reporting Period attributable to the Asset Interest funded by the such Purchaser Group and not previously paid to such Purchaser Agent) the amount necessary to reduce (i) the Invested Amount to the Purchase Limit, (ii) the Purchaser Group Invested Amount of any Purchaser Group to such Purchaser Group’s Purchaser Group Limit and (iii) the Asset Interest to the Allocation Limit. Such payment shall be made out of amounts identified pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so identified, the Seller hereby agrees to pay such amounts to the Master Servicer to the extent of Collections applied to Reinvestment under Section 1.3 during the relevant Interim Reporting Period.

(d) Order of Application. Upon receipt by each Purchaser Agent of funds distributed pursuant to this Section 3.1, such Purchaser Agent shall apply them to the items specified in the subclauses below, in the order of priority of such subclauses:

(i) to accrued Earned Discount, CP Costs and Broken Funding Costs, plus any previously accrued Earned Discount, CP Costs and Broken Funding Costs not paid, to the extent owing to such Purchaser Group;

(ii) to the Investors’ Share of such Purchaser Agent’s Purchaser Group of the accrued and unpaid Servicing Fee (if the Master Servicer is not Lennox or its Affiliate);

(iii) to such Purchaser Agent’s Purchaser Group’s Pro Rata Share of the Program Fee and the Unused Fee accrued during such Collection Period, plus any previously accrued Program Fee and Unused Fee not paid on a prior Settlement Date;

(iv) to the reduction of the Invested Amount on a pro-rata basis, to the extent such reduction is required under Section 3.1(c), (and a corresponding reduction to each applicable Purchaser Group’s Purchaser Group Invested Amount);

(v) to other accrued and unpaid amounts owing to any Investor or any Agent hereunder (except Earned Discount on any Asset Tranche funded by a Liquidity Funding of any Purchaser Group which has accrued but is not yet overdue under Section 1.3(c));

(vi) to the Investors’ Share of such Purchaser Agent’s Purchaser Group of the accrued and unpaid Servicing Fee (if the Master Servicer is Lennox or its Affiliate); and

(vii) to purchase newly originated Receivables prior to the Termination Date;

provided, however, that all amounts received on any Interim Settlement Date or Weekly Settlement Date shall be applied (x) with respect to amounts received on any Weekly Settlement Date, as provided in Section 3.1(c)(ii) and (y) with respect to amounts received on any Interim Settlement Date, as provided in Section 3.1(c)(v).

(e) Non-Distribution of Servicing Fee. Each Purchaser Agent hereby consents (which consent may be revoked at any time), to the retention by the Master Servicer of the amounts (if any) identified pursuant to Section 1.3 in respect of the Servicing Fee, in which case no distribution shall be made in respect of the Servicing Fee pursuant to clause (d)(ii) or (vi) above.

(f) Delayed Payment. If on any day described in this Section 3.1 (or in Section 1.3(c) in respect of accrued Earned Discount on Asset Tranches funded by Liquidity Fundings of any Purchaser Group, or accrued CP Costs on Asset Tranches funded by the issuance of Commercial Paper Notes issued by any Purchaser Group) the Master Servicer shall not make any payment otherwise required because Collections during the relevant CP Accrual Period or Yield Period were less than the aggregate amounts payable, the next available Collections in respect of the Asset Interest shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full.

Section 3.2 Deemed Collections; Reduction of Invested Amount, Etc.

(a) Deemed Collections. If on any day:

(i) the Unpaid Balance of any Pool Receivable is:

(A) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any other adjustment by any Seller Party or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory action, or

(B) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction, including without limitation, any setoff or claim arising as a result of any amount at any time owed by any Originator in connection with any account receivable owed by any such Originator to such Obligor), or

(C) reduced on account of the obligation of any Seller Party or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(D) less than the amount included with respect to such Pool Receivable in calculating the Net Pool Balance for purposes of any Information Package or Interim Information Package, as the case may be (for any reason other than such Receivable becoming a Defaulted Receivable), or

(ii) any of the representations or warranties of the Seller set forth in Sections 6.1(j), (1) or (p) were not true when made with respect to any Pool Receivable, or any of the representations or warranties of the Seller set forth in Section 6.1(1) are no longer true with respect to any Pool Receivable, or any Pool Receivable is repurchased by an Originator pursuant to the Sale Agreement, then, on such day, the Seller shall be deemed to have received a Collection of such Pool Receivable

(A) in the case of clause (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable; and

(B) in the case of clause (ii) above, in the amount of the Unpaid Balance of such Pool Receivable.

Collections deemed received by the Seller under this Section 3.2(a) are herein referred to as “Deemed Collections.”

(b) Seller’s Optional Reduction of the Invested Amount. The Seller may at any time elect to reduce the Invested Amount and each Purchaser Group Invested Amount as follows:

(i) the Seller shall give the Administrative Agent and each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, at least five (5) Business Days’ prior written notice of such reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Master Servicer shall refrain from reinvesting Collections pursuant to Section 1.3 until the amount thereof not so reinvested shall equal the desired amount of reduction, and

(iii) the Master Servicer shall hold such Collections in trust for each Purchaser Agent, on behalf and for the benefit of the Investors in such Purchaser Agent’s Purchaser Group, pending payment to such Purchaser Agent, as provided in Section 1.3;

provided that:

(A) the amount of any such reduction shall be in (i) an amount of $1,000,000, (ii) an integral multiple thereof or (iii) an amount equal to the remaining Invested Amount,

(B) the Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Collection Period,

(C) unless the Invested Amount shall be reduced to zero, after giving effect to such reduction, the Invested Amount will be at least $1,000,000, and

(D) each reduction of the Invested Amount shall be done on a pro rata basis and shall result in a corresponding reduction in each Purchaser Group Invested Amount (and a corresponding reduction to each applicable Purchaser Group’s Tranche Investment pursuant to Section 2.2(c)).

Section 3.3 Payments and Computations, Etc.

(a) Payments. All amounts to be paid to any Purchaser Agent or any other Person or deposited by the Seller or the Master Servicer hereunder (other than amounts payable under Section 4.2) shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York, New York time) on the day when due in lawful money of the United States of America in same day funds to such Purchaser Agent’s Purchaser Agent Account, or to such other account at the bank named therein or at such other bank as such Purchaser Agent may designate by written notice to the Person making such payment.

(b) Late Payments. The Seller or the Master Servicer, as applicable, shall, to the extent permitted by law, pay to the Person to whom payment is due interest on all amounts not paid or deposited when due hereunder at a rate per annum equal to 2% plus the Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

(c) Method of Computation. All computations of interest, CP Costs, Broken Funding Costs, Earned Discount, any fees payable under Section 4.1 and any other fees payable by the Seller to any Investor or any Agent hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) Taxes.

(i) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by any Seller Party shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Seller Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Party, (i) the Seller shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3(d) and Section 14.5), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Seller Party shall make such deductions and (iii) the applicable Seller Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any such payment of Taxes, the applicable Seller Party will furnish to such Affected Party the original or a certified copy of a receipt evidencing payment thereof.

(ii) Any Affected Party which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Party after the date hereof, on the date on which it so becomes an Affected Party with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Party after the date hereof, on or prior to the date on which it so becomes an Affected Party), deliver to the Administrative Agent and the Seller such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Party as will permit such payments to be made without withholding or at a reduced rate. Each such Affected Party shall from time to time thereafter, upon written request from the Seller, deliver to the Seller and the Administrative Agent any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Party is legally able to do so). The Seller shall not be required to pay any amounts to any Affected Party in respect of Taxes and Other Taxes pursuant to paragraphs (a)(i) above or Section 14.5(b) or (c) if the obligation to pay such amounts is attributable to the failure by such Affected Party to comply with the provisions of this paragraph; provided, however, that should an Affected Party become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Party shall reasonably request to assist such Affected Party to recover such Taxes.

Section 3.4 Treatment of Collections and Deemed Collections.

The Seller shall forthwith deliver to the Master Servicer all Deemed Collections, and the Master Servicer shall hold or distribute such Deemed Collections as Earned Discount, CP Costs, accrued Servicing Fee, repayment of the Invested Amount or any Purchaser Group Invested Amount and to other accrued amounts owing hereunder to the same extent as if such Deemed Collections had actually been received on the date of such delivery to the Master Servicer. If Collections are then being paid to any Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, or its designee, or to lock boxes or accounts directly or indirectly owned or controlled by the Administrative Agent, on behalf of the Investors, the Master Servicer shall forthwith cause such Deemed Collections to be paid to each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, or its designee or to such lock boxes or accounts, as applicable, or as each applicable Purchaser Agent shall request. So long as the Seller shall hold any Collections (including Deemed Collections) required to be paid to the Master Servicer or any Agent, it shall hold such Collections in trust on behalf and for the benefit of the Agents, on behalf of themselves and the Investors, and shall clearly mark its records to reflect such trust; provided that unless the Administrative Agent shall have requested it in writing to do so, the Seller shall not be required to hold such Collections in a separate deposit account containing only such Collections.

Section 3.5 Sharing of Payments.

If any Investor (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Invested Amount (or portion thereof) of, or Earned Discount or CP Costs accrued in respect of, the Asset Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Invested Amount of, or Earned Discount or CP Costs accrued in respect of, the Asset Interest owned by all the Investors (other than as a result of different methods for calculating Earned Discount or CP Costs), such Recipient shall forthwith purchase from the applicable Investors which received less than their ratable share participations in the portions of the Asset Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

Section 3.6 Repurchase of Asset Interest.

In addition to Seller’s rights pursuant to Section 3.2(b), the Seller shall have the right, upon thirty days prior written notice to the Administrative Agent and Purchaser Agents, to repurchase from the Investors all, but not less than all, of the Asset Interest. The purchase price in respect thereof shall be an amount equal to the sum of the Invested Amount, all accrued and unpaid Earned Discount, CP Costs, Broken Funding Costs, fees and other amounts payable to the Investors and the Agents through the date of repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Investor or any Agent.

Article IV.

Fees and Yield Protection

Section 4.1 Fees.

The Seller shall pay to the Administrative Agent and each Purchaser Agent for the benefit of the Administrative Agent and such Purchaser Agent’s Purchaser Group the fees and other amounts set forth in the Fee Letters, all such fees and other amounts to be paid from time to time in the amounts set forth in each such Fee Letter.

Section 4.2 Yield Protection.

(a) If (i) Regulation D or (ii) any Regulatory Change:

(A) shall subject an Affected Party to any Tax, duty or other charge with respect to the portion of the Asset Interest owned by or funded by it, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any portion of the Invested Amount, CP Costs or Earned Discount owned by, owed to or funded in whole or in part by it or any other amounts due under this Agreement in respect of the portion of the Asset Interest owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

(B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

(C) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

(D) shall impose any other condition affecting any Asset Interest owned or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

(E) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be

(A) to increase the cost to or to impose a cost on (1) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under any Liquidity Agreement, or any commitment of such Affected Party with respect to any of the foregoing, or (2) any Agent for continuing its or the Seller’s relationship with any Investor,

(B) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under any Liquidity Agreement, or

(C) in the reasonable determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then, within thirty days after demand by such Affected Party (which demand shall be accompanied by a certificate setting forth, in reasonable detail, the basis of such demand and the methodology for calculating, and the calculation of, the amounts claimed by the Affected Party), the Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

(b) Each Affected Party will promptly notify the Seller, the Administrative Agent and the Purchaser Agent for the Purchaser Group of such Affected Party, if applicable, of any event of which it has knowledge (including any future event that, in the judgment of such Affected Party, is reasonably certain to occur) which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

(c) In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods (consistent with its ordinary business practices) that it (in its reasonable discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.2 shall submit to the Seller the certificate (referred to in subsection (a) above) as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon the Seller.

(d) For the avoidance of doubt, (w) any interpretation of FAS 166 or FAS 167 (or any successor Accounting Standards Codification Subtopic) by the Financial Accounting Standards Board and any pronouncement, interpretation or release by the International Accounting Standards Board, (x) any request, rule, guideline or directive under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (whether or not having the force of law), regardless of the date enacted, adopted or issued, or (y) any request, rule, guideline or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, shall, in each such case, constitute an adoption, change, request or directive subject to this Section 4.2.

Section 4.3 Funding Losses.

In the event that any Purchaser or any Liquidity Bank shall actually incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser through the issuance of Commercial Paper Notes to fund any Purchase or such Liquidity Bank to make any Liquidity Funding or maintain any Liquidity Funding) as a result of (a) any settlement with respect to such Investor’s Purchaser Group’s Tranche Investment of all or any portion of any Asset Tranche being made by such Purchaser Group on any day other than the scheduled last day of an applicable CP Accrual Period or Yield Period with respect thereto (it being understood that the foregoing shall not apply to any portion of the Invested Amount that is accruing Earned Discount calculated by reference to the Base Rate), or (b) any Purchase not being made in accordance with a request therefor under Section 1.2, then, upon written notice from any Purchaser Agent to the Seller and the Master Servicer, the Seller shall pay to the Master Servicer, and the Master Servicer shall pay to such Investor’s Purchaser Agent for the account of such Investor, the amount of such loss or expense. Such written notice (which shall include the methodology for calculating, and the calculation of, the amount of such loss or expense, in reasonable detail) shall, in the absence of demonstrable error, be conclusive and binding upon the Seller and the Master Servicer.

Article V.

Conditions of Purchases

Section 5.1 Closing Date; Conditions Precedent to Initial Purchase.

(a) This Agreement shall become effective on the date on which all of the below conditions in this Section 5.1(a) have been satisfied; the effectiveness of this Agreement is subject to the condition precedent that each Agent shall have received the following, each (unless otherwise indicated) dated such date or another recent date acceptable to each Agent and in form and substance satisfactory to each Agent:

(i) a copy of the resolutions of the board of directors (or similar governing body) of each Seller Party, Lennox International and each Originator approving each Transaction Document to be delivered by it hereunder and the transactions contemplated hereby and thereby, certified by its secretary or any other authorized person;

(ii) good standing certificates for each Seller Party, Lennox International and each Originator issued as of a recent date by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized and the Secretary of State (or the equivalent) of the state of its principal place of business;

(iii) a certificate of the secretary or assistant secretary of each Seller Party, Lennox International and each Originator certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate each Agent and each Investor may conclusively rely until such time as Agents shall receive from a Seller Party a revised certificate meeting the requirements of this subsection (iii));

(iv) [intentionally omitted];

(v) the certificates of incorporation (or the equivalent) of each Seller Party, Lennox International and each Originator and all amendments thereto (including the amendment referred to in subsection (iv) above) duly certified as of a recent date by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized as of a recent date acceptable to each Agent, together with a copy of the by-laws (or the equivalent) of each Seller Party and each Originator duly certified by the secretary or an assistant secretary of each entity;

(vi) acknowledgment copies of proper financing statements (form UCC-1) or amendments to already filed financing statements (form UCC-3), filed on or prior to the date of the initial Purchase, naming (x) each Originator as the debtor and seller of Receivables, (y) Seller as secured party and purchaser and (z) Administrative Agent as assignee; and/or other similar instruments or documents, as may be necessary or, in the opinion of Administrative Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect Seller’s and Investors’ interests in the Pool Receivables and the Related Assets;

(vii) acknowledgment copies of proper financing statements (Form UCC-1), filed on or prior to the date of the initial Purchase, naming (x) Seller as the debtor and seller of Receivables or any undivided percentage ownership interest therein, and (y) Administrative Agent as the secured party; or other, similar instruments or documents, as may be necessary or, in the opinion of Administrative Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect (A) Investors’ undivided percentage ownership interests and (B) the security interest referred to in Section 9.1, in each case in the Pool Receivables and the Related Assets;

(viii) a search report by a nationally recognized search firm provided in writing to Administrative Agent listing all effective financing statements, state and federal tax or ERISA liens and judgments that name Seller or any Originator as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsections (vi) and (vii) above and in such other jurisdictions and from such other Persons that Agent shall reasonably request, together with copies of such financing statements (none of which shall cover any Receivables or Related Assets);

(ix) duly executed copies of Lockbox Agreements with each of the Lockbox Banks with respect to each of the Lockbox Accounts;

(x) favorable opinions of Jones Day LLP, counsel for the Seller, the Master Servicer, Lennox International and the Originators, as to such matters as the Administrative Agent may reasonably request;

(xi) duly executed copies of the Sale Agreement, confirmation of the Assurance Agreement and each Fee Letter;

(xii) completion of satisfactory due diligence by Administrative Agent and its counsel;

(xiii) a pro forma Information Package, prepared in respect of the proposed initial Purchase, assuming a Cut-Off Date of October 31, 2011;

(xiv) written notice provided by the Seller setting forth the Seller’s Account

(xv) such other agreements, instruments, certificates, opinions and other documents as Administrative Agent may reasonably request.

(b) Each party hereto agrees and acknowledges that, in connection with the amendment and restatement of the Prior RPA pursuant to the terms hereof, the BTMU Purchaser Group Limit (as defined in the Prior RPA) is being reduced to the amount set forth herein and the PNC Purchaser Group Limit is being added hereto. As a result thereof, the applicable Investors in the BTMU Purchaser Group which own the Asset Interest as of the date hereof shall transfer and assign a portion of the Asset Interest to the Investors in the PNC Purchaser Group so that after giving effect thereto, each Purchaser Group shall hold its Pro Rata Share (as determined pursuant to clause (b) of the definition thereof) of the Invested Amount outstanding at such time. On the date hereof, the applicable Investors in the PNC Purchaser Group making such purchase agree to make a cash payment to such Investors in the BTMU Purchaser Group in an amount equal to the aggregate Invested Amount so transferred.

Section 5.2 Conditions Precedent to All Purchases and Reinvestments.

Each Purchase and each Reinvestment shall be subject to the conditions precedent that on the date of such Purchase or Reinvestment the following statements shall be true (and the Seller, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, and each other Seller Party, upon such acceptance or receipt by the Seller, shall be deemed to have certified that):

(a) the representations and warranties contained in Section 6.1 are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

(b) no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Liquidation Event or Unmatured Liquidation Event,

(c) after giving effect to each proposed Purchase or Reinvestment, the Invested Amount will not exceed the Purchase Limit, no Purchaser Group’s Purchaser Group Invested Amount will exceed such Purchaser Group’s Purchaser Group Limit and the Asset Interest will not exceed the Allocation Limit,

(d) the Termination Date shall not have occurred,

(e) in the case of a Purchase, each Purchaser Agent shall have timely received an appropriate notice of the proposed Purchase in accordance with Section 1.2(a),

(f) a completed Information Package or Interim Information Package (if applicable) shall have been delivered by the Master Servicer to the Administrative Agent and each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, as of the applicable Reporting Date or Interim Reporting Date, as the case may be,

(g) both prior to and after giving effect to each proposed Purchase or Reinvestment, the requirements of the Credit Agreement and any other agreement evidencing any Material Indebtedness of Lennox International with respect to transfers of assets and creation of liens shall not have been violated,

(h) after giving effect to each proposed Purchase or Reinvestment, the Weighted Average Term (with respect to Receivables included in the Net Pool Balance) shall not exceed 45 days,

(i) such other agreements, instruments, certificates, opinions and other documents as the Administrative Agent may reasonably request have been delivered, and

(j) each Originator shall have sold or contributed to the Seller, pursuant to the Sale Agreement, all Receivables arising on or prior to such date;

provided, however, the absence of the occurrence and continuance of an Unmatured Liquidation Event shall not be a condition precedent to any Reinvestment or any Purchase on any day which does not cause the Invested Amount, after giving effect to such Reinvestment or Purchase, to exceed the Invested Amount as of the opening of business on such day.

Article VI.

Representations and Warranties

Section 6.1 Representations and Warranties of the Seller Parties.

Each Seller Party represents and warrants as to itself, except when specifically provided, in which case, the specified Seller Party represents and warrants as follows:

(a) Organization and Good Standing. Its jurisdiction of organization is correctly set forth in the preamble to this Agreement. It is duly organized and is a “registered organization” as defined in the UCC under the laws of that jurisdiction and no other state or jurisdiction. It is validly existing as a corporation in good standing under the laws of its state of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Seller had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables and Related Assets. All of the issued and outstanding capital stock of the Seller is held by wholly-owned Subsidiaries of Lennox International. The Seller has no subsidiaries.

(b) Due Qualification. It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified or have such licenses or approvals would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of the Transaction Documents to which it is a party, (C) in the case of the Master Servicer, to service the Receivables and the Related Assets in accordance with this Agreement and the Sale Agreement, and (D) in the case of the Seller, sell and assign the Asset Interest on the terms and conditions herein provided, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents and, in the case of the Seller, the sales and assignments described in clause (i)(D) above. It has duly executed and delivered each of the Transaction Documents to which it is a party.

(d) Valid Sale; Binding Obligations. (i) This Agreement constitutes a valid sale, transfer, and assignment of the Asset Interest to the applicable Investors, enforceable against creditors of, and purchasers from, the Seller, and (ii) this Agreement and each other Transaction Document signed by such Seller Party constitutes, a legal, valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its articles or certificate of incorporation or by-laws, or any material indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound (including, but not limited to, those agreements or instruments evidencing Material Indebtedness of Lennox International), (ii) result in the creation or imposition of any Lien upon any its properties pursuant to the terms of any such material indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to it of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or any of its properties.

(f) No Proceedings. There are no actions, proceedings or investigations pending, or, to its knowledge, threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of the Receivables under the Sale Agreement or of the Asset Interest under this Agreement or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (iii) that would have a Material Adverse Effect.

(g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party, except, in the case of the Seller, for (i) the filing of the UCC financing statements referred to in Article V, and (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in Section 8.7, all of which, at the time required in Article V or Section 8.7, as applicable, shall have been duly made and shall be in full force and effect.

(i) Financial Condition. (i) The consolidated and consolidating balance sheets of Lennox International and its consolidated subsidiaries as at December 31, 2010, and the related statements of income and shareholders’ equity of Lennox International and its consolidated subsidiaries for the fiscal year then ended, certified by KPMG LLP, independent certified public accountants, copies of which have been furnished to the Agents, fairly present in all material respects the consolidated financial condition of Lennox International and its consolidated subsidiaries as at such date and the consolidated results of the operations of Lennox International and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, (ii) since December 31, 2010 there has been no material adverse change in any such financial condition, business or operations, (iii) the balance sheet of the Seller as at September 30, 2011, certified by the chief financial officer or treasurer of the Seller by means of a Certificate of Financial Officer in the form attached hereto as Exhibit B, copies of which have been furnished to the Agents, fairly present in all material respects the financial condition, assets and liabilities of the Seller as at such date, all in accordance with GAAP consistently applied, and (iv) since December 31, 2009 there has been no material adverse change in the Seller’s financial condition, business or operations.

(j) Nature of Receivables. Each Receivable constitutes an “account” as such term is defined in the UCC.

(k) Margin Regulations. The use of all funds obtained by such Seller Party under this Agreement or any other Transaction Document will not conflict with or contravene any of Regulation T, U and X promulgated by the Federal Reserve Board from time to time or be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(l) Quality of Title. (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Seller, (ii) the Seller owns and has good and marketable title to the Pool Receivables, Related Assets and the other Collateral free and clear of any Lien (other than any Lien arising solely as the result of any action taken by any Secured Parties (or any assignee thereof) or by the Administrative Agent in connection with the Transaction Documents); (iii) when any Purchaser makes a Purchase or Reinvestment, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority undivided percentage ownership interest to the extent of the portion of the Asset Interest funded by the related Purchaser Group in the Pool Receivables and Related Assets, free and clear of any Lien (other than any Lien arising as the result of any action taken by any Secured Party (or any assignee thereof) or by the Administrative Agent in connection with the Transaction Documents); (iv) other than the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed any of the Collateral; (v) the Seller has not authorized the filing of, and is not aware of any financing statements against the Seller that include a description of collateral covering the Pool Receivables, Related Assets or any other Collateral except such as may be filed (A) in favor of the Originators in accordance with the Contracts, (B) in favor of the Seller in connection with the Sale Agreement or (C) in favor of the Secured Parties or the Administrative Agent in accordance with this Agreement or in connection with any Lien arising solely as the result of any action taken by the Secured Parties (or any assignee thereof) or by the Administrative Agent in connection with the Transaction Documents, and (vi) with respect to each Pool Receivable, the Seller (A) shall have received such Pool Receivable as a contribution to the capital of the Seller by the applicable Originator or (B) shall have purchased such Pool Receivable from the applicable Originator in exchange for payment (made by the Seller to the Originator in accordance with the provisions of the Sale Agreement) of cash, an increase in the principal amount of the Initial Seller Note and/or an increase in the preferred stock of the Seller held by such Originator, in all cases in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (vi) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by any Originator to the Seller and no such sale is or may be voidable or subject to avoidance under applicable law.

(m) Accurate Reports. No Information Package or Interim Information Package (if prepared by such Seller Party, or to the extent information therein was supplied by such Seller Party) or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of such Seller Party to any Agent or any Investor pursuant to this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to such Agent or Purchaser at such time) as of the date so furnished, or contained or (in the case of information or other materials to be furnished in the future) will contain any material misstatement of fact or omitted or (in the case of information or other materials to be furnished in the future) will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances made or presented.

(n) Offices. The principal places of business and chief executive offices of the Master Servicer and the Seller are located at the respective addresses set forth on Schedule 14.2, and the offices where the Master Servicer and the Seller keep all their books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in Schedule 6.1(n) (or at such other locations, notified to each Agent in accordance with Section 7.1(f), in the United States).

(o) Lockbox Accounts. The names and addresses of all the Lockbox Banks, together with the account numbers of the Lockbox Accounts of the Seller at each Lockbox Bank and the post office box numbers of the lockboxes, are listed on Schedule 6.1(o) (or have been notified to and approved by the Agents in accordance with Section 7.3(d)) and are the only post office boxes and accounts into which Collections of Receivables are deposited or remitted. The Seller has not granted any Person, other than the Administrative Agent for the benefit of the Secured Parties as contemplated by this Agreement, control of any lockbox or Lockbox Account, or the right to take control of any such lockbox or Lockbox Account at a future time.

(p) Eligible Receivables. Each Receivable characterized in any Information Package, Interim Information Package or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Pool Balance is, as of the date of such Information Package, Interim Information Package or other written statement and on the date of any Purchase, Reinvestment or computation of Net Pool Balance, an Eligible Receivable on such date and properly included in the Net Pool Balance on such date. On the date of each Purchase and Reinvestment (and after giving effect thereto and to any payments made pursuant to Section 3.1(c)), the Asset Interest is not greater than 100%.

(q) Servicing Programs. No license or approval is required for any Agent’s use of any program used by the Master Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(r) Compliance with Credit and Collection Policy. With respect to each Eligible Receivable, it has complied in all material respects with the Credit and Collection Policy.

(s) Solvency. (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller’s abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(t) Names. Since the date of its incorporation, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(u) Ownership of the Seller. 100% of the issued and outstanding capital stock of the Seller is held by wholly-owned Subsidiaries of Lennox International, free and clear of any Lien. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Seller. As of the date of this Agreement, the identity of all holders of capital stock of the Seller and the Initial Seller Notes, the type of capital stock and the amounts of all such capital stock and Initial Seller Notes held by such holders is as set forth on Schedule 6.1(u).

(v) Investment Company. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(w) Taxes. Each Seller Party has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except for immaterial amounts, unless such immaterial amounts give rise to a Lien, and except for any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Seller is not aware of any judgment or tax lien filings against it.

(x) Compliance with Laws. Each Seller Party is in compliance with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not individually or in the aggregate have a Material Adverse Effect.

(y) Liquidation Event. No event has occurred and is continuing that constitutes a Liquidation Event, Unmatured Liquidation Event or Credit Event.

(z) Prior Seller Activities. The Seller was incorporated on June 9, 2000, and since such date it has not engaged in any business activities other than the transactions contemplated by and permitted by its certificate of incorporation.

Article VII.

General Covenants of the Seller Parties

Section 7.1 Affirmative Covenants of the Seller Parties.

Until the Final Payout Date, unless each Agent shall otherwise consent in writing:

(a) Compliance With Laws, Etc. Each Seller Party will comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not individually or in the aggregate have a Material Adverse Effect.

(b) Preservation of Corporate Existence. Each Seller Party will preserve and maintain its corporate existence, status as a “registered organization”, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

(c) Audits. Each Seller Party will (i) at any time and from time to time upon not less than five (5) Business Days’ notice (unless a Liquidation Event has occurred and is continuing (or any Agent believes in good faith that a Liquidation Event has occurred and is continuing), in which case no such notice shall be required) during such Seller Party’s regular business hours, permit the Administrative Agent along with each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, or any of its agents or representatives, (A) to conduct audits of the Pool Receivables and examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller Party relating to Pool Receivables and the Related Assets, including, without limitation, the related Contracts and purchase orders and other agreements, and (B) to visit the offices and properties of such Seller Party for the purpose of examining such materials described in clause (i)(A) next above, and to discuss matters relating to Pool Receivables and the Related Assets or such Seller Party’s performance hereunder with any of the officers or employees (with notification to and coordination with the treasurer of such Seller Party or his designee) of such Seller Party having knowledge of such matters; (ii) permit each Purchaser Agent or any of its respective agents or representatives, upon not less than five (5) Business Days’ notice from such Purchaser Agent and the consent (which consent shall not unreasonably be withheld or delayed) of such Seller Party (unless a Liquidation Event has occurred and is continuing (or such Purchaser Agent believes in good faith that a Liquidation Event has occurred and is continuing) in which case no such notice or consent shall be required), to meet with the independent auditors of such Seller Party, to review such auditors’ work papers and otherwise to review with such auditors the books and records of such Seller Party with respect to the Pool Receivables and the Related Assets; and (iii) without limiting the provisions of clause (i) or (ii) next above, from time to time, at the expense of such Seller Party, permit certified public accountants or other auditors acceptable to each Purchaser Agent to conduct a review of such Seller Party’s books and records with respect to the Pool Receivables and the Related Assets; provided, that, so long as no Liquidation Event has occurred and is continuing, such reviews shall not be done more than two (2) times in any one calendar year, provided, further that the Seller Parties shall be responsible for the costs and expenses of one such review in any one calendar year.

(d) Keeping of Records and Books of Account. The Master Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the Pool Receivables).

(e) Performance and Compliance with Receivables and Contracts. Each Seller Party will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under the Contracts related to the Pool Receivables and all agreements related to such Pool Receivables.

(f) Location of Records. Each Seller Party will keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables, the Related Assets, including all related Contracts and all agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) of the Master Servicer and the Seller referred to in Section 6.1(n) or, upon 30 days’ prior written notice to the Administrative Agent, at other locations in the United States.

(g) Credit and Collection Policies. Each Seller Party will comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(h) Sale Agreement. The Seller will perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement, and will enforce the performance by the Originators of their respective obligations under the Sale Agreement.

(i) Deposit to Lockbox Accounts. The Seller and the Master Servicer shall instruct all Obligors to deposit all Collections to the Lockbox Accounts. Upon the establishment of the Collection Account, if any, the Master Servicer shall instruct each Lockbox Bank to deposit all Collections to the Collection Account. The Seller and the Master Servicer will not give any contrary or conflicting instructions, and will, upon the request of the Master Servicer or the Administrative Agent, confirm such instructions by the Master Servicer or take such other action as may be reasonably required to give effect to such instructions. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two (2) Business Days) deposit the same to a lockbox connected to a Lockbox Account, a Lockbox Account or the Collection Account in the same form received.

Section 7.2 Reporting Requirements of the Seller Parties.

From the date hereof until the Final Payout Date, unless each Agent shall otherwise consent in writing:

(a) Quarterly Financial Statements - Lennox International. The Master Servicer will furnish to each Agent, as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Lennox International, copies of its consolidated, and, to the extent otherwise available, consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of Lennox International and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, together with a Certificate of Financial Officer in the form attached hereto as Exhibit B executed by the chief financial officer or treasurer of Lennox International;

(b) Annual Financial Statements - Lennox International. The Master Servicer will furnish to each Agent, as soon as available and in any event within 90 days after the end of each fiscal year of Lennox International, copies of its consolidated and consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of Lennox International and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by KPMG LLP or other independent public accountants of recognized national standing acceptable to each Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Lennox International on a consolidated basis (except as noted therein) in accordance with GAAP consistently applied;

(c) [Reserved];

(d) Annual Financial Statements - Seller. The Seller will furnish to each Agent, as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, copies of the financial statements of the Seller, consisting of at least a balance sheet of the Seller for such year and statements of earnings, cash flows and shareholders’ equity, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, together with a Certificate of Financial Officer in the form attached hereto as Exhibit B executed by the chief financial officer or treasurer of the Seller;

(e) Reports to Holders and Exchanges. In addition to the reports required by subsections (a), (b) and (d) above, promptly upon any Agent’s request, the Master Servicer will furnish or cause to be furnished to each Agent, copies of any reports specified in such request which the Master Servicer sends to any of its securityholders, and any reports, final registration statements (excluding exhibits), and each final prospectus and all amendments thereto that the Master Servicer files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and registrations of securities for selling securities;

(f) ERISA. Promptly after the filing or receiving thereof, each Seller Party will furnish to each Agent, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which any Seller Party or ERISA Affiliate thereof files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Seller Party or ERISA Affiliate thereof receives from the Pension Benefit Guaranty Corporation, which Reportable Event(s) individually or in the aggregate could have a Material Adverse Effect;

(g) Liquidation Events, Etc. As soon as possible and in any event within three (3) Business Days after obtaining knowledge of the occurrence of any Liquidation Event, any Unmatured Liquidation Event, or any Credit Event, each Seller Party will furnish to each Agent, a written statement of the chief financial officer, treasurer or chief accounting officer of such Seller Party setting forth details of such event and the action that such Seller Party will take with respect thereto;

(h) Litigation. As soon as possible and in any event within ten (10) Business Days of any Seller Party’s knowledge thereof, such Seller Party will furnish to each Agent, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and (ii) any development in previously disclosed litigation which development could reasonably be expected to have a Material Adverse Effect;

(i) Sale Agreement. (i) Promptly after receipt thereof, the Seller will furnish to each Agent, copies of all notices received by the Seller from any Originator under the Sale Agreement and (ii) as soon as possible and in any event no later than the day of occurrence thereof, the Seller will furnish to each Agent notice that any Originator has stopped selling or contributing to the Seller, pursuant to the Sale Agreement, all newly arising Receivables;

(j) Change in Credit and Collection Policy. Prior to its effective date, each Seller Party will furnish to each Agent, notice of (i) any material change in the character of such Seller Party’s business, and (ii) any material change in the Credit and Collection Policy;

(k) Change of Independent Director. At least 10 days prior to the effectiveness of any removal of the Independent Director, and within three Business Days after the death, incapacity or resignation of the Independent Director, the Seller shall furnish to each Agent notice of such event and the date of occurrence thereof, together with the name and background of the replacement Independent Director;

(l) Other. Promptly, from time to time, each Seller Party will furnish to each Agent such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of such Seller Party as such Agent may from time to time reasonably request in order to protect the interests of such Agent or the Investors under or as contemplated by this Agreement.

Promptly upon receipt thereof, each Purchaser Agent agrees to send to each Investor in such Purchaser Agent’s Purchaser Group copies of all financial statements, reports, notices, certificates or other items received by such Purchaser Agent under this Section 7.2.

Documents required to be delivered pursuant to clauses (a), (b) or (e) of this Section 7.2 (to the extent any such documents are included in reports otherwise filed with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC) shall be deemed to have been delivered to each Agent on the date Lennox International has filed such reports with the SEC via the EDGAR filing system and the Master Servicer has notified each Agent in writing of such posting.

Section 7.3 Negative Covenants of the Seller Parties.

From the date hereof until the Final Payout Date, unless each Agent shall otherwise consent in writing:

(a) Sales, Liens, Etc. (i) The Seller will not, except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or any Related Asset, or any interest therein, or any account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, and (ii) the Master Servicer will not assert any interest in the Receivables or any other Collateral, except as Master Servicer.

(b) Extension or Amendment of Receivables. No Seller Party will, except as otherwise permitted in Section 8.2(c), extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition of any Contract related thereto in any way that adversely affects the collectibility of any Pool Receivable or the Investors’ rights therein.

(c) Change in Credit and Collection Policy. No Seller Party will make or permit to be made any material change in the Credit and Collection Policy, which change would impair the collectibility of any significant portion of the Pool Receivables or otherwise adversely affect the interests or remedies of any Agent or Investor under this Agreement or any other Transaction Document.

(d) Change in Payment Instructions to Obligors. No Seller Party will add or terminate any lockbox or account as a Lockbox Account or bank as a Lockbox Bank from those listed in Schedule 6.1(o) (unless, prior to such addition or termination, the Administrative Agent shall have received an updated Schedule 6.1(o) and a fully executed Lockbox Agreement with each new Lockbox Bank or with respect to each new lockbox or account) or, make any change in its instructions to Obligors regarding payments to be made to the Seller or Master Servicer or payments to be made to any Lockbox Bank (except for a change in instructions solely for the purpose of directing Obligors to make such payments to another existing Lockbox Bank).

(e) Deposits to Collection Account. No Seller Party will deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account or any Lockbox Account, any cash or cash proceeds other than Collections of Pool Receivables.

(f) Changes to Other Documents. The Seller will not enter into any amendment or modification of, waiver to, or supplement to, the Sale Agreement or the Seller’s certificate of incorporation.

(g) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Liquidation Event or Unmatured Liquidation Event shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of Seller’s incorporation, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

(h) Seller Indebtedness. The Seller will not incur or permit to exist any Indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except (i) indebtedness of the Seller to the Originators incurred in accordance with the Sale Agreement, (ii) current accounts payable arising under the Transaction Documents and not overdue and (iii) other current accounts payable arising in the ordinary course of business and not overdue, in an aggregate amount at any time outstanding not to exceed $75,000.

(i) Negative Pledges. No Seller Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon any Pool Receivables or Related Assets, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(j) Change of Name; Jurisdiction of Organization; Offices and Records. No Seller Party shall change (i) its name as it appears in official filings in the jurisdiction of its organization, (ii) its status as a “registered organization” (within the meaning of Article 9 of any applicable enactment of the UCC), (iii) its organizational identification number, if any, issued by its jurisdiction of organization, or (iv) its jurisdiction of organization unless it shall have: (A) given the Agents at least twenty (20) days’ prior written notice thereof; (B) at least ten (10) days prior to such change, delivered to the Agents all financing statements, instruments and other documents requested by the Agents in connection with such change or relocation and (C) caused an opinion of counsel acceptable to the Agents and their respective assigns to be delivered to the Agents and such assigns that Administrative Agent’s security interest (for the benefit of the Secured Parties) is perfected and of first priority and other corporate matters related to such change, such opinion to be in form and substance acceptable to the Agents and such assigns in their sole discretion.

(k) [Reserved].

(l) Mergers, Consolidations and Acquisitions.

(i) The Master Servicer will not, nor will it permit any subservicer, to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than acquisitions in the ordinary course of their business, except that if at the time thereof and immediately after giving effect thereto no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing (A) the Master Servicer or such subservicer may merge or consolidate with any Subsidiary (other than Seller) in a transaction in which such Master Servicer or such subservicer is the surviving corporation, and (B) the Master Servicer or such subservicer may purchase, lease or otherwise acquire from any Subsidiary (other than Seller) all or substantially all of its assets and may purchase or otherwise acquire all or substantially all of the capital stock of any Person who immediately thereafter is a Subsidiary.

(ii) Seller will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Assets pursuant to the Sale Agreement and the sale of an interest in the Pool Receivables and Related Assets hereunder.

(m) [Reserved].

(n) Change in Business. No Seller Party will make or permit to be made any material change in the character of its business, which change would impair the collectibility of any significant portion of the Pool Receivables or otherwise adversely affect the interests or remedies of the Investors or the Agents under this Agreement or any other Transaction Document.

Section 7.4 Separate Corporate Existence of the Seller.

Each Seller Party hereby acknowledges that each Investor and each Agent are entering into the transactions contemplated hereby in reliance upon the Seller’s identity as a legal entity separate from the Master Servicer and its other Affiliates. Therefore, each Seller Party shall take all steps specifically required by this Agreement or reasonably required by the Agents to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of its Affiliates, and is not a division of the Master Servicer or any other Person. Without limiting the foregoing, each Seller Party will take such actions as shall be required in order that:

(a) The Seller will be a limited purpose corporation whose primary activities are restricted in its Certificate of Incorporation to purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests, or selling interests, in Receivables in the Receivables Pool and Related Assets, entering into agreements for the selling and servicing of the Receivables Pool, and conducting such other activities as it deems necessary or appropriate to carry out such activities;

(b) At least one member of the Seller’s Board of Directors shall be an Independent Director. The certificate of incorporation of the Seller shall provide that (i) at least one member of the Seller’s Board of Directors shall be an Independent Director, (ii) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action, (iii) the Independent Director shall be employed by a nationally recognized provider of corporate or structured finance services, (iv) the Independent Director may not be removed by the Seller’s stockholders or the Seller’s Board of Directors except (w) for cause, (x) in the event the Independent Director ceases to be employed by the service provider which is his or her employer on the date the Independent Director first becomes an Independent Director or (y) with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, and that any such removal pursuant to clause (w) or (x) shall not be effective until at least ten days after written notice to the Independent Director and the Administrative Agent of such removal and the grounds therefor, and (v) the provisions requiring an Independent Director and the provisions described in clauses (i), (ii), (iii) and (iv) of this paragraph (b) cannot be amended without the prior written consent of the Independent Director;

(c) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller or any Affiliate thereof;

(d) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool (the parties acknowledge that the Master Servicer will be fully compensated for its services by payment of the Servicing Fee), and certain organizational expenses in connection with the formation of the Seller;

(e) The Seller will contract with the Master Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Master Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with the Master Servicer (or any other Affiliate thereof) which are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any other Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, for legal, auditing and other professional services and directors’ fees, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Lennox shall pay or cause to be paid all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, rating agency and other fees;

(f) The Seller shall at all times be adequately capitalized in light of its contemplated business and the Seller’s operating expenses will not be paid by any other Seller Party or other Affiliate of the Seller;

(g) The Seller will have its own stationery;

(h) The books of account, financial reports and corporate records of the Seller will be maintained separately from those of the Master Servicer and each other Affiliate of the Seller;

(i) Any financial statements of any Seller Party or Affiliate thereof which are consolidated to include the Seller will contain detailed notes clearly stating that (i) all of the Seller’s assets are owned by the Seller, and (ii) the Seller is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Seller’s assets prior to any value in the Seller becoming available to the Seller’s equity holders; and the accounting records and the published financial statements of the Originators will clearly show that, for accounting purposes, the Pool Receivables and Related Assets have been sold by the Originators to the Seller;

(j) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Master Servicer and the other Affiliates;

(k) Each Affiliate of the Seller will strictly observe corporate formalities in its dealings with the Seller, and, except as permitted pursuant to this Agreement with respect to Collections, funds or other assets of the Seller will not be commingled with those of any of its Affiliates;

(l) No Affiliate of the Seller will maintain joint bank accounts with the Seller or other depository accounts with the Seller to which any such Affiliate (other than in its capacity as the Master Servicer hereunder or under the Sale Agreement) has independent access, provided that prior to the occurrence of a Credit Event, Collections may (following receipt in the Lockbox Accounts) be deposited into general accounts of the Master Servicer, subject to the obligations of the Master Servicer hereunder;

(m) No Affiliate of the Seller shall, directly or indirectly, name the Seller or enter into any agreement to name the Seller as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate of the Seller;

(n) Each Affiliate of the Seller will maintain arm’s length relationships with the Seller, and each Affiliate of the Seller that renders or otherwise furnishes services or merchandise to the Seller will be compensated by the Seller at market rates for such services or merchandise;

(o) No Affiliate of the Seller will be, nor will it hold itself out to be, responsible for the debts of the Seller or the decisions or actions in respect of the daily business and affairs of the Seller. The Seller shall not (i) guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, (ii) acquire obligations of its shareholders, (iii) pledge its assets for the benefit of any other entity or make any loans or advances to any other entity or (iv) make any payment or distribution of assets with respect to any obligation of any Affiliate of Seller. The Master Servicer and the Seller will immediately correct any known misrepresentation with respect to the foregoing and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(p) The Seller will hold regular duly noticed meetings of its board of directors and keep correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholder and board of directors, as applicable, and the resolutions, agreements and other instruments of the Seller will be continuously maintained as official records by the Seller;

(q) The Seller will not participate in the management of any other Seller Party or any Affiliate thereof; and

(r) The Seller, on the one hand, and each Originator, on the other hand, will hold itself out to the public and conduct its business solely in its own corporate name and in such a separate manner so as not to mislead others with whom they are dealing.

Article VIII.

Administration and Collection

Section 8.1 Designation of Master Servicer.

(a) Lennox as Initial Master Servicer. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Master Servicer hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent at the direction of the Purchaser Agents, on the Investors’ behalf, gives to Lennox a Successor Notice (as defined in Section 8.1(b)), Lennox is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms hereof. Each of the Originators named in the Sale Agreement, has agreed to act as subservicer for the purpose of performing certain duties and obligations with respect to all Receivables purchased by the Seller from such Originator pursuant to the terms of the Sale Agreement. In so acting as subservicer, each of the Originators has agreed to comply with, and be bound by, all of the terms and provisions of this Agreement applicable to such Originator in the performance of its duties as subservicer; provided, however, that each such Originator (i) shall cease to act as subservicer upon the Administrative Agent’s delivery of a Successor Notice to Lennox, and (ii) shall not be entitled to receive any Servicing Fee provided for herein (except that the Master Servicer may agree to pay to the subservicers a proportional share of the Servicing Fee which obligation shall be that of the Master Servicer).

(b) Successor Notice; Master Servicer Transfer Events. Upon Lennox’s receipt of a notice from the Administrative Agent of the Administrative Agent’s designation at the direction of the Purchaser Agents, on the Investors’ behalf, of a new Master Servicer (a “Successor Notice”), Lennox agrees that it will terminate its activities as Master Servicer hereunder in a manner that the Agents believe will facilitate the transition of the performance of such activities to the new Master Servicer, and the Administrative Agent (or its designee) shall assume each and all of Lennox’s obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and Lennox shall use its best efforts to assist the Administrative Agent (or its designee) in assuming such obligations. Without limiting the foregoing, Lennox agrees, at its expense, to take all actions necessary to provide the new Master Servicer with access to all computer software necessary or useful in collecting, billing or maintaining records with respect to the Receivables.

(c) Subcontracts. The Master Servicer may, with the prior consent of the Agents, subcontract with any other Person for servicing, administering or collecting the Pool Receivables, provided that the Master Servicer shall remain liable for the performance of the duties and obligations of the Master Servicer pursuant to the terms hereof and such subservicing arrangement may be terminated at the Administrative Agent’s request, at any time after a Successor Notice has been given.

Section 8.2 Duties of Master Servicer.

(a) Appointment; Duties in General. Each of the Seller, the Investors and the Agents hereby appoints as its agent the Master Servicer, as from time to time designated pursuant to Section 8.1, to enforce its rights and interests in and under the Pool Receivables and the Related Assets and the related Contracts. The Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. In performing its duties as Master Servicer, the Master Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller and the Investors.

(b) Allocation of Collections; Segregation. The Master Servicer shall identify for the account of the Seller and Investors their respective allocable shares of the Collections of Pool Receivables in accordance with Section 1.3 but shall not be required (unless otherwise requested by the Administrative Agent or any Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group) to segregate the funds constituting such portions of such Collections prior to the remittance thereof in accordance with said Section. If instructed by the Administrative Agent or any Purchaser Agent, the Master Servicer shall segregate and deposit into the Collection Account, the Investors’ Share of Collections of Pool Receivables, on the second Business Day following receipt by the Master Servicer of such Collections in immediately available funds. The Master Servicer shall, from time to time after the occurrence and during the continuance of an Unmatured Liquidation Event or a Liquidation Event, at the request of any Purchaser Agent, furnish to such Purchaser Agent (promptly after any such request) a calculation of the amounts set aside for the Investors in such Purchaser Agent’s Purchaser Group pursuant to Section 3.1.

(c) Modification of Receivables. So long as no Credit Event, no Liquidation Event and no Unmatured Liquidation Event shall have occurred and be continuing, Lennox, while it is Master Servicer, may, in accordance with the applicable Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as the Master Servicer may reasonably determine to be appropriate to maximize Collections thereof, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.2(a); provided that such extension or adjustment shall not alter the status of such Receivables as Delinquent Receivables or Defaulted Receivables or limit the rights of any Agent or any Investor with respect thereto.

(d) Documents and Records. Each Seller Party shall deliver to the Master Servicer, and the Master Servicer shall hold in trust for the Seller and the Purchaser Agents, on behalf of the Investors, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

(e) Certain Duties to the Seller. The Master Servicer shall, as soon as practicable following receipt, turn over to the Seller (i) that portion of Collections of Pool Receivables representing its undivided percentage ownership interest therein, less the Seller’s Share of the Servicing Fee, and, in the event that neither Lennox nor any other Seller Party or Affiliate thereof is the Master Servicer, all reasonable and appropriate out-of-pocket costs and expenses of the Master Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicing Fee received by it, and (ii) the Collections of any Receivable which is not a Pool Receivable. The Master Servicer, if other than Lennox or any other Seller Party or Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all documents, instruments and records in its possession that evidence or relate to Receivables of the Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

(f) Termination. The Master Servicer’s authorization under this Agreement shall terminate upon the Final Payout Date.

(g) Power of Attorney. The Seller hereby grants to the Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by the Purchaser (whether or not from the Seller) in connection with any Receivable.

Section 8.3 [Reserved].

Section 8.4 Servicer Defaults.

Each of the following events shall constitute a “Servicer Default”:

(a) any failure by the Master Servicer to make any payment, transfer or deposit or to give instructions or notice to any Agent as required by this Agreement including, without limitation, delivery of any Information Package or Interim Information Package or any failure to make any payment or deposit required to be made in order to reduce the Asset Interest to the Allocation Limit and, (i) in the case of failure to deliver an Information Package or Interim Information Package, as the case may be, such failure shall remain unremedied for two (2) Business Days after the earliest to occur of (A) written notice thereof shall have been given by any Agent to the Master Servicer or (B) the Master Servicer shall have otherwise become aware of such failure and (ii) except with respect to any payment or deposit required to be made in order to reduce the Asset Interest to the Allocation Limit which shall be made when due, in the case of failure to make any payment or deposit to be made by the Master Servicer such failure shall remain unremedied for three (3) Business Days after the due date thereof;

(b) any failure on the part of the Master Servicer duly to observe or perform in any material respect any other covenants or agreements of the Master Servicer set forth in this Agreement or any other Transaction Document to which the Master Servicer is a party, which failure continues unremedied for a period of 30 days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Master Servicer by any Agent and (ii) the date on which the Master Servicer becomes aware thereof;

(c) any representation, warranty or certification made by the Master Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been false or incorrect in any material respect when made, which continues to be unremedied for a period of 30 days after the first to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Master Servicer by any Agent and (ii) the date on which the Master Servicer becomes aware thereof; provided, however, that in the case of any representation, warranty or certification that was not made in writing, a Servicer Default shall occur hereunder only if such representation, warranty or certification was reasonably relied upon by any Agent and/or the Investors;

(d) a Credit Event shall occur or any bankruptcy, insolvency or similar event occurs with respect to the Master Servicer; or

(e) any change in the control of the Master Servicer which takes the form of either a merger or consolidation in which the Master Servicer is not the surviving entity.

Notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied, the Administrative Agent (at the direction of any Purchaser Agent), by written notice to the Master Servicer (a “Termination Notice”), may terminate all of the rights and obligations of the Master Servicer as Master Servicer under this Agreement and appoint a successor Master Servicer satisfactory to the Administrative Agent (in the Administrative Agent’s sole discretion).

Section 8.5 Rights of the Administrative Agent.

(a) Notice to Obligors. At any time when a Liquidation Event has occurred and is continuing, the Administrative Agent, at the request of the Purchaser Agents, may notify the Obligors of Pool Receivables, or any of them, of the ownership of the Asset Interest by the Investors.

(b) Notice to Lockbox Banks. At any time, the Administrative Agent is hereby authorized to give notice to the Lockbox Banks, as provided in the Lockbox Agreements, directing disposition of the funds in the Lockbox Accounts.

(c) Rights on Servicer Transfer Event. At any time following the designation of a Master Servicer other than Lennox pursuant to Section 8.1:

(i) The Administrative Agent may, or at the request of the Purchaser Agents, shall, direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Collection Account, or otherwise to the Administrative Agent or its designee.

(ii) Any Seller Party shall, at the Administrative Agent’s request and at such Seller Party’s expense, give notice of the Investors’ ownership and security interests in the Pool Receivables to each Obligor of Pool Receivables and direct that payments be made directly to the Collection Account or otherwise to the Administrative Agent or its designee.

(iii) Each Seller Party shall, at the Administrative Agent’s request (at the direction of any Purchaser Agent), (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, the Related Assets, and the related Contracts, or which are otherwise necessary or desirable to collect such Pool Receivables, and make the same available to the successor Master Servicer at a place selected by such Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agents and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Master Servicer.

(iv) Each Seller Party hereby authorizes the Administrative Agent, and grants to the Administrative Agent an irrevocable power of attorney (which shall terminate on the Final Payout Date), to take any and all steps in such Seller Party’s name and on behalf of the Seller Parties which are necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing any Seller Party’s name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

Section 8.6 Responsibilities of the Seller Parties.

Anything herein to the contrary notwithstanding:

(a) Contracts. Each Seller Party shall remain responsible for performing all of its obligations (if any) under the Contracts related to the Pool Receivables and under the related agreements to the same extent as if the Asset Interest had not been sold hereunder, and the exercise by the Administrative Agent or its designee of its rights hereunder shall not relieve any Seller Party from such obligations.

(b) Limitation of Liability. No Agent or Investor shall have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related agreements, nor shall any of them be obligated to perform any of the obligations of any Seller Party or any Originator thereunder.

Section 8.7 Further Action Evidencing Purchases and Reinvestments.

(a) Further Assurances. Each Seller Party agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrative Agent or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the resulting Asset Interest, or to enable the Secured Parties or the Agents or any of their respective designees to exercise or enforce any of their respective rights hereunder or under any Transaction Document in respect thereof. Without limiting the generality of the foregoing, each Seller Party will:

(i) upon the request of the Administrative Agent in its discretion or at the direction of the Purchaser Agents, on behalf of the Investors, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, in accordance with the terms of this Agreement;

(ii) upon the request of the Administrative Agent at the direction of any Purchaser Agent, after the occurrence and during the continuance of a Liquidation Event, mark conspicuously each Contract evidencing each Pool Receivable with a legend, acceptable to the Agents, evidencing that the Asset Interest has been sold in accordance with this Agreement; and

(iii) mark its master data processing records evidencing the Pool Receivables and related Contracts with a legend, acceptable to the Agents, evidencing that the Asset Interest has been sold in accordance with this Agreement.

(b) Additional Financing Statements; Performance by Administrative Agent. Each Seller Party hereby authorizes the Administrative Agent, on behalf of the Secured Parties, or its designee, to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Assets now existing or hereafter arising in the name of any Seller Party, which financing statements filed against the Seller may describe the collateral covered thereby as “all assets of the Seller,” “all personal property of the Seller” or words of similar effect. If any Seller Party fails to perform any of its agreements or obligations under this Agreement, the Administrative Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrative Agent or its designee incurred in connection therewith shall be payable by the Seller Parties as provided in Section 14.5.

(c) Continuation Statements; Opinion. Without limiting the generality of subsection (a), the Seller will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statements referred to in Section 5.1(a) or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, if the Final Payout Date shall not have occurred:

(i) if necessary, deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to each Agent an opinion of the counsel for the Seller Parties (which may be an opinion of in-house counsel for the Seller Parties), in form and substance reasonably satisfactory to each Agent, confirming and updating the opinion delivered pursuant to Section 5.1(a) to the effect that the Asset Interest hereunder continues to be a valid and perfected ownership or security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder.

Section 8.8 Application of Collections.

Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or required by the underlying Contract or law, be applied, first, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, second, to any other indebtedness of such Obligor.

Article IX.

Security Interest

Section 9.1 Grant of Security Interest.

To secure all obligations of the Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees, the Seller hereby assigns and pledges to the Administrative Agent, as agent for and for the benefit of the Secured Parties and their respective successors and assigns, and hereby grants to the Administrative Agent, as agent for and for the benefit of the Secured Parties, a security interest in, all of the Seller’s right, title and interest now or hereafter existing in, to and under all assets of the Seller, including, without limitation, (a) all the Pool Receivables and Related Assets (and including specifically any undivided percentage ownership interest therein retained by the Seller hereunder), (b) the Sale Agreement and the other Transaction Documents, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Sale Agreement or the Assurance Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Sale Agreement or the Assurance Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Sale Agreement or the Assurance Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Sale Agreement or the Assurance Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (c) each lockbox related to a Lockbox Account, each Lockbox Account and the funds deposited therein, and (d) all proceeds of any of the foregoing (collectively, the “Collateral”).

Section 9.2 Further Assurances.

The provisions of Section 8.7 shall apply to the security interest granted under Section 9.1 as well as to the Purchases, Reinvestments and all the Asset Interests hereunder.

Section 9.3 Remedies.

Upon the occurrence of a Liquidation Event, the Administrative Agent, on behalf of the Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to any Investor or Agent under this Agreement and the other Transaction Documents or other applicable law, all the rights and remedies of a secured party upon default under the UCC.

Article X.

Liquidation Events

Section 10.1 Liquidation Events.

The following events shall be “Liquidation Events” hereunder:

(a) The Master Servicer (if any Seller Party or Affiliate thereof is the Master Servicer) or the Seller (in the case of clause (ii) below) (i) shall fail to perform or observe any term, covenant or agreement that is an obligation of the Master Servicer hereunder (other than as referred to in clause (ii) or (iii) below or in other paragraphs of this Section 10.1), and such failure shall remain unremedied for fifteen (15) days after written notice thereof shall have been given by the Administrative Agent to the Master Servicer or the Master Servicer shall have otherwise become aware, or (ii) shall fail to make any payment or deposit to be made by it hereunder when due which failure shall continue for one (1) Business Day, if such payment or deposit is in connection with the reduction of the Invested Amount or for two (2) Business Days for any other payment, or (iii) shall fail to deliver any Information Package or Interim Information Package when due and such failure shall remain unremedied for two (2) Business Days after the earliest to occur of (A) written notice thereof shall have been given by any Agent to the Master Servicer or (B) the Master Servicer shall have otherwise become aware of such failure; or

(b) Any representation or warranty made or deemed to be made by any Seller Party, any Originator or Lennox International (or any of its officers) under this Agreement or any other Transaction Document or any Information Package, Interim Information Package or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made provided, however, that in the case of any representation, warranty or information that was not made or provided in writing, a Liquidation Event shall occur hereunder only if such representation, warranty or information was reasonably relied upon by any Agent and/or any Investor; or

(c) Any Seller Party or any Originator shall fail to perform or observe (i) any other term, covenant or agreement contained in this Agreement (other than as referred to in clause (ii) below) or any of the other Transaction Documents on its part to be performed or observed and any such failure shall remain unremedied for fifteen (15) days (or with respect to Section 7.1(c) hereof, five (5) days) after written notice thereof shall have been given by any Agent to any Seller Party or such Seller Party shall have otherwise become aware or (ii) any covenant applicable to such Person contained in Section 7.3 hereof or Section 6.3 of the Sale Agreement; or

(d) Any Seller Party, any Originator or Lennox International shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (including, without limitation, any such Indebtedness relating to the purchase of receivables or under any asset securitization agreement or arrangement) when the aggregate unpaid principal amount is in excess of in the case of the Seller, $25,000, or in the case of Lennox International, any Originator or the Master Servicer $75,000,000 when and as the same shall become due and payable (after expiration of any applicable grace period) or (B) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (B) is to cause such Indebtedness to become due prior to its stated maturity; or

(e) An Event of Bankruptcy shall have occurred and remain continuing with respect to Lennox International, any Originator or any Seller Party; or

(f) The Seller shall become an “investment company” within the meaning of the Investment Company Act of 1940; or

(g) The rolling 3 month average Dilution Ratio at any Cut-Off Date exceeds 12.00%; or

(h) The rolling 3 month average Default Ratio at any Cut-Off Date exceeds 3.00%; or

(i) The rolling 3 month average Delinquency Ratio at any Cut-Off Date exceeds 4.50%; or

(j) On any Settlement Date, after giving effect to the payments made under Section 3.1(c), (i) the Asset Interest exceeds 100%, (ii) the Invested Amount exceeds the Purchase Limit; or (iii) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit, and, in the case of any failure to make a timely payment or deposit with respect thereto solely by reason of any mechanical delay in or malfunction of the Fedwire system or due to an error on the part of the initiating or receiving bank such failure shall continue for more than one (1) Business Day; or

(k) There shall have occurred any event which materially adversely impairs the ability of the Originators to originate Receivables of a credit quality which are at least of the credit quality of the Receivables included in the first Purchase hereunder, or any other event occurs that is reasonably likely to have a Material Adverse Effect; or

(l) Any Seller Party, Originator or Lennox International is subject to a Change in Control; or

(m) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Assets and such lien shall not have been released within seven (7) days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Assets; or

(n) Any Seller Party or any Originator shall make any material change in the policies as to origination of Receivables or in its Credit and Collection Policy without prior written notice to and consent of the Agents; or

(o) The Administrative Agent for the benefit of the Secured Parties, for any reason, does not have a valid, perfected first priority undivided percentage ownership interest in the Pool Receivables and the Related Assets; or the security interest created pursuant to Section 9.1 shall for any reason cease to be a valid and perfected first priority security interest in the Collateral; or

(p) A final judgment or judgments shall be rendered against Lennox International, the Master Servicer, the Seller, any Originator or any combination thereof for the payment of money with respect to which an aggregate amount in excess of $25,000 with respect to the Seller and $75,000,000 with respect to Lennox International, any Originator or the Master Servicer is not covered by insurance and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Lennox International, the Master Servicer, any Originator or the Seller to enforce any such judgment; or

(q) A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of any Master Servicer or any ERISA Affiliate to the Pension Benefit Guaranty Corporation (“PBGC”) or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agents, the Administrative Agent shall have notified the Master Servicer in writing that (i) it or any other Agent has made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof a Liquidation Event exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

(r) The occurrence of a Servicer Default;

(s) The Seller’s Net Worth shall be less than the Threshold Amount;

(t) the Sale Agreement or the Assurance Agreement shall cease for any reason to be in full force and effect; or

(u) An Event of Default (as defined in the Credit Agreement) shall have occurred, regardless of whether such Event of Default has been waived by the parties to the Credit Agreement.

Section 10.2 Remedies.

(a) Optional Liquidation. Upon the occurrence of a Liquidation Event (other than a Liquidation Event described in subsection (e) of Section 10.1), the Administrative Agent shall, at the request, or may with the consent, of any Purchaser Agent, by notice to the Seller declare the Funding Termination Date to have occurred and the Liquidation Period to have commenced.

(b) Automatic Liquidation. Upon the occurrence of a Liquidation Event described in subsection (e) of Section 10.1, the Funding Termination Date shall occur and the Liquidation Period shall commence automatically.

(c) Additional Remedies. Upon the occurrence of the Termination Date, no Purchases or Reinvestments thereafter will be made, and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

Article XI.

The Administrative Agent

Section 11.1 Administrative Agent Authorization and Action.

Each Investor and Purchaser Agent hereby appoints and authorizes the Administrative Agent (or its designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Transaction Documents (including, without limitation, enforcement of this Agreement or the other Transaction Documents), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of any Purchaser Agent and such instructions shall be binding upon all Investors; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the other Transaction Documents or applicable law.

Section 11.2 Administrative Agent’s Reliance, Etc.

The Administrative Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Master Servicer pursuant to Section 8.1), except for its or their own breach of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the Investors or any other holder of any interest in Pool Receivables and shall not be responsible to the Investors or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party; (d) shall not be responsible to the Investors or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.3 BTMUNY and Affiliates.

BTMUNY and any of its Affiliates may generally engage in any kind of business with Seller, Master Servicer, any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Seller, Master Servicer, Originator or any Obligor or any of their respective Affiliates, all as if BTMUNY were not the Administrative Agent and without any duty to account therefor to any Investor or any other holder of an interest in Pool Receivables.

Section 11.4 Liquidity Bank’s Purchase Decision.

Each Liquidity Bank acknowledges that it has, independently and without reliance upon any Agent, any of its Affiliates or any other Liquidity Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Liquidity Bank also acknowledges that it will, independently and without reliance upon any Agent, any of its Affiliates or any other Liquidity Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

Section 11.5 Indemnification of Agent.

Each Liquidity Bank agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or the Master Servicer), ratably according to its Percentage of the Pro Rata Share of its Purchaser Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Transaction Documents, provided that no Liquidity Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s breach of the applicable terms of the Transaction Documents or its own gross negligence or willful misconduct.

Section 11.6 Purchaser Agent Authorization and Action.

Pursuant to agreements entered into with the BTMU Purchaser Agent and the PNC Purchaser Agent, the BTMU Purchaser and the PNC Purchaser, respectively, have appointed and authorized the BTMU Purchaser Agent (or its designees) and the PNC Purchaser Agent (or its designees), respectively, to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the BTMU Purchaser Agent and the PNC Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

Section 11.7 Purchaser Agent’s Reliance, Etc.

(a) Each Purchaser Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Master Servicer pursuant to Section 8.1), except for its or their own breach of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Purchaser Agent: (a) may consult with legal counsel (including counsel for the Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or any other holder of any portion of its respective Purchaser Group’s interest in Pool Receivables and shall not be responsible to any Investor or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party; (d) shall not be responsible to any Investor or any other holder of any of the its respective Purchaser Group’s interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

Article XII.

Assignments

Section 12.1 Restrictions on Assignments.

(a) No Seller Party may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Agents (except a Seller Party may delegate certain administrative duties to an Affiliate, such as payroll, financial reporting, tax and the like, so long as such Seller Party remains liable for performance of such duties).

(b) This Agreement and the Purchasers’ rights and obligations herein (including ownership of the Asset Interest) shall be assignable by the Purchasers and their successors and assigns to any Eligible Assignee (including, without limitation, pursuant to a Liquidity Agreement). Each assignor of an Asset Interest or any interest therein shall notify the Administrative Agent, the Purchaser Agent of such assignor’s Purchaser Group and the Seller of any such assignment. Each assignor of a Asset Interest or any interest therein may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to any Seller Party or any Originator, furnished to such assignor by or on behalf of such Seller Party or by any Agent; provided that, prior to any the disclosure of any Seller Information, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 14.7 hereof.

(c) Each Liquidity Bank may assign to any Eligible Assignee or to any other Liquidity Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any Asset Interest therein owned by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) such Liquidity Bank’s Percentage of its Purchaser Group’s Purchaser Group Limit, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Purchaser Agent in such Liquidity Bank’s Purchaser Group, an Assignment and Acceptance Agreement, and (iv) to the extent applicable, concurrently with such assignment, such assignor Liquidity Bank shall assign to such assignee Liquidity Bank or other Eligible Assignee an equal percentage of its rights and obligations under any Liquidity Agreement.

(d) Notwithstanding any other provision of this Section 12.1, (i) any Liquidity Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Earned Discount) under this Agreement or under any Liquidity Agreement to secure obligations of such Liquidity Bank to a Federal Reserve Bank, without notice to or consent of the Seller or any Agent; provided that no such pledge or grant of a security interest shall release a Liquidity Bank from any of its obligations hereunder or under such Liquidity Agreement, as the case may be, or substitute any such pledgee or grantee for such Liquidity Bank as a party hereto or to such Liquidity Agreement, as the case may be; and (ii) each Purchaser may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Asset Interest, to secure such Purchaser’s obligations under or in connection with the Commercial Paper Notes, the related Liquidity Agreement, and certain other obligations of such Purchaser incurred in connection with the funding of the Purchases and Reinvestments hereunder, which assignment and grant of a security interest shall not be considered an “assignment” prior to the enforcement of such security interest, for purposes of any provision of this Agreement.

Section 12.2 Rights of Assignee.

(a) Upon the execution and delivery and effectiveness of an Assignment and Acceptance Agreement, (x) the assignee Liquidity Bank thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Liquidity Bank hereunder and (y) the assigning Liquidity Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Liquidity Bank’s rights and obligations under this Agreement, such Liquidity Bank shall cease to be a party hereto).

(b) Upon the assignment by a Purchaser in accordance with this Article XII, the assignee receiving such assignment shall have all of the rights of the related Purchaser with respect to the Transaction Documents and the Asset Interest (or such portion thereof as has been assigned) and the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish such rights and be released from such obligations under this Agreement.

Section 12.3 Terms and Evidence of Assignment.

Any assignment of the Asset Interest (or any portion thereof) or any commitment hereunder to any Person which is otherwise permitted under this Article XII shall be upon such terms and conditions as the related assignor and the assignee may mutually agree, and may be evidenced by such instrument(s) or document(s) as may be satisfactory to the assignor, the related Purchaser Agent, the Administrative Agent and the assignee, which shall include, with respect to any assignment by a Liquidity Bank, an Assignment and Acceptance Agreement.

Section 12.4 Rights of Liquidity Banks.

The Seller hereby agrees that, upon notice to the Seller, the Liquidity Banks may exercise all the rights of the Purchaser Agent and Purchaser in such Liquidity Bank’s Purchaser Group, with respect to the portion of the Asset Interest funded by such Purchaser Group (or any portions thereof), and Collections with respect thereto, which are owned by such Purchaser, and all other rights and interests of such Purchaser in, to or under this Agreement or any other Transaction Document. Without limiting the foregoing, upon such notice or at any time thereafter (but subject to any conditions applicable to the exercise of such rights by the Agents), the Liquidity Banks may request the Master Servicer to segregate such Purchaser’s allocable shares of Collections from the Seller’s allocable share, may require the Administrative Agent to give a Successor Notice pursuant to and in accordance with Section 8.1(b), may require the Administrative Agent to give notice to the Lockbox Banks as referred to in Section 8.5(b) and may direct the Administrative Agent to direct the Obligors of Pool Receivables to make payments in respect thereof directly to an account designated by them, in each case, to the same extent as such Purchaser Agent might have done.

Article XIII.

Indemnification

Section 13.1 Indemnities by the Seller.

(a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Seller hereby agrees to indemnify BTMUNY, both individually and as the Administrative Agent and the BTMU Purchaser Agent, the PNC Purchaser Agent, the Purchasers, the Liquidity Banks, the Liquidity Agents, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, and employees of any of the foregoing, and any successor servicer and subservicer not affiliated with Lennox (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or funding of the Asset Interest or in respect of any Receivable or any Contract, excluding, however, (x) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (y) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables; the Seller further agrees to indemnify any agent (which is not otherwise an Indemnified Party) of any of BTMUNY, PNC, the Agents, the Purchasers, the Liquidity Banks, and the Liquidity Agents forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or caused by the gross negligence or willful misconduct of the Seller. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i) the transfer by any Seller Party of any interest in any Receivable other than the transfer of Receivables and related property by the Originators to the Seller pursuant to the Sale Agreement, the transfer of an Asset Interest to the Investors pursuant to this Agreement and the grant of a security interest to the Secured Parties pursuant to Section 9.1;

(ii) any representation or warranty made by the Seller in the last sentence of Section 6.1(p) shall have been false, incorrect or misleading in any respect when made or deemed made, or any other representation or warranty made in writing by any Seller Party (or any of its officers) under or in connection with any Transaction Document, any Information Package, Interim Information Package or any other information or report delivered by or on behalf of any Seller Party pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be; provided, however, that in the case of any representation, warranty or information that was not made or delivered in writing, indemnification shall be available to an Indemnified Party hereunder only if such representation, warranty or information was reasonably relied upon by such Indemnified Party;

(iii) the failure by any Seller Party to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation or the failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(iv) the failure to vest and maintain vested in (A) the Investors an undivided percentage ownership interest, to the extent of the Asset Interest, in the Receivables in, or purporting to be in, the Receivables Pool, or (B) the Secured Parties a security interest in the Collateral, in each case free and clear of any Lien, other than a Lien arising solely as a result of an act of any Investor or the Administrative Agent, whether existing at the time of any Purchase or Reinvestment of such Asset Interest or at any time thereafter;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or Reinvestment or at any time thereafter;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivables or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vii) any matter described in clause (i) or (ii) of Section 3.2(a);

(viii) any failure of any Seller Party, as the Master Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of Article III or Article VIII;

(ix) any product liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable;

(x) any claim of breach by any Seller Party of any related Contract with respect to any Pool Receivable;

(xi) any Tax or Other Taxes, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Asset Interest, or any other interest in the Pool Receivables or in any goods which secure any such Pool Receivables; or

(xii) the commingling of Collections of Pool Receivables at any time with other funds.

(b) Contest of Tax Claim; After-Tax Basis. If any Indemnified Party shall have written notice of any attempt to impose or collect any Tax or Other Taxes for which indemnification will be sought from Seller under Section 13.1(a)(xi), such Indemnified Party shall give prompt and timely notice of such attempt to the Seller. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes (including any deduction) and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax, deduction or refund on the amount of tax measured by net income or profit which is or was payable by the Indemnified Party.

(c) Contribution. If for any reason the indemnification provided above in this Section 13.1 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

Section 13.2 Indemnities by Master Servicer.

Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Master Servicer hereby agrees to indemnify each of the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to (i) the Master Servicer’s performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document, or (ii) any representation or warranty made by the Master Servicer in the last sentence of Section 6.1(p) shall have been false, incorrect or misleading in any respect when made or deemed made, or (iii) any other representation or warranty made by the Master Servicer (or any of its officers) under or in connection with any Transaction Document, any Information Package, Interim Information Package or any other information or report delivered by or on behalf of the Master Servicer, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be, or (iv) the failure of the Master Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or (v) the commingling of Collections of Pool Receivables at any time with other funds, or (vi) any claim brought by any Person (other than an Indemnified Party) arising from any activity by the Master Servicer or its subservicers in servicing, administering or collecting any Pool Receivable; provided, however, that in the case of any representation, warranty or information that was not made or delivered in writing, indemnification shall be available to an Indemnified Party hereunder only if such representation, warranty or information was reasonably relied upon by such Indemnified Party. Notwithstanding the foregoing, in no event shall any Indemnified Party be awarded any Indemnified Amounts (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (b) recourse for Defaulted Receivables. The Master Servicer further agrees to indemnify any agent (which is not otherwise an Indemnified Party) of any of BTMUNY, PNC, the Agents, the Purchasers, the Liquidity Banks, and the Liquidity Agents forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or caused by the gross negligence or willful misconduct of the Master Servicer.

If for any reason the indemnification provided above in this Section 13.2 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Master Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Master Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

Article XIV.

Miscellaneous

Section 14.1 Amendments, Etc.

No amendment or waiver of any provision of this Agreement nor consent to any departure by any Seller Party therefrom shall in any event be effective unless the same shall be in writing and signed by (a) each Seller Party, the Agents and the Investors party hereto (with respect to an amendment), or (b) the Agents and the Investors party hereto (with respect to a waiver or consent by them) or any Seller Party (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, any Purchaser may also be required to obtain the approval of some or all of the Liquidity Banks in such Purchaser’s Purchaser Group or to obtain confirmation from certain rating agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes (to the extent that any Purchaser is required to obtain any confirmation from any rating agency, such confirmation shall be in writing with respect to any material amendment, modification, waiver or consent).

Section 14.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth on Schedule 14.2 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means; provided, however, that the financial statements required to be delivered by Sections 7.2(a), 7.2(b) and 7.2(d) shall be deemed delivered on the date such financial statements are deposited in the United States mail with first class postage prepaid, addressed to the intended party at the address as set forth on Schedule 14.2 or at such other address as shall be designated by such party in a written notice to the other parties hereto.

Section 14.3 No Waiver; Remedies.

No failure on the part of the Administrative Agent, any Affected Party, any Indemnified Party, any Purchaser or any other holder of the Asset Interest (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, BTMUNY, individually and as an Agent, PNC, individually and as an Agent, and the Liquidity Banks are each hereby authorized by Seller and Lennox (as Master Servicer and as an Originator) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by BTMUNY, PNC or such Liquidity Bank to or for the credit or the account of the Seller or Lennox against any and all of the obligations of the Seller or Lennox, now or hereafter existing under this Agreement or any other Transaction Document, to any Agent, any Affected Party, any Indemnified Party or any Investor, or their respective successors and assigns. For avoidance of doubt, the right of setoff set forth in this Section 14.3 does not permit setoff of deposits and indebtedness held or owing by one Person to or for the account of a second Person against amounts owing by any Person other than such second Person.

Section 14.4 Binding Effect; Survival.

This Agreement shall be binding upon and inure to the benefit of each Seller Party, the Agents, the Investors and their respective successors and assigns, and the provisions of Section 4.2 and Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 12.1. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article VI and the indemnification and payment provisions of Article XIII and Sections 4.2, 14.5, 14.6, 14.7 14.11, 14.12 and 14.14 shall be continuing and shall survive any termination of this Agreement.

Section 14.5 Costs, Expenses and Taxes.

In addition to its obligations under Article XIII, the Seller Parties jointly and severally agree to pay on demand:

(a) all costs and expenses incurred by the Agents, any Liquidity Bank, any Investor and their respective Affiliates in connection with:

(i) the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents or a Liquidity Agreement, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by any Seller Party (whether or not consummated), or the enforcement by any of the foregoing Persons of, or any actual or claimed breach of, this Agreement or any of the other

Transaction Documents, including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and

(ii) the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents, including, without limitation, all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of any Seller Party’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.1(c), subject to the limitations set forth in such Section 7.1(c);

(b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (and the Seller Parties, jointly and severally agree to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees) (“Other Taxes”); and

(c) all losses, costs and expenses incurred by the Investors or the Agents in connection with or as a result of any failure to make a timely payment or deposit, including, without limitation, by reason of any mechanical delay in or malfunction of the Fedwire system or due to an error on the part of the initiating or receiving bank.

Section 14.6 No Proceedings.

The Master Servicer hereby agrees that it will not institute against the Seller, or join any Person in instituting against the Seller, and each Seller Party, the Master Servicer, BTMUNY (individually, as Administrative Agent and as BTMU Purchaser Agent), PNC (individually and as PNC Purchaser Agent), each Liquidity Bank and each Purchaser, as to each other Purchaser, hereby agrees that it will not institute against any Purchaser, or join any other Person in instituting against any Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by such Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

Section 14.7 Confidentiality of Seller Information.

(a) Confidential Seller Information. Each party hereto (other than Seller Parties) acknowledges that certain of the information provided to such party by or on behalf of the Seller Parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless the Master Servicer shall otherwise agree in writing, and except as provided in subsection (b), such party will not disclose to any other person or entity:

(i) any information regarding, or copies of, any nonpublic financial statements, reports, schedules and other information furnished by any Seller Party to any Investor or any Agent (A) prior to the date hereof in connection with such party’s due diligence relating to the Seller Parties and the transactions contemplated hereby, or (B) pursuant to this Agreement, including without limitation, Section 3.1, 5.1, 6.1(i), 7.1(c) or 7.2, or

(ii) any other information regarding any Seller Party which is designated by any Seller Party to such party in writing as confidential

(the information referred to in clauses (i) and (ii) above, whether furnished by any Seller Party or any attorney for or other representative thereof (each a “Seller Information Provider”), is collectively referred to as the “Seller Information”); provided, however, Seller Information shall not include any information which is or becomes generally available to the general public or to such party on a nonconfidential basis from a source other than any Seller Information Provider, or which was known to such party on a nonconfidential basis prior to its disclosure by any Seller Information Provider.

(b) Disclosure. Notwithstanding subsection (a), each party may disclose any Seller Information:

(i) to any of such party’s independent attorneys, consultants and auditors, and to any dealer or placement agent for such Purchaser’s Commercial Paper Notes, who (A) in the good faith belief of such party, have a need to know such Seller Information, and (B) are informed by such party of the confidential nature of the Seller Information and the terms of this Section 14.7 and has agreed, verbally or otherwise, to be bound by the provisions of this Section 14.7,

(ii) to any Liquidity Bank, any actual or potential assignees of, or participants in, any rights or obligations of any Purchaser, any Liquidity Bank or the Purchaser Agent of such Purchaser’s or Liquidity Bank’s Purchaser Group under or in connection with this Agreement who has agreed to be bound by the provisions of this Section 14.7,

(iii) to any rating agency,

(iv) to any other party to this Agreement (and any independent attorneys, consultants and auditors of such party), for the purposes contemplated hereby,

(v) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party,

(vi) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Seller Information, or

(vii) in connection with the enforcement of this Agreement or any other Transaction Document.

In addition, each Purchaser and each Agent may disclose on a “no name” basis to any actual or potential investor in or credit enhancer for such Purchaser’s Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of such Purchaser’s commitment and Invested Amount with respect to the Asset Interest funded by such Purchaser Group and any other credit enhancement provided by any Seller Party hereunder), the nature, amount and status of the Pool Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables Pool.

(c) Legal Compulsion. In the event that any party hereto (other than any Seller Party) or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Information, such party will (or will cause its representative to):

(i) provide the Master Servicer with prompt written notice so that (A) the Master Servicer may seek a protective order or other appropriate remedy, or (B) the Master Servicer may, if it so chooses, agree that such party (or its representatives) may disclose such Seller Information pursuant to such request or legal compulsion; and

(ii) unless the Master Servicer agrees that such Seller Information may be disclosed, make a timely objection to the request or compulsion to provide such Seller Information on the basis that such Seller Information is confidential and subject to the agreements contained in this Section 14.7.

In the event such protective order or remedy is not obtained, or the Master Servicer agrees that such Seller Information may be disclosed, such party will furnish only that portion of the Seller Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the Seller Information.

(d) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(e) This Section 14.7 shall survive termination of this Agreement.

Section 14.8 Captions and Cross References.

The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 14.9 Integration.

This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 14.10 Governing Law.

THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 14.11 Waiver Of Jury Trial.

EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

Section 14.12 Consent To Jurisdiction; Waiver Of Immunities.

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, AS APPROPRIATE, IN EITHER CASE SITTING IN NEW YORK COUNTY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 14.13 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

Section 14.14 No Recourse Against Other Parties.

The obligations of each Purchaser under this Agreement are solely the corporate obligations of such Purchaser. No recourse shall be had for the payment of any amount owing by any Purchaser under this Agreement or for the payment by such Purchaser of any fee in respect hereof or any other obligation or claim of or against such Purchaser arising out of or based upon this Agreement, against BTMUNY or against any employee, officer, director, incorporator or stockholder of such Purchaser. For purposes of this Section 14.14, the term “BTMUNY” shall mean and include The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, for the purposes of this paragraph, no Purchaser shall be considered to be an affiliate of its respective Purchaser Agent. Each of the Seller, the Master Servicer and the Agents agree that each Purchaser shall be liable for any claims that such party may have against such Purchaser only to the extent such Purchaser has excess funds and to the extent such assets are insufficient to satisfy the obligations of such Purchaser hereunder, such Purchaser shall have no liability with respect to any amount of such obligations remaining unpaid and such unpaid amount shall not constitute a claim against such Purchaser. Any and all claims against any Purchaser or any Purchaser Agent shall be subordinate to the claims of the holders of Commercial Paper Notes and the related Liquidity Banks.

Section 14.15 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

Section 14.16 Amendment and Restatement.

This Agreement constitutes an amendment and restatement in its entirety of the Prior RPA. Each party hereto acknowledges that the amendment and restatement of the Prior RPA on the terms and conditions set forth herein shall not in any way affect any sales, transfers, assignments or security interest grants effected pursuant to the Prior RPA or any representations, warranties or covenants made by any Seller Party with respect to such sales, transfers, assignments or security interest grants, any indemnities made by any Seller Party, or any rights or remedies of the Administrative Agent or the Investors with respect thereto. Each Seller Party hereby confirms all sales, transfers, assignments and security interests effected pursuant to the Prior RPA.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LPAC CORP., as Seller

By:	/s/ Rick Pelini
Name:	Rick Pelini
Title:	President and Treasurer

LENNOX INDUSTRIES INC., as Master Servicer

By:	/s/ Rick Pelini
Name:	Rick Pelini
Title:	Vice President and Treasurer

[additional signatures to follow]

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

VICTORY RECEIVABLES CORPORATION, as a Purchaser

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Administrative Agent and BTMU Purchaser Agent

By:	/s/ Aditya Reddy
Name:	Aditya Reddy
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Liquidity Bank

By:	/s/ Mark Marron
Name:	Mark Marron
Title:	Managing Director

Percentage: 50.00%

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

MARKET STREET FUNDING LLC, as a Purchaser

By:	/s/ Doris Hearn
Name:	Doris Hearn
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as PNC Purchaser Agent

By:	/s/ Robyn Reeher
Name:	Robyn Reeher
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Liquidity Bank

By:	/s/ John Berry
Name:	John Berry
Title:	Vice President

Percentage: 50.00%

[end of signatures]

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

APPENDIX A

DEFINITIONS

This is Appendix A to the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011, among LPAC Corp., as the Seller, Lennox Industries, Inc., as the Master Servicer, Victory Receivables Corporation, as a Purchaser, Market Street Funding LLC, as a Purchaser, BTMUNY, as the Administrative Agent, the BTMU Purchaser Agent and a Liquidity Bank and PNC, as the PNC Purchaser Agent and a Liquidity Bank (as amended, supplemented or otherwise modified from time to time, this “Agreement”). Each reference in this Appendix A to any Section, Appendix or Exhibit refers to such Section of or Appendix or Exhibit to this Agreement.

(A) Defined Terms. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated below:

A&R Sale Agreement: As defined in the Background.

Adjusted Dilution Ratio: The 12-month rolling average of the Dilution Ratio.

Administrative Agent: As defined in the preamble.

Affected Party: Each Purchaser, each Liquidity Bank, any assignee or participant of any Purchaser or any Liquidity Bank, BTMUNY, any successor to BTMUNY, as Administrative Agent or BTMU Purchaser Agent, PNC, any successor to PNC, as PNC Purchaser Agent, or any sub-agent of any Agent.

Affiliate: With respect to any Person, any other Person controlling, controlled by, or under common control with, such Person.

Affiliated Obligor: In relation to any Obligor, an Obligor that is an Affiliate of such Obligor.

Agent: Any Purchaser Agent or the Administrative Agent.

Allied: Allied Air Enterprises Inc., a Delaware corporation.

Allocation Limit: As defined in Section 1.1.

Asset Interest: An undivided percentage ownership interest, determined from time to time as provided in Section 1.4(b), in (i) all then outstanding Pool Receivables and (ii) all Related Assets.

Asset Tranche: At any time, a portion of the Asset Interest funded by any Purchaser Group selected by such Purchaser Group’s Purchaser Agent pursuant to and subject to the terms of Section 2.1.

Assignment and Acceptance: An assignment and acceptance agreement entered into by a Liquidity Bank, an Eligible Assignee, the Purchaser Agent of such Liquidity Bank’s Purchaser Group, and the Administrative Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit D hereto.

Assurance Agreement: The Assurance Agreement dated as of November 25, 2009 made by Lennox International, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

Bank Rate: For any day falling in a particular Yield Period with respect to any Asset Tranche means an interest rate per annum equal to the sum of the BTMU LIBO Rate (Reserved) or the PNC LIBOR Rate (Reserved), as applicable, for such Yield Period plus the Bank Rate Spread; provided, that in the case of (A) any Yield Period commencing on or prior to the first day of which any Purchaser or any Liquidity Bank shall have notified the Purchaser Agent of such Person’s Purchaser Group that (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person to fund such Asset Tranche at the rate described above, or (ii) due to market conditions affecting the interbank eurodollar market, funds are not reasonably available to such Person in such market in order to enable it to fund such Asset Tranche at the rate described above (and in the case of subclause (i) or (ii) above, such Person shall not have subsequently notified such Purchaser Agent that such circumstances no longer exist), or (B) any Yield Period as to which the any Purchaser Agent does not receive notice or determine, by no later than 12:00 noon (New York, New York time) on the third Business Day preceding the first day of such Yield Period, that the related Asset Tranche will be funded by Liquidity Fundings, and not by the issuance of Commercial Paper Notes, in either case, the “Bank Rate” shall mean an interest rate per annum equal to the Base Rate in effect from time to time during such Yield Period; it being understood that, in the case of paragraph (A) above, such rate shall only apply to the Persons affected by the circumstances described in such paragraph (A).

Bank Rate Spread: As defined in the Fee Letter.

Base Rate: For any day, the rate per annum equal to the sum of the Bank Rate Spread plus the higher as of such day of (i) the Prime Rate, or (ii) the Federal Funds Rate most recently determined by Administrative Agent, plus 1.00%; provided that for purposes of calculating the Yield Reserve in accordance with the defined term thereof “Base Rate” shall be calculated without including the Bank Rate Spread in such calculation. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change. The Base Rate is not necessarily intended to be the lowest rate of interest determined by BTMUNY in connection with extensions of credit.

Broken Funding Costs: Any loss or expense of the type described in Section 4.3 incurred by any Purchaser.

BTMU CP Costs: For each day in any Yield Period with respect to any Asset Tranche funded by Commercial Paper Notes, the sum of (a) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the rollover of any Pooled Commercial Paper) on the BTMU Purchaser’s Pooled Commercial Paper on such day issued to fund or maintain such Asset Tranche, as determined by the BTMU Purchaser Agent, plus (b) any and all accrued commissions in respect of the BTMU Purchaser’s placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs (including without limitation those associated with funding small or odd-lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day plus (d) on any day when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, 2% per annum (it being understood that the amounts described herein shall be determined by the BTMU Purchaser Agent, whose determination shall be conclusive).

BTMU LIBO Rate: For any Yield Period the rate per annum at which deposits in Dollars are offered by the principal office of The Bank of Tokyo Mitsubishi UFJ, Ltd. in London, England to prime banks in the London interbank market at 11:00 a.m. London time two (2) Business Days before the commencement of such Yield Period or, if no such rate is available, The Bank of Tokyo Mitsubishi UFJ, Ltd. shall determine such rate based on the rates it is offered on deposits of such duration in the London interbank market.

BTMU LIBO Rate Reserve Percentage: With respect to any Investor for any Yield Period in respect of which Earned Discount is computed by reference to the BTMU LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Yield Period under regulations issued from time to time by the Federal Reserve Board (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Yield Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as such term is defined in Regulation D) (or with respect to any other category of Liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Yield Period.

BTMU LIBO Rate (Reserved): With respect to any Yield Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable BTMU LIBO Rate for such Yield Period by (ii) a percentage equal to 100% minus the BTMU LIBO Rate Reserve Percentage.

BTMU Liquidity Agreement: The liquidity asset purchase agreement or other liquidity agreement entered into by any BTMU Liquidity Bank for the benefit of the BTMU Purchaser, to the extent relating to the sale or transfer of interests in the Asset Interest.

BTMU Liquidity Bank: BTMUNY or any other Person providing liquidity or credit support to BTMU Purchaser under a BTMU Liquidity Agreement.

BTMU Purchaser: As defined in the preamble.

BTMU Purchaser Account: Such account set forth in a separate letter by the BTMU Purchaser Agent to the Seller and Master Servicer, or such other account as may be specified in writing from time to time by the BTMU Purchaser Agent to the Seller and Master Servicer.

BTMU Purchaser Agent: As defined in the preamble.

BTMU Purchaser Group: The BTMU Purchaser, the BTMU Liquidity Banks and the BTMU Purchaser Agent, together with their respective successors, assigns and participants.

BTMU Purchaser Group Limit: $75,000,000.

BTMUNY: As defined in the preamble.

Business Day: A day on which commercial banks in Chicago or New York City are not authorized or required to be closed for business; provided, that, when used with respect to the Earned Discount Rate or associated Asset Tranche based on BTMU LIBO Rate, “Business Day” means any Business Day on which banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

Capital Lease: At any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Change in Control:

(i) in relation to Lennox International, the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of such Person entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of such Person and having a then present right to exercise 50% or more of the voting power for the election of members of the board of directors of such Person attached to all such outstanding shares of capital stock of such Person, unless otherwise agreed in writing by the Agents; and

(ii) in relation to the Master Servicer, the Seller or any Originator, the failure of Lennox International to own (directly or through wholly-owned Subsidiaries of Lennox International) 100% of the issued and outstanding shares of the capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of the Master Servicer, the Seller or such Originator, as applicable, on a fully diluted basis.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.

Collateral: As defined in Section 9.1.

Collection Account: The segregated account that may be established and maintained in the name of the Seller with JPMorgan Chase Bank, N.A., or another commercial bank reasonably approved by the Agents.

Collection Period:

(i) the period from the date of the initial Purchase to the last day of the calendar month in which such date occurs; and

(ii) thereafter, each period from the last day of the next preceding Collection Period to the last day of the next following calendar month;

provided, however, that during any period during which Weekly Reports are required to be delivered, the Collection Period related to each related Settlement Date shall be the related Weekly Reporting Period; provided, further, however, that the last Collection Period shall end on the Final Payout Date.

Collections: With respect to any Receivable, (i) all funds which either are received by the Seller, the Originators or the Master Servicer from or on behalf of the related Obligor in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligor (including, without limitation, cash proceeds of Related Security with respect to such Receivable, including, without limitation, insurance payments that the Seller, the Originator or the Master Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), and (ii) all Deemed Collections; provided that, prior to such time as Lennox shall cease to be the Master Servicer, late payment charges, collection fees, extension fees and any other similar fees or expenses billed to and collected from an Obligor shall be paid to the Master Servicer as additional compensation for the performance of its duties as Master Servicer hereunder.

Commercial Paper Notes: The commercial paper promissory notes issued by any Purchaser in the commercial paper market.

Contract: A contract between the Seller or the Originator and any Person, or an invoice sent or to be sent by the Seller or the Originator, pursuant to or under which a Receivable shall arise or be created, or which evidences a Receivable. A ‘related Contract’ or similar reference means rights to payment, collection and enforcement, and other rights under a Contract to the extent directly related to a Receivable in the Receivables Pool, but not any other rights under such Contract.

CP Accrual Period: Each Collection Period during which any Asset Tranche is funded with Commercial Paper Notes.

CP Costs: The BTMU CP Costs and the PNC CP Costs.

Credit Agreement: That certain Fourth Amended and Restated Revolving Credit Facility Agreement dated as of October 21, 2011 by and among Lennox International Inc. as the borrower, certain financial institutions, as the lenders, and JPMorgan Chase Bank, National Association, as administrative agent for the lenders, as such agreement may be further amended, restated, substituted or replaced from time to time.

Credit and Collection Policy: Collectively, those credit and collection policies and practices of the Originators and the Master Servicer relating to Contracts and Receivables as in effect on the date of this Agreement in the form of Exhibit C hereto, as may hereafter be modified without violating Section 7.3(c), but subject to compliance with applicable state regulations in effect from time to time.

Credit Event: The earliest of (i) an Event of Bankruptcy with respect to Lennox International, (ii) an Event of Bankruptcy with respect to Lennox or (iii) any event described in subsection (d) of Section 10.1 hereof.

Cut-Off Date: The last day of each fiscal month of the Master Servicer.

Days Sales Outstanding or DSO: As of any day, an amount equal to the product of (i) 91 and (ii) a fraction the numerator of which is the aggregate Unpaid Balance of Pool Receivables as of the most recent Cut-Off Date and the denominator of which is the aggregate dollar amount of Receivables generated by the Originators during the three Collection Periods including and immediately preceding such Cut-Off Date.

Deemed Collections: As defined in Section 3.2(a).

Default Horizon Ratio: As of any Cut-Off Date, the ratio (expressed as a percentage) of (i) the aggregate sales of the Originators during the immediately preceding four (4) Collection Periods ending on such Cut-Off Date divided by (ii) the Net Pool Balance on such Cut-Off Date.

Default Ratio: At any time, an amount (expressed as a percentage) equal to a fraction (i) the numerator of which is equal to the sum of the Unpaid Balances of Eligible Receivables, during the immediately preceding Collection Period, as to which (A) any payment, or part thereof, remains unpaid for more than 150 days, but less than 181 days, from the original due date for such payment or (B) any portion of the Unpaid Balance (including amounts related to an Event of Bankruptcy) or other payment due in respect thereof was (or should have been) written off and (ii) the denominator of which is the amount of sales generated during the Collection Period six months prior to the immediately preceding Collection Period.

Defaulted Receivable: A Receivable: (i) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment, (ii) as to which any portion of the Unpaid Balance or other payment due in respect thereof was (or should have been) written off prior to the 120th day following the original due date for such payment, or (iii) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof.

Delinquency Ratio: At any time, the ratio (expressed as a percentage) computed as of the Cut-Off Date for the most recently preceding Collection Period by dividing (i) the aggregate Unpaid Balance of all Pool Receivables that are Delinquent Receivables on such Cut-Off Date by (ii) the aggregate Unpaid Balance of Pool Receivables on such Cut-Off Date.

Delinquent Receivable: A Pool Receivable (i) that is not a Defaulted Receivable and (ii) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.

Dilution: The amount of any reduction or cancellation of the Unpaid Balance of a Pool Receivable as described in Section 3.2(a), but excluding any Specified Annual Rebate processed during the applicable Collection Period, if applicable.

Dilution Horizon: For any day, the weighted average credit memo lag, in days, set forth in the most recent review conducted pursuant to the provisions of Section 7.1(c).

Dilution Horizon Ratio: As of any date, the product (calculated as of the most recent Reporting Date) of (a) the decimal equivalent of a fraction, the numerator of which is the aggregate dollar amount of all Receivables generated by the Originators during the most recent Collection Period and the denominator of which is the Net Pool Balance as of the most recent Cut-Off Date and (b) the decimal equivalent of a fraction the numerator of which is the then current Dilution Horizon and the denominator of which is 31.

Dilution Ratio: As of any Cut-Off Date, the percentage equivalent of a fraction, the numerator of which is the aggregate dollar amount of Dilutions that occurred during the Collection Period ending on such date and the denominator of which is the aggregate dollar amount of all Receivables originated by the Originators during such Collection Period.

Dilution Reserve: The product of (i) the sum of (A) the product of (x) 2 and (y) the Adjusted Dilution Ratio plus (B) the Dilution Volatility Component and (ii) the Dilution Horizon Ratio.

Dilution Volatility Component: The product of (i) the positive excess, if any, of (A) the highest Dilution Ratio over the past 12 months over (B) the Adjusted Dilution Ratio and (ii) a fraction, the numerator of which is the highest three month rolling average Dilution Ratio over the past 12 months and the denominator of which is the Adjusted Dilution Ratio.

Dollars: Means dollars in lawful money of the United States of America.

Downgraded Liquidity Bank: A Liquidity Bank with respect to which a Downgrading Event shall have occurred.

Downgrading Event: With respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by Standard & Poor’s Ratings Group, or (ii) P-1 by Moody’s.

Earned Discount: For any Yield Period for any Asset Tranche funded with a Liquidity Funding by any Purchaser Group:

IA x ER x ED	+ LF
360

where:

IA	=	the daily average (calculated at the close of business each day) of such Purchaser Group’s Purchaser Group Invested Amount in such Asset Tranche during such Yield Period,

ER	=	the Earned Discount Rate for such Yield Period,

ED	=	the actual number of days elapsed during such Yield Period, and

LF	=	the Liquidation Fee, if any, during such Yield Period.

Earned Discount Rate: For any Yield Period for any Asset Tranche funded by a Liquidity Funding, the Bank Rate for such Asset Tranche and such Yield Period;

provided, however, on any day when any Liquidation Event or an Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for each Asset Tranche shall mean a rate per annum equal to the Base Rate plus 2% per annum.

Eligible Assignee: (i) BTMUNY or any of its Affiliates, (ii) any Person managed by BTMUNY or any of its Affiliates, (iii) PNC or any of its Affiliates, (iv) any Person managed by PNC or any of its Affiliates, or (v) any financial or other institution acceptable to the Administrative Agent, and approved by the Seller (which approval by the Seller shall not be unreasonably withheld, delayed or conditioned and shall not be required if a Liquidation Event, Unmatured Liquidation Event or Credit Event has occurred and is continuing).

Eligible Receivable: At any time, a Receivable:

(i) which is a Pool Receivable arising out of the sale by an Originator in the ordinary course of its business that has been sold or contributed to the Seller pursuant to the Sale Agreement in a “true sale” transaction;

(ii) as to which the perfection of the Investors’ undivided percentage ownership interest therein is governed by the laws of a jurisdiction where the UCC is in force, and which constitutes an “account” as defined in the UCC as in effect in such jurisdiction;

(iii) the Obligor of which is (A) a resident of the United States, or any of its possessions or territories; provided, however, that a Receivable that is otherwise an “Eligible Receivable” but for this clause (iii)(A) shall be an Eligible Receivable if the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables as to which the Obligors are not residents of the United States, or any of its possessions or territories, classified at such time as Eligible Receivables pursuant to this proviso, would not exceed 5% of the aggregate Unpaid Balance of all Eligible Receivables at such time; provided, further, that at no time shall (x) a Receivable as to which the Obligor is domiciled in a non-OECD member country, and that is otherwise classified at such time as an “Eligible Receivable”, be an Eligible Receivable if the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables as to which the Obligors are domiciled in non-OECD member countries, and that are otherwise classified at such time as Eligible Receivables, would exceed 2.5% of the aggregate Unpaid Balance of all Eligible Receivables at such time, and (y) any Receivable the Obligor of which is domiciled in Venezuela be classified as an Eligible Receivable, and (B) not an Affiliate or employee of any Seller Party;

(iv) which is neither a Defaulted Receivable nor a Delinquent Receivable;

(v) with regard to which the representations and warranties of the Seller set forth in Section 6.1(l) are true and correct;

(vi) the sale of an undivided interest in which does not contravene or conflict with any law;

(vii) which is denominated and payable only in Dollars in the United States;

(viii) which arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever, provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Unpaid Balance of such Receivable then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Unpaid Balance which is not so affected;

(ix) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

(x) which satisfies in all material respects all applicable requirements of the applicable Originator’s Credit and Collection Policy;

(xi) which, according to the Contract related thereto, is due and payable within 120 days from the invoice date of such Receivable; provided, however, that on any day when the Weighted Average Term shall exceed 45 days, such Receivable, pursuant to the Contract related thereto, shall be due and payable within 60 days from the invoice date of such Receivable; provided, further that a Receivable that is otherwise an “Eligible Receivable” and is due and payable within 91-120 days from its invoice date shall not be an Eligible Receivable, if the Unpaid Balance of such Receivable when added to the Unpaid Balance of all other Receivables that are due and payable within 91-120 days from their respective invoice dates, would exceed 5% of the aggregate Unpaid Balance of all Receivables;

(xii) the Obligor of which is not the Obligor of any Defaulted Receivable which in the aggregate constitute 35% or more of the aggregate Unpaid Balance of all Receivables of such Obligor;

(xiii) the original term of which has not been extended and the Unpaid Balance of which has not been adjusted more than one time;

(xiv) the Obligor of which is not a Governmental Authority as to which the assignment of receivables owing therefrom requires compliance with the Federal Assignment of Claims Act or other similar legislation (unless the Seller has complied therewith); provided, however, that a Receivable that is otherwise an “Eligible Receivable” but for this clause (xiv) shall be an Eligible Receivable if the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables as to which the Obligors of which are Government Authorities as to which the assignment of receivables owing therefrom requires compliance with the Federal Assignment of Claims Act or other similar legislation, classified at such time as Eligible Receivables pursuant to this proviso, would not exceed 5% of the aggregate Unpaid Balance of all Eligible Receivables at such time;

(xv) which is not classified by the “Terms Description” of the related Originator’s Credit and Collection Policy or any other internal classification procedures utilized by such Originator as (A) “Authorizer,” (B) “Cash Application,” (C) “Check in Progress,” (D) “COD-Certified Check,” (E) “COD-Company Check,” (F) “Consignment Shipment,” (G) “Direct Pay,” (H) “Due Immediately,” (I) “Gratis,” (J) “Invoice to be Considered,” (K) “Paid in Advance,” (L) “Payroll Deduction,” (M) “Warrant Gratis,” (N) “Warranty Parts,” or (O) any other classification now existing or hereinafter created that has the same or any similar definition as any of the foregoing;

(xvi) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor; and

(xvii) as to which any Purchaser Agent has not notified Seller that such Purchaser Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to such Purchaser Agent.

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate: Any trade or business (whether or not incorporated) that is a member of a group of which the Master Servicer or Lennox International is a member and which is treated as a single employer under Section 414 of the Code.

Event of Bankruptcy: With respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

Excess Concentration Amount: As of any date, the sum of the amounts by which the aggregate Unpaid Balance of Receivables of each Obligor exceeds the Obligor Concentration Limit for such Obligor.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Federal Funds Rate: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by BTMUNY from three federal funds brokers of recognized standing selected by it.

Federal Reserve Board: The Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

Fee Letter: For each Purchaser Group, the fee letter (including all amendments, modifications, restatements, replacements and addendums thereto) entered into from time to time by the Seller and the members of such Purchaser Group.

Final Payout Date: The date following the Termination Date on which the Invested Amount shall have been reduced to zero and all other amounts payable by the Seller under the Transaction Documents shall have been paid in full.

Funding Termination Date: The earliest of the following:

(i) November 16, 2012, or such later date as may, from time to time, be agreed to in writing by the Agents;

(ii) the date on which the Agents declare a Funding Termination Date in a notice to the Seller in accordance with Section 10.2(a); or

(iii) in accordance with Section 10.2(b), the Funding Termination Date occurs automatically.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

Guaranty: With respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase such Indebtedness or obligation or any property constituting security therefor;

(ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness or obligation, or (B) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase of payment of such Indebtedness or obligation;

(iii) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(iv) otherwise to assure the owner of such Indebtedness or obligation against loss in respect of thereof. In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

Heatcraft: Heatcraft Technologies Inc., a Delaware corporation.

Heatcraft Refrigeration: Heatcraft Refrigeration Products LLC, a Delaware limited liability company.

Indebtedness: With respect to any Person shall mean, at any time, without duplication:

(i) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(ii) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(iii) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(v) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money, but excluding in any event obligations in respect of (A) trade or commercial letters of credit issued for the account of such Person in the ordinary course of its business and (B) stand-by letters of credit issued to support obligations of such Person that are not of a type described in any of clauses (i), (ii), (iii), (iv), (vi) or (vii) of this definition;

(vi) Swaps of such Person; and

(vii) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (i) through (vi) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (vii) above to the extent such Person remains legally liable in respect hereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

Indemnified Amounts: As defined in Section 13.1.

Indemnified Party: As defined in Section 13.1.

Independent Director: A Person who is a director of the Seller and who is not at such time, and has not been at any time during the preceding five (5) years: (i) a creditor, supplier, director, officer, employee, family member, manager, member, limited partner, partner or contractor of Lennox International, the Master Servicer, any Originator or any of their respective Subsidiaries or Affiliates (other than in such Person’s role as a director of Seller), (ii) a direct or indirect or beneficial owner, excluding de minimus ownership interests, (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of the Seller, Lennox International, the Master Servicer, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights, or (iii) a person who controls (whether directly, indirectly or otherwise) Lennox International, the Master Servicer, any Originator or any of their respective Subsidiaries or Affiliates (other than in such Person’s role as a director of Seller) or any creditor, supplier, employee, officer, director, manager, member, limited partner, partner or contractor of Lennox International, the Master Servicer, any Originator or any of their respective Subsidiaries or Affiliates (other than in such Person’s role as a director of Seller). Such Person shall be employed by a nationally recognized provider of corporate or structured finance services.

Information Package: A report in the form of Exhibit 3.1(a) and, during any period during which a Weekly Report is required to be delivered, each such Weekly Report, provided, however, that, if a Liquidation Event has occurred and is continuing, such Information Package shall be accompanied by an electronic file in a form satisfactory to each Purchaser Agent.

Initial Sale Agreement: As defined in the Background.

Initial Seller Note: As defined in the Sale Agreement.

Interim Cut-Off Date: Such date as may be specified by any Agent in any request to provide an Interim Information Package pursuant to Section 1.4(c).

Interim Information Package: As defined in Section 1.4(c).

Interim Reporting Date: As defined in Section 1.4(c).

Interim Reporting Period: Such period as may be specified by any Agent in any request to provide an Interim Information Package pursuant to Section 1.4(c).

Interim Settlement Date: One Business Day following each Interim Reporting Date.

Invested Amount: At any time with respect to the Asset Interest an amount equal to (i) the aggregate of the amounts theretofore paid to Seller for Purchases pursuant to Sections 1.1 and 1.2, less (ii) the aggregate amount of Collections theretofore received and actually distributed to the Investors on account of such Invested Amount pursuant to Section 1.3.

Investors: The Purchasers and the Liquidity Banks.

Investors’ Share: With respect to any amount, at any time, the lesser of (i) the most recently calculated Asset Interest and (ii) 100%.

Lennox: As defined in the Preamble.

Lennox Hearth: Lennox Hearth Products LLC, a Delaware limited liability company.

Lennox International: Lennox International Inc., a Delaware corporation.

Lien: With respect to any Person, any mortgage, lien, pledge, charge, security interest, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

Liquidation Event: As defined in Section 10.1.

Liquidation Fee: For each Asset Tranche (or portion thereof) funded through a Liquidity Funding, for each day in any Yield Period (computed without regard to clause (iii) of the proviso of the definition of “Yield Period”), the amount, if any, by which:

(i) the additional Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of the portion of the Invested Amount of the related Investor allocated to such Asset Tranche during such Yield Period (as so computed) if such reductions had not been made, exceeds

(ii) the income, if any, received by the related Investor from investing the proceeds of such reductions of such Investor’s portion of the Invested Amount.

Liquidation Period: The period commencing on the earlier of (i) the Funding Termination Date and (ii) the date on which a Liquidation Event has occurred or is continuing and the Administrative Agent, at the direction of any Agent, shall have notified Seller and the Master Servicer in writing, pursuant to Section 10.2(a), that the Liquidation Period has commenced, and ending on the Final Payout Date; provided, however, upon the occurrence of a Liquidation Event described in Section 10.1(e), the Liquidation Period shall commence automatically.

Liquidity Agent: With respect to the BTMU Purchaser Group, BTMUNY, as liquidity agent for the Liquidity Banks under the BTMU Liquidity Agreement, or any successor to BTMUNY in such capacity, and with respect to the PNC Purchaser Group, PNC, as liquidity agent for the Liquidity Banks under the PNC Liquidity Agreement, or any successor to PNC in such capacity.

Liquidity Agreement: With respect to the BTMU Purchaser Group, the BTMU Liquidity Agreement and with respect to the PNC Purchaser Group, the PNC Liquidity Agreement.

Liquidity Bank: With respect to the BTMU Purchaser Group, each BTMU Liquidity Bank and with respect to the PNC Purchaser Group, each PNC Liquidity Bank (collectively, the Liquidity Banks).

Liquidity Funding: Either (i) a purchase made by any Liquidity Bank (or simultaneous purchases made by the Liquidity Banks) from a Purchaser pursuant to any Liquidity Agreement or (ii) a Purchase made by a Liquidity Bank pursuant to Section 1.1.

Lockbox Account: An account maintained for the purpose of receiving Collections at a bank or other financial institution which has executed a Lockbox Agreement.

Lockbox Agreement: An agreement, in substantially the form of Exhibit A-1, among the Master Servicer, the Administrative Agent, the Seller and any Lockbox Bank.

Lockbox Bank: Any of the banks holding one or more lockboxes or Lockbox Accounts receiving Collections from Pool Receivables.

Loss Reserve: At any time, means the product of (1) 2.0 and (2) the highest rolling three month average Default Ratio during the immediately preceding twelve (12) months and (3) the most recently calculated Default Horizon Ratio.

Master Servicer: As defined in the preamble.

Material Adverse Effect: With respect to any event or circumstance, a material adverse effect on:

(i) (A) the assets, operations, business or financial condition of the Seller or (B) the business, assets, operations or financial condition of Lennox International and its Subsidiaries, taken as a whole, which could reasonably be expected to have a material adverse effect on the creditworthiness of any Originator;

(ii) the ability of the Seller, the Master Servicer, any Originator or any Affiliate thereof to perform in all material respects its obligations under this Agreement or any other Transaction Document; or

(iii) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Receivables Pool; or

(iv) the status, existence, perfection, priority or enforceability of the Secured Parties’ and the Administrative Agent’s interest in the Receivables Pool.

Material Indebtedness: Indebtedness, the aggregate principal amount of which is greater than $75,000,000.

Michel: R. E. Michel Company, a Maryland corporation.

Moody’s: Moody’s Investors Service, Inc.

Net Pool Balance: On any date, an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables in the Receivables Pool on such date, minus (ii) the Excess Concentration Amount on such date, minus (iii) any Specified Annual Rebate processed during the Collection Period during which such date occurs, if applicable.

Net Worth: With respect to the Seller on any date, an amount equal to the aggregate Unpaid Balance of all Pool Receivables minus the sum of (i) the aggregate Unpaid Balance of all Defaulted Receivables on such day, (ii) if applicable, the aggregate principal amount outstanding of the Initial Seller Notes on such day, together with all accrued and unpaid interest thereon on such day, and (iii) an amount equal to the Required Reserves plus the Invested Amount on such day.

Obligor: A Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

Obligor Concentration Limit: At any time, in relation to the aggregate Unpaid Balance of Receivables owed by any single Obligor and its Affiliated Obligors (if any):

(i) for Obligors (other than Michel) who have a short term unsecured debt rating currently assigned to them by either S&P or Moody’s, the applicable concentration limit shall be determined according to the following table (and, if such Obligor is rated by both S&P and Moody’s and has a split rating, the applicable rating will be the lower of the two):

S&P Rating	Moody’s Rating	Allowable % of Eligible Receivables
A-1 or better	P-1	10%
A-2	P-2	6%
A-3	P-3	3%

If such Obligor is rated by only S&P, the applicable rating will be deemed to be one ratings tier below the actual rating by S&P, and, if such Obligor is rated by only Moody’s, the applicable rating will be deemed to be one ratings tier below the actual rating by Moody’s, it being understood that if, for example, Moody’s has assigned a P-1 rating to such Obligor and S&P has not rated it, the applicable rating will be deemed to be P-2;

(ii) for Michel, 7.5% of the aggregate Unpaid Balance of Eligible Receivables at such time provided, that such percentage may be decreased by the Administrative Agent in its sole discretion; and

(iii) for Obligors (other than Michel) who do not have a debt rating listed above or who are not rated, 2.5% of the aggregate Unpaid Balance of Eligible Receivables at such time;

provided, however that at the Seller’s request and in the Agents’ sole discretion, the Agents may permit certain obligors to have an Obligor Concentration Limit in excess of those described in clauses (i) and (iii) above (“Special Obligor”); provided, however, that any such Special Obligor designation shall not take effect without the confirmation of approval to the Agents by each of Fitch Investors Service, Moody’s and S&P of such designation, if any Agent, in its sole discretion, determines that such confirmation of approval shall be required.

Originator: Each of Lennox and any other Person who is a seller under the Sale Agreement.

Other Taxes: As defined in Section 14.5(b).

Percentage: With respect to any Liquidity Bank, the percentage set forth as such Liquidity Bank’s Percentage on the signature page to this Agreement or to the Assignment and Acceptance pursuant to which such Liquidity Bank became a party to this Agreement, in each case as such percentage may be reduced or increased by any Assignment and Acceptance entered into between such Liquidity Bank and an Eligible Assignee.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

Plan: Any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of Lennox or any ERISA Affiliate.

PNC: As defined in the preamble.

PNC CP Costs: For each day in any Yield Period with respect to any Asset Tranche funded by Commercial Paper Notes, the sum of (a) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the rollover of any Pooled Commercial Paper) on the PNC Purchaser’s Pooled Commercial Paper on such day issued to fund or maintain such Asset Tranche, as determined by the PNC Purchaser Agent, plus (b) any and all accrued commissions in respect of the PNC Purchaser’s placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs (including without limitation those associated with funding small or odd-lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day plus (d) on any day when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, 2% per annum (it being understood that the amounts described herein shall be determined by the PNC Purchaser Agent, whose determination shall be conclusive).

PNC LIBO Rate: For any Yield Period, the interest rate per annum determined by the PNC Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in U.S. dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the PNC Purchaser Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. London time two (2) Business Days before the commencement of such Yield Period for an amount comparable to the applicable Invested Amount.

PNC LIBO Rate Reserve Percentage: With respect to any Investor for any Yield Period in respect of which Earned Discount is computed by reference to the PNC LIBO Rate, the maximum effective percentage in effect on such day as prescribed by the Federal Reserve Board for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as Eurocurrency Liabilities (as such term is defined in Regulation D)).

PNC LIBO Rate (Reserved): With respect to any Yield Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable PNC LIBO Rate for such Yield Period by (ii) a percentage equal to 100% minus the PNC LIBO Rate Reserve Percentage.

PNC Liquidity Agreement: The liquidity asset purchase agreement or other liquidity agreement entered into by any PNC Liquidity Bank for the benefit of the PNC Purchaser, to the extent relating to the sale or transfer of interests in the Asset Interest.

PNC Liquidity Bank: PNC or any other Person providing liquidity or credit support to PNC Purchaser under a PNC Liquidity Agreement.

PNC Purchaser: As defined in the preamble.

PNC Purchaser Account: Such account set forth in a separate letter by the PNC Purchaser Agent to the Seller and Master Servicer, or such other account as may be specified in writing from time to time by the PNC Purchaser Agent to the Seller and Master Servicer.

PNC Purchaser Agent: As defined in the preamble.

PNC Purchaser Group: The PNC Purchaser, the PNC Liquidity Banks and the PNC Purchaser Agent, together with their respective successors, assigns and participants.

PNC Purchaser Group Limit: $75,000,000.

Pool Receivable: A Receivable in the Receivables Pool.

Pooled Commercial Paper: Commercial Paper Notes issued by the BTMU Purchaser or the PNC Purchaser which are subject to any particular pooling arrangement, as determined by the BTMU Purchaser Agent or the PNC Purchaser Agent (it being recognized that there may be more than one distinct group of Pooled Commercial Paper at any time).

Preferred Stock: Any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

Prior RPA: As defined in the Background.

Prime Rate: Refers to that fluctuating rate of interest per annum equal to the higher of the rate of interest most recently announced by BTMUNY or its Affiliate Bank of Tokyo-Mitsubishi UFJ Trust Company, in New York, New York as its prime rate; the Prime Rate is not necessarily intended to be the lowest rate of interest determined by BTMUNY or Bank of Tokyo-Mitsubishi UFJ Trust Company in connection with extensions of credit.

Program Fee: The aggregate “Program Fee” set forth in each Fee Letter.

Pro Rata Share: At any time with respect to a Purchaser Group, (a) with respect to any payment to be made to such Purchaser Group, the percentage equivalent of a fraction the numerator of which is equal to such Purchaser Group’s Purchaser Group Invested Amount at such time and the denominator of which is equal to the Invested Amount at such time and (b) with respect to any Purchase to be made by such Purchaser Group, the percentage equivalent of a fraction, the numerator of which is equal to such Purchaser Group’s Purchaser Group Limit and the denominator of which is equal to the Purchase Limit.

Purchase: As defined in Section 1.1.

Purchase Limit: As defined in Section 1.1.

Purchaser: Each of the BTMU Purchaser and the PNC Purchaser (collectively, the Purchasers).

Purchaser Agent: With respect to the BTMU Purchaser, the BTMU Purchaser Agent and with respect to the PNC Purchaser, the PNC Purchaser Agent (collectively, the Purchaser Agents).

Purchaser Agent Account: With respect to the BTMU Purchaser Agent, the BTMU Purchaser Account and with respect to the PNC Purchaser Agent, the PNC Purchaser Account.

Purchaser Group: Each of the BTMU Purchaser Group and the PNC Purchaser Group (collectively, the Purchaser Groups).

Purchaser Group Invested Amount: With respect to a Purchaser Group, the aggregate of the portions of the Invested Amount outstanding at such time that were funded by such Purchaser Group.

Purchaser Group Limit: With respect to the BTMU Purchaser Group, the BTMU Purchaser Group Limit and with respect to the PNC Purchaser Group, the PNC Purchaser Group Limit.

Purchaser Group’s Tranche Investment: In relation to any Asset Tranche of any Purchaser Group, the amount of the Invested Amount allocated by the Purchaser Agent of such Purchaser Group to that Asset Tranche pursuant to Section 2.1, provided, that at all times (i) the aggregate amounts allocated to all Asset Tranches of any Purchaser Group shall equal such Purchaser Group’s Invested Amount and (ii) the aggregate amounts allocated to all Asset Tranches of all Purchaser Groups shall equal the Invested Amount.

Qualifying Liquidity Bank: A Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by Standard & Poor’s and (ii) P-1 by Moody’s.

Receivable: Any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible and includes the right to payment of any interest or finance charges and other amounts with respect thereto.

Receivables Pool: At any time all then outstanding Receivables which have been sold or contributed as capital, or purported to have been sold or contributed as capital, by an Originator to the Seller, other than those reconveyed to an Originator pursuant to Section 3.5 of the Sale Agreement.

Regulation D: Regulation D of the Federal Reserve Board, as the same may be amended or supplemented from time to time.

Regulatory Change: Any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Banks) of or under any United States (federal, state or municipal) or foreign, laws, or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

Reinvestment: As defined in Section 1.3(a)(iii).

Related Assets: (i) all rights to, but not any obligations under, all related Contracts and other Related Security related to any Pool Receivables, (ii) all rights and interests of the Seller under the Sale Agreement in relation to any Pool Receivables, (iii) all books and records evidencing or otherwise relating to any Pool Receivables, (iv) all Lockbox Accounts and related lock boxes and all cash and investments therein, to the extent constituting or representing the items in the following clause (v) and (v) all Collections in respect of, and other proceeds of, any Pool Receivables or any other Related Assets.

Related Security: With respect to any Pool Receivable, all of the Seller’s (in the case of usage in the Receivables Purchase Agreement) or the Originator’s (in the case of usage in the Sale Agreement) right, title and interest in and to: (i) all Contracts that relate to such Pool Receivable; (ii) all merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (iii) all security deposits and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (iv) all UCC financing statements covering any collateral securing payment of such Pool Receivable (but only to the extent of the interest of the Purchaser in the respective Pool Receivable); (v) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (vi) all insurance policies, and all claims thereunder, related to such Pool Receivable, in each case to the extent directly related to rights to payment, collection and enforcement, and other rights with respect to such Pool Receivable. Except to the extent included in the Collateral, the interest of each Investor in any Related Security is only to the extent of the undivided percentage ownership interest of such Investor’s Purchaser Group, as more fully described in the definition of Asset Interest.

Reportable Event: Any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

Reporting Date: The fifteenth day of each month or if such day is not a Business Day, the next succeeding Business Day; provided however, that if the senior unsecured debt ratings of Lennox International Inc. by Moody’s or S&P are reduced below Ba3 or BB-, respectively, or are withdrawn by either of Moody’s or S&P or if either Moody’s or S&P no longer provides a senior unsecured debt rating for Lennox International Inc. and, in any such case, the aggregate Invested Amount is greater than $0.00, then, in any such case, the Reporting Date will be the first Business Day of each week.

Required Reserve: On any day during a Collection Period, an amount equal to the product of (i) the Net Pool Balance and (ii) the sum of (a) the Yield Reserve on such day, (b) the Servicing Reserve on such day and (c) the greater of (I) Required Reserve Factor Floor on such day and (II) the sum of (1) the Loss Reserve on such day and (2) the Dilution Reserve on such day.

Required Reserve Factor Floor: The sum of (i) an amount, not in excess of 15.0%, equal to (A) 10.0%, plus (B) an amount, as of any date of determination and expressed as a percentage of the aggregate Unpaid Balance of Eligible Receivables as of such date, equal to the excess, if any, of (x) the aggregate Unpaid Balance of Eligible Receivables the Obligor of which is Michel over (y) an amount equal to 2.5% of the aggregate Unpaid Balance of Eligible Receivables, and (ii) the product of the Adjusted Dilution Ratio times the Dilution Horizon Ratio.

S&P: Standard & Poor’s Ratings Service.

Sale Agreement: The Second Amended and Restated Purchase and Sale Agreement dated as of November 18, 2011 among the Originators and the Seller as it may be amended, restated, supplemented or otherwise modified.

SEC: The Securities and Exchange Commission.

Secured Parties: The Purchasers, the Liquidity Banks, the Agents, the other Indemnified Parties and the other Affected Parties.

Seller: As defined in the preamble.

Seller Information: As defined in Section 14.7(a).

Seller Information Provider: As defined in Section 14.7(a).

Seller Party: As defined in the preamble.

Seller’s Account: The account specified in a written notice provided by the Seller to the Agents.

Seller’s Share: With respect to any amount means 100% minus the lesser of (i) the most recently calculated Asset Interest and (ii) 100%.

Servicer Default: As defined in Section 8.4.

Servicing Fee: Accrued for any day in a Collection Period means: (i) an amount equal to the product of (A) the Servicing Fee Rate, (B) the aggregate Unpaid Balance of the Pool Receivables at the close of business on the first day of such Collection Period, and (C) 1/360; or (ii) on and after the Master Servicer’s reasonable request made at any time when Lennox, Seller or any Affiliate or designee thereof shall no longer be Master Servicer, an alternative amount specified by Master Servicer not exceeding (A) 110% of Master Servicer’s costs and expenses of performing its obligations under the Agreement during the Collection Period when such day occurs divided by (B) the number of days in such Collection Period.

Servicing Fee Rate: 1.00% per annum.

Servicing Reserve: The product of (i) the Servicing Fee Rate and (ii) a fraction, the numerator of which is the Twelve Month DSO and the denominator of which is 360.

Settlement Date: Two Business Days following each Reporting Date; provided, however, during any period during which a Weekly Report is required to be delivered, the Settlement Date shall also be two Business Days immediately following the related Weekly Reporting Date.

Special Obligor: As defined in the definition of Obligor Concentration Limit.

Specified Annual Rebate: Identifiable annual volume and sales rebates tracked and processed by Lennox during the applicable period.

Subsidiary: With respect to any Person means (i) a corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, limited liability company, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

Successor Notice: As defined in Section 8.1(b).

Swaps: With respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purpose of this Agreement, the amount of the obligation under any Swap shall be an amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

Taxes: As defined in Section 3.3(d).

Termination Date: The earliest of:

(i) the date of termination (whether by scheduled expiration, termination on default or otherwise) of the Liquidity Banks’ commitments under their respective Liquidity Agreement (unless such commitments are renewed, extended or replaced on or before such date);

(ii) the Funding Termination Date;

(iii) the date designated by the Seller as the “Termination Date” on not less than thirty (30) days’ notice to the Administrative Agent, provided that on such date the Invested Amount has been reduced to zero, all accrued Earned Discount, CP Costs and fees have been paid in full and all other amounts due to the Investors and the Agents have been paid in full; and

(iv) the date on which any of the following shall occur:

(A) A Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 45 days, (x) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to a Liquidity Agreement in form and substance acceptable to the

Purchaser and the Administrative Agent, and (y) the commitment of such Downgraded Liquidity Bank under the Liquidity Agreement shall not have been funded or collateralized in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes; or

(B) Purchaser shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Termination Notice: As defined in Section 8.4.

Threshold Amount: $1,000,000, or such other amount to which the Administrative Agent may agree in writing from time to time.

Transaction Documents: This Agreement, the Lockbox Agreements, the Sale Agreement, the Assurance Agreement, the Fee Letter, all amendments and waivers to any of the foregoing, and the other documents to be executed and delivered in connection herewith.

Transaction Fees: Subject to the limitations set forth in the Fee Letter, all reasonable expenses of the Agents incurred in connection with the consummation of this Agreement and each other Transaction Document, including but not limited to (i) the legal fees of Kaye Scholer LLP, counsel to the Administrative Agent, (ii) expenses incurred in connection with any due diligence audit and (iii) out-of-pocket expenses of the Agents.

Twelve Month DSO: For any day, the highest Days Sales Outstanding that occurred during the twelve (12) month period ending on such date of calculation.

UCC: The Uniform Commercial Code, as from time to time in effect in the applicable jurisdiction or jurisdictions.

Unmatured Liquidation Event: Any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

Unpaid Balance: With respect to any Receivable means at any time the unpaid amount thereof, but excluding all late payment charges, delinquency charges and extension or collection fees.

Unused Fee: The aggregate “Unused Fee” set forth in the Fee Letter.

Weekly Report: A report (for the week most recently ended) in the form of Exhibit 3.1(a)-2.

Weekly Reporting Date: For any period during which Weekly Reports are required to be delivered, the first Business Day of each calendar week.

Weekly Reporting Period: For any Weekly Reporting Date, the calendar week ended on the Friday immediately preceding such Weekly Reporting Date.

Weekly Settlement Date: One Business Day following each Weekly Reporting Date.

Weighted Average Term: On any day, the weighted average of the stated terms of all Receivables (excluding Receivables owed by an Affiliate or employee of any Seller Party or Originator) owned by Seller on such date, weighted on the basis of the Unpaid Balance of each such Receivable, as of such date of calculation.

Yield Period: With respect to any Asset Tranche funded by a Liquidity Funding,

(a) the period commencing on the date of the initial Purchase of the Asset Interest, the making of such Liquidity Funding, or the creation of such Asset Tranche pursuant to Section 2.1 (whichever is latest) and ending such number of days thereafter as the Purchaser Agent of the Liquidity Bank making such Liquidity Funding shall select; and

(b) each period commencing on the last day of the immediately preceding Yield Period for the related Asset Tranche and ending such number of days thereafter as the Purchaser Agent of the Liquidity Bank making such Liquidity Funding shall select;

provided, however, that

(i) any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (unless the related Asset Tranche shall be accruing Earned Discount at a rate determined by reference to BTMU LIBO Rate (Reserved), in which case if such succeeding Business Day is in a different calendar month, such Yield Period shall instead be shortened to the next preceding Business Day);

(ii) in the case of Yield Periods of one day for any Asset Tranche, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and

(iii) in the case of any Yield Period for any Asset Tranche which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Asset Tranche shall be of such duration as shall be selected by the applicable Purchaser Agent.

Yield Reserve: On any date of determination, the product of (i) 1.5, (ii) the Base Rate and (iii) a fraction the numerator of which is the Twelve Month DSO and the denominator of which is 360.

(A) Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

(B) Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SCHEDULE 6.1(n)

LIST OF OFFICES OF MASTER SERVICER AND SELLER WHERE RECORDS ARE KEPT

Seller

LPAC Corp.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

Master Servicer

Lennox Industries Inc.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

400 Norris Glen Road

Etobicoke, ON Canada M9C 1H5

Originators

Lennox Industries Inc.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

400 Norris Glen Road

Etobicoke, ON Canada M9C 1H5

Allied Air Enterprises Inc.

2140 Lake Park Blvd

Richardson, TX 75080

215 Metropolitan Dr

West Columbia, SC 29170

Lennox Hearth Products LLC

2140 Lake Park Blvd

Richardson, TX 75080

1508 Elm Hill Pike

Nashville, TN 37210

Heatcraft Refrigeration Products LLC

2140 Lake Park Blvd

Richardson, TX 75080

10146 N. Links Drive

Stone Mountain, GA 30014

SCHEDULE 6.1(o)

LIST OF LOCKBOX BANKS

MAIN OFFICE ADDRESS, LOCKBOX & ACCOUNT NUMBERS

Lockbox	Account

JPMorgan Chase Bank, N.A. P.O. Box 910549 Dallas, TX 75391-0549 Lennox Industries Inc. JPMorgan Chase Bank, N.A. P.O. Box 915052 Dallas, TX 75391-0549 Lennox Industries Inc.	JPMorgan Chase Bank, N.A. [omitted]

JPMorgan Chase Bank, N.A. P.O. Box 731093 Dallas, TX 75391-0549 Lennox Industries Inc.	JPMorgan Chase Bank, N.A. [omitted]

N/A	JPMorgan Chase Bank, N.A. [omitted]

JPMorgan Chase Bank, N.A. Lockbox 22325 22352 Network Place Chicago, IL 60603 Allied Air Enterprises	JPMorgan Chase Bank, N.A. [omitted]

JPMorgan Chase Bank, N.A. Lockbox 88266 88266 Expedite Way Chicago, IL 60695 Lennox Hearth Products	JPMorgan Chase Bank, N.A. [omitted]

JPMorgan Chase Bank, N.A. Lockbox 904023 806 Tyvola Road, Suite 108 Charlotte, NC 28217 Heatcraft Refrigeration Products LLC	JPMorgan Chase Bank, N.A. [omitted]

Amegy Bank Dept: 895, Lockbox 4346 Houston, TX 77210-4346 Heatcraft Refrigeration Products LLC	Amegy Bank [omitted]

SCHEDULE 6.1(u)

CAPITALIZATION OF SELLER

Common Stock

The authorized common stock of Seller is one hundred (100) shares of $.01 par value per share of which one hundred (100) shares are issued and outstanding and held as follows:

Heatcraft Technologies Inc. - 80 shares

Lennox Industries Inc. - 10 shares

Heatcraft Inc. - 5 shares

Allied Air Enterprises Inc. - 5 shares

Preferred Stock

The authorized preferred stock of the Seller is up to one million (1,000,000) shares of preferred stock, par value $.01 per share, of which 28,191 shares with a liquidation value of $1,000 per share are outstanding, all of which are owned by Lennox.

Initial Seller Note

None.

SCHEDULE 14.2

NOTICE ADDRESSES

Seller:

LPAC Corp.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

Attention: Treasury Department

Rick Pelini, President and Treasurer

Phone No.: 972-497-5410

Facsimile No.: 972-497-6940

Master Servicer:

Lennox Industries Inc.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

Attention: Treasury Department

Rick Pelini, Vice President and Treasurer

Phone No.: 972-497-5410

Facsimile No.: 972-497-6940

Copies to:

John Torres, General Counsel

Lennox International Inc.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

Facsimile No.: 972-497-5268

Administrative Agent, BTMU Purchaser Agent and BTMU Liquidity Bank:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Securitization Group

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

R. Greg Hurst

Fax: 212-782-6448

E-mail: rhurst@us.mufg.jp

BTMU Purchaser:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Securitization Group

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

Adit Reddy

Phone: 212-782-6957

Fax: 212-782-6448

E-mail: areddt@us.mufg.jp

Copies to:

Kaye Scholer LLP

425 Park Avenue

New York, NY 10022

Eric P. Marcus, Esq.

Fax Number: (212) 836-6537

E-mail: emarcus@kayescholer.com

PNC Purchaser and PNC Purchaser Agent:

PNC Bank, National Association

Three PNC Plaza, 4th Floor

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Attn: William Falcon

Fax: (412) 762-9184

Email: william.falcon@pnc.com and pncconduitgroup@pnc.com

PNC Liquidity Bank:

PNC Bank, National Association

225 Fifth Avenue , 4th Floor

Pittsburgh, PA 15222

Attn: M. Colin Warman

Tel: 412.768.9482

Fax: 412.705.1225

Email: colin.warman@pnc.com mailto:colin.warman@pnc.com

EXHIBIT 1.2(a)

FORM OF PURCHASE REQUEST

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

PNC BANK, NATIONAL ASSOCIATION

Three PNC Plaza, 4th Floor

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Ladies and Gentlemen:

Reference is made to the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among LPAC Corp., as the Seller, Lennox Industries Inc., as the Master Servicer (and together with Seller, collectively referred to as the “Seller Parties”), Victory Receivables Corporation, as a purchaser (the “BTMU Purchaser”), Market Street Funding LLC, as a purchaser (the “PNC Purchaser”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent (the “Administrative Agent”), BTMU Purchaser Agent (“BTMU Purchaser Agent”) and a liquidity bank (“BTMU Liquidity Bank”) and PNC Bank, National Association, as PNC Purchaser Agent (“PNC Purchaser Agent”) and a liquidity Bank (“PNC Liquidity Bank”). Capitalized terms defined in the Purchase Agreement are used herein with the same meanings.

1. Each of the Seller Parties hereby certifies, represents and warrants to the Investors and the Agents that on and as of the Purchase Date (as hereinafter defined):

(a) all applicable conditions precedent set forth in Article V of the Purchase Agreement have been satisfied;

(b) each of its respective representations and warranties contained in Section 6.1 of the Purchase Agreement will be true and correct, in all material respects, as if made on and as of the Purchase Date;

(c) no event will have occurred and is continuing, or would result from the requested Purchase, that constitutes a Liquidation Event or Unmatured Liquidation Event;

(d) after giving effect to the requested Purchase, the Invested Amount will not exceed the available Purchase Limit, no Purchaser Group’s Purchaser Group Invested Amount will exceed such Purchaser Group’s Purchaser Group Invested Amount and the Asset Interest will not exceed the Allocation Limit; and

(e) the Termination Date shall not have occurred.

2. The undersigned, as Seller hereby requests that a Purchase be made on                     , 20     (the “Purchase Date”) in the amount of $            . The Pro Rata Share of such amount of the BTMU Purchaser Group is $[            ] and the Pro Rata Share of such amount of the PNC Purchaser Group is $[            ]

3. Please disburse the proceeds of the Purchase as follows:

[Apply $             to payment of Invested Amount due on the Purchase Date].

[Wire transfer $             to account no.              at                      Bank, in [city, state], ABA No.             , Reference:             ].

IN WITNESS WHEREOF, the Seller and the Master Servicer have caused this Purchase Request to be executed and delivered as of this      day of                     ,         .

LPAC CORP., as Seller

By:

Name:

Title:

Lennox Industries Inc., as Master Servicer

By:

Name:

Title:

EXHIBIT 3.1(a)

FORM OF INFORMATION PACKAGE

[See Attached]

Lennox

MONTHLY REPORT

I. Total Investment

	CP Outstanding	BTMU	PNC	TOTAL
1	CP Outstanding as of the Previous Month End
2	Addition (+) or Reduction (-) in CP During Current Month
3	New CP Outstanding (Net Investment)

II. Portfolio Aging

	A	B	C	D	E	F	G	H	I
	Current + Dealer Owned	1-30 Days Past Due	31-60 Days Past Due	61-90 Days Past Due	91- 120 Days Past Due	121-150 Days Past Due	151-180 Days Past Due	181+ Days Past Due	Total
4

III. Portfolio Activity

	A	B	C	D	E	F	G
	Beginning Balance	Sales	Collections	Net Write-Offs	Dilution	Processed Rebates	Ending Balance
5
		(+)	(-)	(-)	(-)	(-)

IV. Eligible Receivables Balance

		(-)	(+)

6	Total Ending A/R

7	Delinquent Receivables
8	Defaulted Receivables
9	Excess 91-120 day Payment Terms (over 5% of A/R)
10	Credit Balance Items over 90 Days Past Due
11	Unapplied Cash Balance
12	Ineligibles- Deferred Receivables (1% late fee 1-30dpd)
13	Ineligibles - Government Receivables (<91 DPD)
14	Ineligibles - Notes Receivable
15	Ineligibles - Cross-Aged Receivables (>35%)
16	Ineligibles - Excluded Payment Terms
17	Ineligibles - Owned Dealer Receivables
18	Processed Rebates

19	Total Ineligible Receivables

20	Total Eligible Receivables

V. Concentration Receivables

		A	B	C	D
	Obligor Name	Receivables	Concentration Limit ($)	Purchase Limit (%)	Excess Concentrations
1
2
3
4
5
6
7
8
9
10

21	Total Excess Concentrations

VI. Net Receivable Balance

22	Government (up to 5% of Eligible)
23	Excess Concentration
24	Excess Foreign
25	Excess Non-OECD Countries

26	Net Receivable Balance (NRB)

1/2

Lennox

MONTHLY REPORT

VII. Reserve Calculations

Loss Reserve
27	Loss Ratio
28	Loss Reserve Stress Factor
29	Loss Horizon Ratio

30	Required Reserve Factor Floor

31	Loss Reserve %

Dilution Reserve
32	Dilution Reserve Stress Factor
33	Dilution Ratio
34	3-m Avg. Dilution Ratio
35	Dilution Spike
36	Adjusted Dilution Ratio
37	Dilution Horizon Ratio
38	Dilution Volatility Ratio

39	Dilution Reserve Floor

40	Dilution Reserve %

Yield Reserve
41	Days Sales Outstanding
42	12M High DSO
43	Prime

44	Yield Reserve %

Servicing Reserve
45	12M High DSO

46	Servicing Reserve %

47	A Required Reserve Factor Floor plus Dilution Reserve Floor
48	B Dynamic Loss Reserve plus Dynamic Dilution Reserve
49	C Yield Reserve plus Servicing Reserve

50	Greater of (A, B) plus C

VIII. Computation of Investment

51	CP Outstanding
52	Net Receivable Balance (NRB)
53	Total Reserves
54	NRB Less Reserves

55	Maximum Possible Borrowing Amount (limit $150MM)

56	Mandatory Paydown (if needed)

IX. Performance Ratio Calculations

		A	B	C	D	E	F
		Default Ratio		Delinquency Ratio		Dilution Ratio
	Month	Current	3-Month Rolling Average	Current	3-Month Rolling Average	Current	3-Month Rolling Average
57
58
59

X. Compliance

60	Is the current 3-month rolling average Default Ratio < 3.00%

61	Is the current 3-month rolling average Delinquency Ratio < 4.50%

62	Is the current 3-month rolling average Dilution Ratio < 12.00%

By signing below, I attest to the accuracy and completeness of the above information. In addition to that, I certify that Lennox has and continues to comply with all facility documentation, covenants, representations and warranties as set out in the Receivables Purchase Agreement.

x	x
Name:	Date:
Title:

2/2

EXHIBIT 3.1(a)-2

FORM OF WEEKLY REPORT

[See Attached]

Lennox

MONTHLY REPORT

I. Total Investment

	CP Outstanding	BTMU	PNC	TOTAL
1	CP Outstanding as of the Previous Month End
2	Addition (+) or Reduction (-) in CP During Current Month
3	New CP Outstanding (Net Investment)

II. Portfolio Aging

	A	B	C	D	E	F	G	H	I
	Current + Dealer Owned	1-30 Days Past Due	31-60 Days Past Due	61-90 Days Past Due	91- 120 Days Past Due	121-150 Days Past Due	151-180 Days Past Due	181+ Days Past Due	Total
4

III. Portfolio Activity

	A	B	C	D	E	F	G
	Beginning Balance	Sales	Collections	Net Write-Offs	Dilution	Processed Rebates	Ending Balance
5
		(+)	(-)	(-)	(-)	(-)

IV. Eligible Receivables Balance

		(-)	(+)

6	Total Ending A/R

7	Delinquent Receivables
8	Defaulted Receivables
9	Excess 91-120 day Payment Terms (over 5% of A/R)
10	Credit Balance Items over 90 Days Past Due
11	Unapplied Cash Balance
12	Ineligibles- Deferred Receivables (1% late fee 1-30dpd)
13	Ineligibles - Government Receivables (<91 DPD)
14	Ineligibles - Notes Receivable
15	Ineligibles - Cross-Aged Receivables (>35%)
16	Ineligibles - Excluded Payment Terms
17	Ineligibles - Owned Dealer Receivables
18	Processed Rebates

19	Total Ineligible Receivables

20	Total Eligible Receivables

V. Concentration Receivables

		A	B	C	D
	Obligor Name	Receivables	Concentration Limit ($)	Purchase Limit (%)	Excess Concentrations
1
2
3
4
5
6
7
8
9
10

21	Total Excess Concentrations

VI. Net Receivable Balance

22	Government (up to 5% of Eligible)
23	Excess Concentration
24	Excess Foreign
25	Excess Non-OECD Countries

26	Net Receivable Balance (NRB)

1/2

Lennox

MONTHLY REPORT

VII. Reserve Calculations

Loss Reserve
27	Loss Ratio
28	Loss Reserve Stress Factor
29	Loss Horizon Ratio

30	Required Reserve Factor Floor

31	Loss Reserve %

Dilution Reserve
32	Dilution Reserve Stress Factor
33	Dilution Ratio
34	3-m Avg. Dilution Ratio
35	Dilution Spike
36	Adjusted Dilution Ratio
37	Dilution Horizon Ratio
38	Dilution Volatility Ratio

39	Dilution Reserve Floor

40	Dilution Reserve %

Yield Reserve
41	Days Sales Outstanding
42	12M High DSO
43	Prime

44	Yield Reserve %

Servicing Reserve
45	12M High DSO

46	Servicing Reserve %

47	A Required Reserve Factor Floor plus Dilution Reserve Floor
48	B Dynamic Loss Reserve plus Dynamic Dilution Reserve
49	C Yield Reserve plus Servicing Reserve

50	Greater of (A, B) plus C

VIII. Computation of Investment

51	CP Outstanding
52	Net Receivable Balance (NRB)
53	Total Reserves
54	NRB Less Reserves

55	Maximum Possible Borrowing Amount (limit $150MM)

56	Mandatory Paydown (if needed)

IX. Performance Ratio Calculations

		A	B	C	D	E	F
		Default Ratio		Delinquency Ratio		Dilution Ratio
	Month	Current	3-Month Rolling Average	Current	3-Month Rolling Average	Current	3-Month Rolling Average
57
58
59

X. Compliance

60	Is the current 3-month rolling average Default Ratio < 3.00%

61	Is the current 3-month rolling average Delinquency Ratio < 4.50%

62	Is the current 3-month rolling average Dilution Ratio < 12.00%

By signing below, I attest to the accuracy and completeness of the above information. In addition to that, I certify that Lennox has and continues to comply with all facility documentation, covenants, representations and warranties as set out in the Receivables Purchase Agreement.

x	x
Name:	Date:
Title:

2/2

EXHIBIT A-1

FORM OF LOCKBOX AGREEMENT

[See Attached]

A-1-1

Blocked Account Control Agreement

(“Lockbox and Lockbox Account – Shifting Control”) | JPMORGAN CHASE BANK, N.A.

V1.0_0705

AGREEMENT dated as of November 25, 2009, by and among LPAC CORP. (“Company”), LENNOX INDUSTRIES INC. (“Servicer”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“Agent”) and JPMORGAN CHASE BANK, N.A. (“Depositary”).

The parties hereto refer to Post Office Box Nos. set forth on Schedule A (collectively, the “Lockbox”) and the related Account Nos. set forth on Schedule A (the “Lockbox Account”) and the other Account Nos. set forth on Schedule A (collectively with the Lockbox Account, the “Account”), in each case the name of the Company, serviced by the Servicer on behalf of the Company, maintained at Depositary and hereby agree as follows:

1.	Company, Servicer and Agent notify Depositary that by separate agreement Company has granted Agent control of and a security interest in the Lockbox and all monies, checks, instruments or other items deposited from time to time therein and in the Account and all funds on deposit from time to time therein. Depositary acknowledges being so notified. Depositary acknowledges that Seller is its customer with respect to the Account. Company, Servicer, Agent and Depositary agree that Depositary will comply with all instructions given to it by Agent and directing disposition of any funds in the Account without further consent by Servicer or Company.

2.	(a) Agent hereby directs Depositary that the Company, or Servicer, as servicer for Company, shall have no right to issue withdrawal, delivery or other instructions which it otherwise would be entitled to give under the Applicable Documentation (as hereinafter defined) with respect to the Lockbox (collectively, “lockbox instructions”), or any other right or ability to control, access, pick up, withdraw or transfer items from the Lockbox without Agent’s express written consent with respect thereto. On each business day (and without Servicer’s or Company’s consent), Depositary shall open the mail delivered to the Lockbox and deposit the monies, checks, instruments and other items contained therein into the related Lockbox Account (unless otherwise instructed by Agent).

(b) Prior to the Effective Time (as defined below) Depositary shall honor all withdrawal, payment, transfer or other fund disposition or other instructions which the Servicer, as servicer for the Company, is entitled to giver under the Applicable Documentation (as hereinafter defined) (collectively “account instructions” and, together with lockbox instructions, “instructions”) received from the Servicer, as servicer for Company (but not those from Agent) concerning the Account. On and after the Effective Time (and without Servicer’s or Company’s consent), Depositary shall honor all instructions received from Agent (but not those from Company or Servicer) concerning the Account and neither Servicer nor Company shall have any right or ability to access or withdraw or transfer funds from the Account or deliver any instructions.

For the purposes hereof, the “Effective Time” shall be the opening of business on the second business day next succeeding the business day on which a notice purporting to be signed by Agent in substantially the same for as Exhibit A, attached hereto, with a copy of this Agreement attached hereto (a “Shifting Control Notice”), is actually received by the individual employee of Depositary to whom the notice is required hereunder to be addressed or any employee succeeding such employee’s duties and responsibilities; provided, however, that if any such notice is so received after 12:00 noon, New York City time, on any business day, the “Effective Time” shall be the opening of business on the third business day next succeeding the business day on which such receipt occurs; and, provided further, that a “business day” is any day other than a Saturday, Sunday or other day on which Depositary is or is authorized or required by law to be closed.

Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving the Account duly commenced by Depositary or any affiliate prior to the effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement; and (ii) Depositary and/or any affiliate may (at its discretion and without any obligation to do so) (x) cease honoring Servicer’s and Company’s instructions and/or commence honoring solely Agent’s instructions concerning the Account and the Lockbox at any time or from time to time after it becomes aware that Agent has sent to it a Shifting Control Notice but prior to the Effective Time therefore (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above), or (y) deem a Shifting Control Notice to be received by it for purposes of the foregoing paragraph prior to the specified individual’s actual receipt if otherwise actually received by Depositary (or if such Shifting Control Notice contains minor mistakes or other irregularities but otherwise substantially complies with the form attached hereto as Exhibit A or does not attach an appropriate copy of this Agreement), with no liability whatsoever to Company, Servicer or any other party for doing so.

3.	This Agreement supplements, rather than replaces, Depositary’s deposition account agreement, terms and conditions, lockbox agreement and other standard documentation in effect from time to time with respect to the Lockbox, the Account or the services provided in connection therewith (the “Applicable Documentation”), which Applicable Documentation will continue to apply to the Lockbox, the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to or concurrently with issuing any instructions on or after the Effective Time, Agent shall provide Depositary with such documentation as Depositary may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of Agent. Agent may request the Depositary to provide other services with respect to the Lockbox or the Account on or after the Effective Time; however, if such services are not authorized or otherwise covered under the Applicable Documentation, Depository’s decision to provide any such services shall be made in its sole discretion (including without limitation being subject to Company, Servicer and/or Agent executing such Applicable Documentation or other documentation as Depositary may require in connection therewith).

4.	Depositary agrees not to exercise or claim any right of offset, banker’s lien, deduction, set-off or other like right against the Account for so long as this Agreement is in effect except with respect to (i) the face amount of returned or charged-back items, reversals or cancellations of payment orders and other electronic fund transfers or other corrections or adjustments to the Account or transactions therein, (ii) overdrafts in the Account or (iii) Depositary’s charges, fees and expenses with respect to the Account or the services provided hereunder.

5.	Notwithstanding anything to the contrary in this Agreement: (i) Depositary shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (ii) Depositary shall be fully protected in acting or refraining from acting in good faith without investigation on any notice (including without limitation a Shifting Control Notice), instruction or request purportedly furnished to it by Servicer, Company or Agent in accordance with the terms hereof, in which case the parties hereto agree that Depositary has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that Depositary has no knowledge of (and is not required to know) the terms and provisions of the separate agreement referred to in paragraph 1 above or any other related documentation or whether any actions by Agent (including without limitation the sending of a Shifting Control Notice), Servicer, Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) Depositary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (v) Depositary and Agent shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Depositary’s or Agent’s (as the case may be) reasonable control. The Agent acts as agent for persons having a continuing interest in all of the monies, checks and other items of payment and their proceeds and all monies and earnings, if any, thereon in the Account.

6.	Each of Servicer and Company hereby agrees to indemnify, defend and save harmless Depositary against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of Depositary) (collectively, “Covered Items”) incurred in connection with this Agreement, the Lockbox or the Account (except to the extent due to Depositary’s willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred at Company’s or Servicer’s direction or instruction. Agent hereby agrees to indemnify, defend and save harmless Depositary against any Covered Items incurred at Agent’s direction or instruction (including without limitation Depositary’s honoring of a Shifting Control Notice), except to the extent due to Depositary’s willful misconduct or gross negligence; provided, that Depositary agrees that it will only make a demand against the Agent for such Covered Items pursuant to this sentence after the Servicer and Company shall have each failed to pay such Covered Items within five business days of Depositary’s demand made pursuant to the foregoing sentence. Company and Servicer each agrees to reimburse the Agent promptly (and in any event within five business days of demand) for any payment made by the Agent pursuant to the foregoing sentence. In no event shall Agent or Depositary be liable for any special, indirect, punitive or consequential damages.

7.	Depositary may terminate this Agreement (a) in its discretion upon the sending of at least thirty (30) days’ advance written notice to the other parties hereto or (b) because of a material breach by Company, Servicer or Agent of any of the terms of this Agreement or the Applicable Documentation, upon the sending of at least five (5) days advance written notice to the other parties hereto. Agent may terminate this Agreement in its discretion upon the sending of at least three (3) days advance written notice to the other parties hereto. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 5 and 6 above shall survive any such termination. Upon any termination of this Agreement, any collected balances in the Account on the date of termination will be transferred in accordance with Servicer’s instructions unless the Effective Time has occurred, in which case such balances shall be transferred in accordance with instructions from the Agent. Any mail or correspondence mailed to the Lockbox within 60 calendar days after termination of this Agreement will be sent to the address specified below for Servicer or, in the event that the Agent delivered or delivers to Depositary a Shifting Control Notice or a written notice instructing Depositary otherwise as to such remittances, to the Agent or to another address designated in writing by the Agent; provided that prior to the commencement of such 60-day period Depositary shall receive advance payment of such reasonable compensation as Depositary shall require for providing the foregoing service.

8.	Company and Servicer shall compensate Depositary for the opening and administration of the Lockbox and the Account and services provided hereunder in accordance with Depositary’s fee schedules from time to time in effect. Payment will be effected by a direct debit to the Account.

9.	Company will from time to time provide to the Agent, at its request, information regarding the Lockbox and the Account, including, without limitation, any information regarding the balance of or activity in the Account.

10.	Depositary agrees that its jurisdiction for purposes of Part 3 of UCC Article 9 is the State of New York. In the event of any conflicting provision in any agreement between Depositary and Servicer or Company governing the Account (including the Applicable Documentation), such agreement is hereby amended to provide that Depositary’s jurisdiction for the purposes of Part 3 of UCC Article 9 is the State of New York.

11.	This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of New York.

All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Lockbox, the Account or this Agreement. All notices under this Agreement shall be in writing and sent (including via facsimile transmission) to the parties hereto at their respective addresses or fax numbers set forth below (or to such other address or fax number as any such party shall designate in writing to the other parties from time to time).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

LPAC CORP.

By:	/s/ Rick Pelini	Date: 11/24/09

Name:	Rick Pelini
Title:

Address for Notices:	Mail: P. O. Box 799900 Dallas, TX 75379-9900

	Physical Address:	2140 Lake Park Blvd. Richardson, TX 75080-2254

Attention: Rick Pelini, President and Treasurer

Fax No.:	972-497-6940

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By:	/s/ Aditya Reddy	Date:

Name:	Aditya Reddy
Title:	VP & Manager

The Bank of Tokyo-Mitsubishi UFJ, Ltd. Securitization Group 1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104

R. Greg Hurst Fax: 212-782-6448 E-mail: rhurst@us.mufg.jp

and
Hermina “Nina” Batson Fax: 212-782-6448 E-mail: hbatson@us.mufg.jp

LENNOX INDUSTRIES INC.

By:	/s/ Rick Pelini	Date: 11/24/09

Name:
Title:

Address for Notices:	Mail: P. O. Box 799900
Dallas, TX 75379-9900

	Physical Address:	2140 Lake Park Blvd. Richardson, TX 75080-2254

Attention: Rick Pelini, Vice President and Treasurer
Fax No.:	972-497-6940

JPMORGAN CHASE BANK, N.A.

By:	/s/ Patricia J. Caspary	Date:

Name:	Patricia J. Caspary
Title:	Contract Specialist Manager JPMorgan Chase Bank, N.A.
Date:	11.25.09

Address For Notices:

JPMChase Bank, N.A.

Global TS Contracts & Documentation

Attn: Blocked Accounts

420 W Van Buren Street, 9th Floor Suite IL1-0199

Chicago, Il 60606-3534

Email: blocked account contracts@jpmchase.com

Fax No.: 312.954.3516

EXHIBIT A

Blocked Account Agreement | EXHIBIT A - SHIFTING CONTROL NOTICE

Date: [MM/DD/YYYY]

JPMorgan Chase Bank, N.A.

[Address]

Attention:

Re: Blocked Account Control Agreement dated as of                        MM/DD,   200  ,

(the “Agreement”) by and among                                         ,

and JPMorgan Chase Bank, N.A.

Ladies and Gentlemen:

This constitutes a Shifting Control Notice as referred to in paragraph 2 of the Agreement, a copy of which is attached hereto.

NAME OF AGENT:

By:	Date:
Signature

Name:
Title:

SCHEDULE A

LOCKBOX AND ACCOUNT

Lockbox	Account
JPMorgan Chase Bank, N.A. P.O. Box 910549 Dallas, TX 75391-0549 Lennox Industries, Inc. JPMorgan Case Bank, N.A. P.O. Box 915052 Dallas, TX 75391-0549 Lennox Industries, Inc.	[omitted]

JPMorgan Chase Bank, N.A. P.O. Box 731093 Dallas, TX 75391-0549 Lennox Industries, Inc.	[omitted]

N/A	[omitted]

DEPOSIT ACCOUNT CONTROL AGREEMENT

This DEPOSIT ACCOUNT CONTROL AGREEMENT is dated as of November [    ], 2011, and is by and among LPAC CORP. , a Delaware corporation (“Customer”), LENNOX INDUSTRIES INC., a Delaware corporation, in its capacity as servicer for the Customer (“Servicer”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“Agent”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

Agent acts as the administrative agent for a group of financial institutions which have made certain financial accommodations available to Customer, and as a condition to such financial accommodations, Agent has required that Customer grant to Agent, for the benefit of such financial institutions, control of and a security interest in a certain deposit account maintained by Bank for Customer and all funds on deposit from time to time therein, any related lockboxes and all monies, checks, instruments or other items deposited from time to time therein. The parties are entering into this agreement to grant such control and perfect such security interest in favor of Agent and to specify certain rights and duties of the parties with respect thereto.

AGREEMENTS

Section 1. The Account

(a) This Agreement applies to depository Account No. [omitted] maintained by Customer with Bank (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein are referred to herein as “Deposit Account”). Bank acknowledges that Customer is its customer with respect to the Deposit Account.

(b) Customer has granted, and does hereby grant, control of and a security interest in the Deposit Account and Lockbox (as defined below) to Agent. Bank acknowledges the control and security interest granted by Customer to Agent in the Deposit Account and Lockbox.

Section 2. Control of Deposit Account

(a) The Deposit Account and Lockbox shall be under the control of Agent. Agent shall at all times have “control” (as defined in Section 9.104 of the Uniform Commercial Code as adopted in the state of Texas (the “UCC”)) of the Deposit Account. Bank shall comply with instructions originated by Agent directing disposition of funds in the Deposit Account and Lockbox without further consent by Customer or Servicer.

(b) Agent hereby directs Bank that, unless Bank shall have received written notice from Agent (a “Default Notice”) that directs Bank to no longer honor any access, withdrawal, transfer or other instructions of Customer or Servicer with respect to the Deposit Account, Customer and Servicer shall have full right of access to and withdrawal from the Deposit Account.

(c) Subject to paragraph (d) below, from and after the receipt by the Bank of a Default Notice (and until Bank receives a written withdrawal of such notice), and without Servicer’s or Customer’s consent (i) Bank shall honor all withdrawal, transfer or other instructions received from Agent with respect to the Deposit Account, (ii) neither Customer, Servicer nor any person acting through or on behalf of Customer or Servicer shall have any right of access to or withdrawal or transfer from the Deposit Account or the right to deliver any instructions with respect thereto, and (iii) Bank shall not comply with any such instructions originated by Customer, Servicer or any such person referred to in clause (ii) directing disposition of funds in the Deposit Account.

(d) Any Default Notice shall be in writing, shall refer to this Agreement and shall include clear and specific instruction with respect to the disposition of funds in the Deposit Account. Bank shall have a period of time, not exceeding three (3) Business Days (hereinafter defined) following the date on which Bank receives a Default Notice to act on such Default Notice. Bank may rely on a Default Notice notwithstanding any other or conflicting information it may receive from Customer or Servicer. As used in this Agreement, the term “Business Day” means any day on which Bank and Agent are not authorized or required by law to close.

(e) Bank has established a unique U.S. Postal Service address, P.O. Box 4346, Houston, Texas 77210-4346 (such lockbox, and all monies, checks, instruments or other items deposited from time to time therein, the “Lockbox”). Customer and Servicer will cause Customer’s account debtors to remit payment of Customer’s accounts receivable to the Lockbox. Bank shall have exclusive and unrestricted access to, and use of, the Lockbox for purposes of handling such remittances. Bank will collect, open and process for deposit into the Deposit Account all mail received in the Lockbox in accordance with the procedures set forth on Exhibit A attached hereto. Neither Customer nor Servicer shall have the right to issue withdrawal, delivery or other instructions which it otherwise would be entitled to give under its Account Agreement (as defined below) or any other applicable documentation with respect to the Lockbox or any other right or ability to control, access, pick up, withdraw or transfer items from the Lockbox without Agent’s express written consent with respect thereto.

Section 3. Matters Related to Deposit Account

(a) Bank waives any right it may now or hereafter have to apply amounts in the Deposit Account against the payment of any indebtedness from time to time owing to Bank from Customer and any banker’s lien or other like rights against the Deposit Account; provided, however, that Bank shall have the right at any time to debit the Deposit Account (i) to pay the Bank’s fees and charges applicable to the Deposit Account, (ii) in connection with Uncollectible Drafts (hereinafter defined) as provided in paragraph (b) below, and (iii) in order to correct errors as provided in paragraph (c) below.

(b) Any item deposited by or on behalf of Customer in the Deposit Account which is returned for insufficient or uncollected funds will be re-deposited by Bank one time. If such item is returned unpaid a second time or if such amount is otherwise uncollectible by Bank (“Uncollectible Draft”) (including by any “stop payment order” having been applied to such draft), Bank may debit the Deposit Account for (i) the amount of such Uncollectible Draft (if such amount has actually been paid by Bank to Agent), and (ii) any fees due to Bank or charges incurred by Bank in connection with its deposit or collection attempts (collectively, “Costs of Uncollectible Drafts”). If the amount in the Deposit Account is insufficient to fully reimburse Bank for the Costs of Uncollectible Drafts, Customer and Servicer agree to pay such deficiency to Bank, and in the event Customer and Servicer fail to pay such deficiency within thirty (30) days of the occurrence of such deficiency, Agent agrees to pay such deficiency to bank (provided that Agent’s obligations shall be limited to amounts actually paid to Agent which are not recovered by Bank).

(c) Bank shall have the right to debit from the Deposit Account any amounts deposited therein in error or as necessary to correct processing errors.

(d) Agent, Servicer and Customer agree that, except as specifically provided in this Agreement, the Deposit Account will be subject to, and Bank’s operation of the Deposit Account will be in accordance with, the terms and provisions of Bank’s separate deposit account agreement governing the Deposit Account (“Account Agreement”), a copy of which Servicer, Customer and Agent [PLEASE SEND A COPY] acknowledge having received. In the event that the terms of the Account Agreement shall conflict with the terms of this Agreement, the terms of this Agreement shall prevail.

Section 4. Statements, Notice of Adverse Claims

(a) Bank will send copies of all statements on the Deposit Account simultaneously to Customer and Agent at their addresses listed in Section 12 below (or such other address as they may provide to Bank).

(b) Bank will use reasonable efforts promptly to notify Agent and Customer (i) if any other person claims that it has an interest in the Deposit Account, (ii) if any other person requests that Bank enter into an agreement related to the Deposit Account with such person, or (iii) if any other person inquires as to the existence of any other agreement related to the Deposit Account.

Section 5. Certain Matters Affecting Bank

(a) This Agreement does not create any obligation of Bank except for those expressly set forth in this Agreement, and no implied obligations shall be read into this Agreement against Bank.

(b) Bank may rely on notices and communications it reasonably believes have been given by an authorized representative of Agent, Servicer or Customer, and Bank shall have no obligation to review or confirm that actions taken pursuant to any such notice in accordance with this Agreement comply with any other agreement or document.

(c) Bank shall not be liable under this Agreement for interruption of services under this Agreement resulting from force majeure or failure of computer, electronic or other services.

(d) If Customer becomes subject to a bankruptcy proceeding or if Bank is otherwise served with legal process which Bank reasonably believes affects funds deposited in the Deposit Account, Bank shall have the right to place a hold on funds in the Deposit Account until such time as Bank receives an appropriate court order or other assurances satisfactory to Bank establishing that funds may continue to be disbursed in accordance with this Agreement.

(e) If at any time Bank, in good faith, is in doubt as to the action it should take under this Agreement, Bank shall have the right (i) to place a hold on funds in the Deposit Account until such time as Bank receives an appropriate court order or other assurances reasonably satisfactory to Bank as to the disposition of funds in the Deposit Account, or (ii) to commence an interpleader action in an appropriate court and to take no further action except in accordance with joint instructions from Agent, Servicer and Customer or in accordance with the final order of the court in such action.

(f) All Bank’s obligations under this Agreement shall be subject to applicable laws and regulations and to the policies and procedures of Bank. Nothing in this Agreement shall require Bank to act in violation of any law, regulation, policy or procedure.

(g) Bank will not be liable to any party hereunder for any expense, claim, cause of action, liability, loss, damage or cost arising out of or relating to the Deposit Account or this Agreement other than those resulting from Bank’s acts or omissions constituting gross negligence or willful misconduct, and Customer and Servicer agrees to indemnify and hold Bank harmless from any such expense, claim, cause of action, liability, loss, damages or cost. Bank’s substantial compliance with its standard procedures for provision of the services required under this Agreement shall be deemed to constitute the exercise of ordinary care.

Bank shall not be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, labor difficulties, acts of God, terrorist acts, and other causes beyond Bank’s reasonable control. In no event shall Bank be liable for any indirect, special, consequential, exemplary or punitive damages including, without limitation, lost profits.

Section 6. Fees and Expenses

Customer and Servicer shall pay the customary fees and expenses of Bank in connection with the Deposit Account. Customer and Servicer shall also pay all reasonable costs and expenses (including reasonable attorneys fees incurred in connection with the enforcement of this Agreement). Such fees and expenses may be debited from the Deposit Account by Bank to the extent not paid by Customer within 15 business days of invoice from Bank.

Section 7. Termination, Survival

(a) Agent may terminate this Agreement by notice to Bank, Servicer and Customer, and in such event Bank shall follow the directions of Agent with respect to the disposition of funds in the Deposit Account. Bank may terminate this Agreement upon sixty (60) days written prior notice to Customer, Servicer and Agent, and in such event Bank shall follow the directions of Agent with respect to the disposition of funds in the Deposit Account. Neither Customer nor Servicer may terminate this Agreement without prior written consent of Agent.

(b) If Agent notifies Bank that Agent’s security interest in the Deposit Account has terminated, this Agreement will immediately terminate, and Bank will follow the directions of Customer with respect to the disposition of funds in the Deposit Account.

(c) Section 5 of this Agreement shall survive the termination of this Agreement.

Section 8. Governing Law and Venue

(a) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all other oral or written representations and understandings. The formation, interpretation, and performance of this Agreement shall be governed by the internal laws of the State of Texas. Bank agrees that its jurisdiction for purposes of Part 3 of UCC Article 9 is the State of Texas. This Agreement may only be amended or modified in writing signed in advance by Customer, Servicer, Agent and an authorized representative of Bank. All parties have carefully read and understand this Agreement, and acknowledge receipt of a copy hereof.

(b) The parties expressly stipulate that any litigation arising under this Agreement shall be brought in any Federal court sitting in Harris County, Texas. The parties agree that Harris County, Texas be both the place of making and the place of performance of this Agreement and all parties consent to jurisdiction in the State of Texas.

(c) To the fullest extent permitted by law, each of the parties hereto intentionally and deliberately gives up the right to a trial by jury to resolve each dispute, claim, demand, cause of action and controversy between the parties hereto arising out of, or related to, this Agreement.

Section 9. Amendments

No amendments of this Agreement will be binding unless it is in writing and signed by all parties to this Agreement.

Section 10. Severability

To the extent a provision of this Agreement is unenforceable; this Agreement will be construed as if the unenforceable provision were omitted.

Section 11. Successors and Assigns

The terms of this agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assignees.

Section 12. Notices

Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given (a) when delivered in person, (b) when sent by telecopy or other electronic means and electronic conformation of error free receipt is received or (c) two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth bellow.

Servicer and Customer:
Address:

Attention:

Telephone Number:
Fax Number:

Agent:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., Securitization Group
Address:	1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104
Attention:	R. Greg Hurst

Telephone Number:	(212) 782-6963
Fax Number:	(212) 782-6448

Bank:	Amegy Bank National Association
Five Post Oak Park
4400 Post Oak Parkway
	Houston,	Texas 77027
Attention:

Telephone Number:
Fax Number:

AND

Attention:	Wanda Rummage
Telephone No.:	713.232.2259
Fax No.:	713. 561.0198

Section 13. Joint and Several Obligations

If Customer consists of more than one person or entity, each shall be jointly and severally liable to perform Customer’s obligations under this Agreement.

Section 14. Duplicate Originals, Counterparts

This Agreement, to be executed by an authorized signor, may be executed in any number of duplicate originals and may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf), and each duplicate original shall be deemed to be an original. This Agreement (and each duplicate original) may be executed in any number of counterparts, all of which together shall constitute one fully executed agreement, even though all signatures do not appear on the same document.

Section 15. Entire Agreement

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no oral agreements among the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, effective as of the date first above written.

CUSTOMER:	LPAC CORP.

By:	/s/ Rick Pelini

Name:	Rick Pelini
Title:	President, Treasurer
Address:

SERVICER:	LENNOX INDUSTRIES INC.

By:	/s/ Rick Pelini

Name:	Rick Pelini
Title:	Vice President, Treasurer
Address:

AGENT:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By:	/s/ Aditya Reddy

Name:	Aditya Reddy
Title:	Managing Director
Address:	1251 Avenue of the Americas, 12TH Floor
New York, NY 10020-1104

BANK:	AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Monica Libbey

Name:	Monica Libbey
Title:	Vice President

EXHIBIT A

Bank Procedures for Lockbox Management:

(Capitalized terms used in this Exhibit A have the same meaning stated in the Agreement to which this Exhibit A is attached.)

1.	Mail from Lockbox. Bank will retrieve mail from the Lockbox from time to time in accordance with Bank’s regular lockbox collection schedules.

2.	Inspections of Items. Items contained in the envelopes recovered from the Lockbox will be inspected and handled as follows:

a.	Payees. An item not bearing an acceptable payee designation, as set forth in the specifications, or a reasonable variation thereof, will not be deposited in the Deposit Account. If a necessary endorsement of a payee other than Customer or an affiliate of Customer is missing, the item will not be deposited into the Deposit Account.

b.	Dates. An item will be deposited into the Deposit Account whether it is stale-dated, post dated or does not bear a date.

c.	Amounts. If the written and numeric amounts of an item differ, the written amount shall control over the numeric amount unless the written amount is ambiguous. If the amount of an item cannot be determined from application of the preceding sentence, or if the amount is missing altogether, the item will not be deposited into the Deposit Account.

d.	Drawer’s Signatures. For an item in which the drawer’s signature is missing, Bank will deposit it into the Deposit Account and affix a stamp requesting the drawee bank or other payor to contact the drawer for authority to pay the item.

e.	Alterations. An item which appears to Bank to have been materially altered will not be deposited into the Deposit Account.

f.	Other Language. Bank will not examine the front and back sides of items to detect handwritten or typed “paid in full” or similar language. Such items will be deposited into the Deposit Account and Bank shall have no liability to Customer or Agent for depositing such items.

g.	International Payments. An item denominated in foreign currency and drawn on a foreign bank will not be deposited into the Deposit Account but will be submitted for collection only. An appropriate advice will be forwarded to Customer and Agent. Bank shall not be responsible for fluctuation in exchange rates.

3.	Processing Procedures. Items found acceptable for deposit under Section 2 above will be encoded, photocopied, endorsed and deposited into the Deposit Account. The endorsement will be the standard endorsement for lockbox items as used by Bank from time to time, and this endorsement will function as the endorsement of the payee of the item. In order to maximize daily receipts and funds availability, Bank will make deposits throughout the day in anticipation of major check clearing deadlines. Bank will send the following to Customer in accordance with Bank’s customary and standard practices for maintenance of a Deposit Account:

a.	photocopies of deposited items and the original accompanying papers.

b.	one deposit ticket copy for each deposit.

c.	except as set forth in Section 2(g), original items unacceptable for deposit under Section 2, accompanying papers and other miscellaneous written communications received through the lockbox.

4.	Microfilm. All deposited items will be microfilmed in processing sequence for reference purposes. Bank will retain such microfilm for at least two years and will provide photocopies of deposited items to Customer and Agent within said time upon request and payment of Bank’s retrieval and photocopying charges.

EXHIBIT B

[NAME OF COMPANY]

FORM OF CERTIFICATE OF FINANCIAL OFFICER

This Certificate is made pursuant to the provisions of the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among LPAC Corp., as the Seller (the “Company”), Lennox Industries Inc., as the Master Servicer, Victory Receivables Corporation, as a purchaser, Market Street Funding LLC, as a purchaser, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent, BTMU Purchaser Agent and a liquidity bank, and PNC Bank, National Association, as PNC Purchaser Agent and a liquidity bank. The capitalized terms used, but not defined, herein have the meanings assigned to them in the Agreement.

The undersigned [Chief Financial Officer/Treasurer] of [Name of Company] (the “Company”) hereby certifies that the financial statements being delivered concurrently herewith fairly present the financial condition, assets, liabilities and results of operations of the Company in accordance with generally accepted accounting principles consistently applied[, subject to normal year-end audit adjustments].

[NAME OF COMPANY]

Name:
Title:
Dated:

B-1

EXHIBIT C

LENNOX INDUSTRIES INC.

CREDIT AND COLLECTION POLICY

C-1

General Credit Policy Lennox Industries

Statement of Purpose:

This policy provides guidelines for Lennox Industries in the formulation and implementation of trade credit policies and procedures.

Department	Customer Financial Services
Original Date Issued	August 22, 2011
Revision Date

Process Manager	Randy Dacus
Approved By
Policy Review Period	1 year

Scope:

The following policy and procedures is relevant to Lennox Industries and any other subsidiary whom Lennox Industries handles credit related activities.

Credit Risk:

The Credit Risk Department’s primary function is to control credit risk and ensure the quality of the company’s receivables while collaborating with internal and external customers to maximize potential revenue.

New Accounts / Determination of Credit Limits

Customers seeking open credit terms are required to complete the Lennox Industries credit application. Exceptions are granted by the Credit Risk Manager or CFS Director. Once the application is filled out in its entirety, it is decisioned using the New Customer Scorecard (attached), which is housed in Account Advantage. The New Customer Scorecard provides a recommended initial credit line, which the Credit Risk Analyst uses as a starting point for granting credit, and an initial risk grade. The Credit Risk Analyst’s credit line decision may deviate, within the credit authority guidelines (below), from the scorecard recommended credit line based on the analyst’s assessment of additional credit related information. Personal guarantees are required on all companies in business less than two years.

Lennox Industries	1
Credit Policy

Credit Authority Guidelines:

Each role within Customer Financial Services is delegated a credit authority which determines how much lenience they have in approval of credit lines and credit decisions.

Job Title	Credit Authority
Credit Support	$	[omitted	]
CFS Credit Analyst / Credit Risk Analyst	$	[omitted	]
CFS Supervisor / Sr. Credit Risk Analyst	$	[omitted	]
CFS Manager / Risk Manager	$	[omitted	]
CFS Director	$	[omitted	]
BU Controller / General Manager	$	[omitted	]
President / VP Finance		[omitted	]

Risk Grades:

The risk grade is an internally derived rating used to classify an account’s level of credit risk. The risk grade is calculated using a combination of internal pay history and external credit information and is only delegated to open credit accounts. Risk grades are classified using letters A-F explained in the below table. In addition to being assigned to new open accounts, risk grades are calculated monthly on all existing accounts with open credit terms.

Risk Grade	Risk Status
A	Very low
B	Low
C	Medium
D	High
F	Very high

The risk grade calculation is performed using the Existing Customer Scorecard (attached), which is housed in Account Advantage. The Existing Customer Scorecard provides a recommended risk grade, which is loaded into the “Rating” field in SAP on a monthly basis. The risk grade is also converted to a risk category (XA1-XF1) and loaded into “Risk Category” field in SAP for all open terms customers that do not have special risk categories, such as extended terms, consignment and payment plan customers.

Lennox Industries	2
Credit Policy

Segmentation:

Customer segmentation is an alpha numeric rating based on sales volume and risk grade and is used to determine collection strategy. Segmentation is calculated quarterly on all accounts with open credit terms. The calculation is performed using the Customer Segmentation Scorecard (attached), which is housed in Account Advantage. The Customer Segmentation Scorecard provides a recommended segmentation code (A001-C003), which is loaded quarterly into the “Cust. cred. grp” field in SAP. Segmentation is a determinant in developing collection strategies and contact methods.

Order Release Guidelines

Credit Analysts are responsible for reviewing orders that hit credit hold based on a myriad of SAP hold filters. If an order hits credit hold because the customer’s overall exposure exceeds their credit limit, the credit analyst may release the order(s) based on the following guidelines:

Risk Grade/Rating	Buffer
A	[omitted]
B	[omitted]
C	[omitted]
D	[omitted]
F	[omitted]
Blank	[omitted]

The embedded credit hold filters are used as a comprehensive tool to hold orders based not only on a customer’s exposure exceeding their credit line, but also their past due balance relative to their credit limit and payment terms. Parameters around releasing holds related to past due balances or other methods used as leverage to collect account balances will be further discussed in the Collections Policy.

Credit Line Increases:

Credit line increases are requested by customers, Sales and by the Credit Analyst responsible for the account. Increases are reviewed by the Credit Risk Analyst with the input of the Existing Customer Scorecard and the following items: business financial statements/tax returns (required for all line increases in excess of $[omitted]), personal guarantees and personal financial information, cross corporate guarantees, security agreements /UCC -1 filings and letters of credit.

Risk Grade Deterioration Report:

A monthly report is run out of Account Advantage to identify accounts that have risk grades that have deteriorated to high risk ([omitted]). A list of those accounts is distributed to the CFS Department. A member of the Credit Risk Department will meet with the Credit Analysts monthly to review recommended changes to credit lines. The deteriorated accounts with credit limits greater than $[omitted] or with exposure greater than the credit limit will be reviewed by the Credit Risk Department and a risk based recommendation will be made.

Lennox Industries	3
Credit Policy

Periodic Credit Reviews:

Periodic credit reviews are performed on customers with open credit terms in accordance with the following guidelines:

Credit Limit	Review Cycle	Review Format
[omitted]	[omitted]	Reviews conducted via monthly report displaying risk variances and credit limit change recommendations.

[omitted]	[omitted]	Reviews conducted via monthly report displaying risk variances and credit limit change recommendations. Lennox Credit Approval Form with appropriate signatures or email approvals on file. Financial statements are requested on all accounts with credit lines over $250k.

[omitted]	[omitted]	Reviews conducted via monthly report displaying risk variances and credit limit change recommendations. Lennox Credit Approval Form with appropriate signatures or email approvals on file.

*	Review dates on credit limits <= $[omitted] are not updated in SAP

Commercial Jobs:

Job sheets are required on jobs over $[omitted]. Job based approvals in excess of the credit line may be granted in accordance to the Credit Authority Guidelines. In addition, regardless of job type, when an order exceeds, the Credit Analyst may require additional security in one of the following forms:

•	Joint Check

•	Direct Payment Agreement

•	Bond

•	Letter of Credit

•	Personal Guarantee

•	Cash in Advance

Notes Receivable

The acceptance of a promissory note represents a deferred payment of an account receivable or other asset sale proceeds. Notes Receivable should only be used in certain situations where it is advantageous to the Company to accept the issuance of a note.

Lennox Industries	4
Credit Policy

Third Party Collections:

The function of submitting and monitoring accounts sent to a Third Party Collections Agency resides in the Credit Risk Department. Once the account is submitted and approved by the Credit Analyst, the Third Party Analyst will submit the claim to an agency, note all pertinent information in a tracking utility and further monitor the account from that point forward. See the Third Party Collections Policy for further details.

International Credit:

Lennox Industries does business on an International basis and reserves the right to go above and beyond the standard Lennox Industries credit/collection guidelines in order to protect the company.

Collections Policies & Procedures:

CFS handles all collection correspondence. The procedures CFS utilizes in its collection activities should take into consideration the applicable customer and the relevant circumstances and should be appropriate to maximizing collections.

Payment Terms/Extensions:

[omitted] Exceptions to the standard terms are granted with CFS Director/BU Controller approval. On occasion sales are made with terms other than standard for various marketing promotions or other reasons. Alternatives to sale on open account may be considered and implemented by CFS:

•	Time/Sight Drafts

•	Letters of Credit

•	Joint/Direct Payment Agreements

•	C.O.D.

•	Paid in Advance

•	Credit Card

Lennox Industries	5
Credit Policy

Payment term extensions are granted on both the order and the account level approval must be obtained from the appropriate management personnel on all requests and differs between the residential and commercial business units.

•	Residential - Extensions are granted with approval from the CFS Director, VP and the BU Controller

•	Commercial - Extensions are granted at the order level by the Credit Services Manager and can be extended [omitted]. Extensions at the account level must be approved by VP and BU Controller.

Collection Strategies:

Collection strategies are mandated by the specific customer segment and dictate whether the customer is called or contacted via email, fax or mail. Strategies are visible in both SAP and GetPaid with the ability to organize and automate in GetPaid. When the strategies are not effective, the CFS Analyst will work directly with sales for resolution and the customer may be put into a defined escalation process, explained below. The Credit Analyst regularly monitors and contacts the A and B segment customers and the CFS Secretary sends out weekly correspondence to the C and M segment customers (attached).

SAP Collection Prioritization Report (aka C2C Report)

The collection prioritization report is an ad hoc report that is run out of SAP to assist the Credit Analyst in prioritizing their accounts based on the largest balances due in the current month. Located in transaction SQ00, with a report header set up that they can double click on, enter their Accounting Clerk code and click on Execute. Results can be viewed in a SAP screen or downloaded into Excel. This report assists in identifying large balances for collection, can be filtered to best fit the collection strategy for each Analyst, and is ‘real time’.

Collection Target Performance Report:

Credit Analyst’s collection’s goals are established at the beginning of the year and are tracked and published weekly. The goal of this report is to show the Analyst their performance in relation to their goal for dollars collected. The report also provides an estimate of dollars that should be collected by month end. Actionable items include: phone calls to collect balances on account, engage the Sale’s team when necessary, email invoice lists to customers. This is a summary level of performance for KPI.

Weekly Aging Report:

The Weekly Aging Report is published in two formats for two audiences: Credit Analysts and the Sales Team. The report contains a listing of all customers by Analyst/District that have active aging. The report is intended to drive collection efforts based on highest and oldest past due dollars and shows account balances and aging as of report date. It allows Analysts to view large dollar accounts with past due balances and set up the appropriate collection strategies. It aids the sales department in knowing which accounts in their district are past due and require contact to gain information about the reason for the past due balance. Aging is also used to clean up accounts such as offsets, refunds, transfers, etc.

Lennox Industries	6
Credit Policy

Order Release Guidelines:

Details on releasing orders when balances are past due, or when using the hold as a means to collect the account balance. Credit Analysts use the Order Release Guidelines noted in the Credit section of this policy to release orders to ensure the account is within stated risk management strategy and not over credit limit or past due, unless there is a valid reason. Valid reasons can include warranty or pricing disputes, payments in route, job based security documents such as joint check or direct pay agreement, return or freight credit due. For large dollar jobs ([omitted]), the Credit Analyst will obtain a Job Sheet and review for possible payment security requirements to release the order. These requirements could include joint check/direct pay agreement or pre-lien notice to the property owner.

Promises to Pay:

Promises to Pay are obtained when a Credit Analyst has worked with the customer and they have provided a check number, check amount, and date sent. This information is to be noted in SAP and tracked in Outlook for follow up within [omitted] after date payment sent. Promises to Pay should also be a considering factor for decisions to release held orders.

Clean / Dirty Receivables and Disputes:

Analysts are currently working all open items on accounts to collect, resolve, credit, etc.

Escalation Process:

[omitted]

Lennox Industries	7
Credit Policy

Escalation Exception Process:

In the instance that sales deems a customer should be exempt from the escalation process, the standard form must be filled out and signed by the BU VP Sales, BU VP/GM, and the BU Controller. The form dictates sales volume, account history and the action plan for resolving the accounts issues while they are exempt from escalation. The form must also state the course of action if the customer defaults beyond the agreement.

Special Payment Plans:

Payment plans should be used in situations where an immediate payment cannot be obtained for a customer’s entire account balance. Sales and the CFS Analyst will have the discretion to establish a payment plan that will allow the customer to pay off the account balance within a designated timeframe.

10 Day Demand Letters:

For accounts in escalation, the 10 day demand letter is set out according to the Escalation Process. Accounts that are not in escalation are at the discretion of the individual Credit Analysts and are usually the result of customers not returning phone calls or acknowledging emails or mailed correspondence.

Procedures with Respect to Potential Bad Debt Accounts:

These are accounts where all normal collection efforts have been exhausted, and the Credit Analyst determines the account is ready to be placed with a Third Party Collection Agency. The Analyst is responsible for gathering all pertinent information regarding the account and obtaining the required approval of the Credit Services Manager.

Write-Off Policies and Procedures:

CFS will write collection accounts off after [omitted] days with an agency. Other reasons for write off include: bankruptcy, uncollectable amounts less than $[omitted] and situations of owner deaths.

Reporting & KPI’s:

The CFS Reporting Analyst is responsible for providing all weekly reports required by the CFS Analysts to adequately track and collect upon their accounts. Monthly, a department KPI is provided to upper management which includes the following key statistics: % Current, % 31+ Past Due, DSO, DDSO, BPDSO, Exhaustive DSO, and CEI (Collection Effectiveness Index).

Lennox Industries	8
Credit Policy

CFS Analysts are assigned monthly and yearly goals and are provided weekly progress reports as part of their weekly aging summary and collection target performance report.

Lennox Industries	9
Credit Policy

Lennox Portfolio

Risk Strategy Development

TOTAL POPULATION

	Good			Bad			Total
# Businesses		[omitted	]		[omitted	]		[omitted	]
Average Suggested Credit limit	$	[omitted	]	$	[omitted	]	$	[omitted	]
Average REL Suggested Limit	$	[omitted	]	$	[omitted	]	$	[omitted	]
Average MaxofAR	$	[omitted	]	$	[omitted	]	$	[omitted	]

** All high risk businesses will not be assigned a suggested limit

LOW RISK	Good			Bad			Total			MODERATE RISK	Good			Bad			Total			HIGH RISK	Good			Bad			Total
# Businesses		[omitted	]		[omitted	]		[omitted	]	# Businesses		[omitted	]		[omitted	]		[omitted	]	# Businesses		[omitted	]		[omitted	]		[omitted	]
Average Suggested Credit Limit	$	[omitted	]	$	[omitted	]	$	[omitted	]	Average Suggested Credit Limit	$	[omitted	]	$	[omitted	]	$	[omitted	]	Average Suggested Credit Limit		[omitted	]		[omitted	]		[omitted	]
Average REL Suggested Limit	$	[omitted	]	$	[omitted	]	$	[omitted	]	Average REL Suggested Limit	$	[omitted	]	$	[omitted	]	$	[omitted	]	Average REL Suggested Limit	$	[omitted	]	$	[omitted	]	$	[omitted	]
Average MaxofAR	$	[omitted	]	$	[omitted	]	$	[omitted	]	Average MaxofAR	$	[omitted	]	$	[omitted	]	$	[omitted	]	Average MaxofAR	$	[omitted	]	$	[omitted	]	$	[omitted	]

* low risk: sbcrss risk class 1-3 and bfrs class 1-3										* moderate risk: sbcrss risk class 4 - 5 and bfrs risk class 1-3 - or - sbcrss risk class 1-3 and bfrs										* high risk: sbcrss risk class 4-5 and bfrs class 4-5

Risk Class	SBCRSS Risk Class	BFRS Risk Class
1	[omitted]	[omitted]
2	[omitted]	[omitted]
3	[omitted]	[omitted]
4	[omitted]	[omitted]
5	[omitted]	[omitted]
0	[omitted]	[omitted]

Credit Limit Risk Matrix [omitted]	Account Acquisition Risk Classes [omitted]

Number of Employees by Risk Level

# Employees	Low Risk		Moderate Risk		High Risk
Missing	[omitted	]	[omitted	]	[omitted	]
1	[omitted	]	[omitted	]	[omitted	]
2-4	[omitted	]	[omitted	]	[omitted	]
5-9	[omitted	]	[omitted	]	[omitted	]
10-24	[omitted	]	[omitted	]	[omitted	]
25-49	[omitted	]	[omitted	]	[omitted	]
50-99	[omitted	]	[omitted	]	[omitted	]
100-249	[omitted	]	[omitted	]	[omitted	]
250-499	[omitted	]	[omitted	]	[omitted	]
500-999	[omitted	]	[omitted	]	[omitted	]
1,000-2,499	[omitted	]	[omitted	]	[omitted	]
2,500-4,999	[omitted	]	[omitted	]	[omitted	]
5,000-9,999	[omitted	]	[omitted	]	[omitted	]
10,000-14,999	[omitted	]	[omitted	]	[omitted	]
15,000-19,999	[omitted	]	[omitted	]	[omitted	]
20,000+	[omitted	]	[omitted	]	[omitted	]

	[omitted	]	[omitted	]	[omitted	]

SUGGESTED NEW ACCOUNT LIMIT TABLE

[OMITTED]

SUGGESTED NEW ACCOUNT LIMIT TABLE APPLIED TO LENNOX FILE—2010

[OMITTED]

SUGGESTED NEW ACCOUNT LIMIT TABLE APPLIED TO LENNOX FILE—2009

[OMITTED]

LIMIT MODEL FOR EXISTING CUSTOMERS

[omitted]

Customer Segmentation Overview

[omitted]

*	Risk Segmentation is a combination of the pay history and risk grade.

Sales Volume

Based on internal (Lennox only) sales volume for past 12 months

Risk Segmentation

Six Month Pay History

Current Value		Value for Calculation
1 = Good (> 90% Current)	=	5

2 = Average (80% - 90% Current)	=	10

3 = Slow (< 80% Current)	=	15

Risk Grade

*	determined by scorecard

Current Value		Value for Calculation
A	=	3
B	=	6
C	=	9
D	=	12
F	=	15

Combining Pay History and Risk Grade

1. Add Pay History Value for Calculation and Risk Grade Value for Calculation

2. Take that number and determine Risk Segmentation

Risk Segmentation Ranges

8-15	=	1
16-23	=	2
24-30	=	3

Example:

Sales Volume	A	=	Sales Volume	A
Pay History	2	=	Pay History	10
Risk Grade	C	=	Risk Grade	9

				19

			Risk Segmentation	2
			Quadrant	A2

FINANCIAL AND ACCOUNTING POLICY
Original Date Issued August 5, 2011	Revision NA	Policy Number 5.3	Supersedes NA	Page 1 of 3
Approved by: Rick Pelini		Subject: Notes Receivable

[omitted]

[omitted]

INTERNAL CONTROL

[omitted]

Third Party Collections
Policy & Procedure	5/184/2011

[omitted]

[omitted]

[omitted]

[omitted]

[omitted]

[omitted]

Appendix B:

International Credit Policy
Lennox Industries

Statement of Purpose:

This serves as an addendum to Lennox’s credit and collection policy, addressing the extension of credit to international customers, i.e. customers outside of the Unites States. This document also covers special financing programs that allow for payment terms beyond [omitted] days from the invoice date ([omitted]).

Department	Customer Financial Services
Original Date Issued	April 28, 2012
Revision Date

Process Manager	Randy Dacus
Approved By
Policy Review Period	1 year

Scope:

The following policy includes only those customer entities that work directly with Lennox Industries and does not include entities working as a part of Lennox International.

Policy & Procedure:

Terms of Sale

[omitted]. Special financing programs require the approval of the Managing Director of International Business, CFS Director, BU Controller and VP of Finance. The BU Controller is then required to notify Lennox’s VP / Treasurer of all approved special financing programs.

Legal Factors

This company will observe both the letter and the intent of the laws governing export sales. These include: The Foreign Corrupt Practices Act, various Federal Anti Boycott laws, and the various export control laws and regulations.

Lennox Industries	1
Credit Policy

Risk Factors

The following risk factors are considered when vetting credit applicants and evaluating existing accounts: country risk, foreign bank risk, customer socio-political risk, payment structure, financing structure, level of security or guaranty, and financial viability of the customer.

Acceptable Forms of Payment

All payments must be made in U.S. dollars and the approved payment methods are noted below:

•

Credit Card - Visa, MasterCard or American Express. Orders will be processed immediately upon receipt of credit card authorization for payment. For telephone orders, customers must facsimile or email a credit card authorization form that includes their credit card number, name as it appears on the card, expiration date.

•	Certified bank check, money order - Orders will be processed upon receipt.

•	Checks - For high risk customers, a company or personal check must clear before processing the orders (this normally takes 10-14 working days from deposit).

•

Letter of Credit - Orders will be processed upon written advisement from a properly chartered bank (advising bank) that an irrevocable letter of credit has been ordered. The confirming bank must be a U.S. bank.

•	Western Union - This is only relevant to countries that have this payment medium available.

•	Wire Transfer - Orders will be processed upon receipt of funds.

•	EFT / ACH - Orders will be processed 48 hours after the receipt of funds.

Commercial Credit Terms:

All new account applicants and existing customers requesting credit terms are required to provide financial statements, a bank reference, an executed credit application / credit agreement. Where warranted, security agreements and personal guarantees may also be required. Prior to releasing any orders, customer must provide a purchase order or equivalent order initiation request document. In the event any of the requested documents cannot be readily obtained from the customer, other factors are taken into account, such as: prior pay history, length as a customer, credit report rating, is to be taken into account when making exceptions to documentation requirements. [omitted].

Special Financing Programs:

Special financing programs are designed to enhance market share and gross profit contribution by providing extended terms to pre-qualified customers. [omitted]. Customers are required to provide financial statements, a bank reference, an executed credit application or credit agreement. The credit agreements include a security type agreement and a personal guarantee; and, they will be enforceable in the Country in which the customer is doing business. [omitted].

In order to credit qualify for special financing, the following items must be provided to or vetted by the Credit Risk function:

1.	An email from the Managing Director of International Sales (Victor Mora) approving the request for financing.

Lennox Industries	2
Credit Policy

2.	A face-to-face meeting with the customer by the Director of CFS, BU Controller or Credit Risk Manager, preferably on the customer’s premises.

3.	Two years of financial statements and, where necessary, a personal statement of net worth and interim financial statements.

4.	Business justification document by the Managing Director of International Business, documenting the business need for such a request, estimating the incremental revenue and gross margin associated with this program and any other salient reasons.

5.	A purchase order or equivalent document stating the special financing terms is required before orders are processed (once all other credit and other requirements are met).

Upon receipt of the abovementioned items, the Lennox Credit Risk Department will meet with the BU Controller, VP of Finance and the Managing Director of International Business to discuss their findings and recommendations. If approval is granted, the customer must sign all requisite credit / security documents before orders are processed.

Internal Controls:

References:

Description	Link/Document

Lennox Industries	3
Credit Policy

“C” and “M” Segment Collection Policy
Lennox Industries

Statement of Purpose:

All open terms accounts are designated an alpha numeric customer segment based on sales volume and risk grade and are used to determine collection strategy. Customers with low sales volume (C and M) are contacted via an electronic process in GetPaid.

Department	Customer Financial Services
Original Date Issued	September 13, 2011
Revision Date

Process Manager	Randy Dacus
Approved By
Policy Review Period	1 year

Scope:

The following policy includes only those customer entities that work directly with Lennox Industries and does not include entities working as a part of Lennox International.

Policy & Procedure:

All open terms accounts are designated an alpha numeric customer segment based on sales volume and risk grade. There are 9 overall segments A001, A002, A003, B001, B002, B003, C001, C002, and C003. A and B represent high sales volume and C represents low sales volume. Any account that doesn’t have enough sales history to designate a segment is labeled an “M” segment.

Accounts designated as “C” or “M” are sent collection notices through Getpaid. This communication can be by fax or letter dependant on the level of contact information we have for the customer.

Lennox Industries	1
Credit Policy

Notices are sent automatically via GetPaid and follow the below guidelines. Each Analyst is assigned a specific day of the week, [omitted], in which their accounts are sent notices, this process is repeated every three weeks based on the assigned day:

General Process:

•	A friendly reminder is sent when the account goes past due

•	After approximately [omitted], if the account is still unpaid a more serious reminder letter is sent

•	After approximately [omitted], if the account is still unpaid a final demand letter is printed and given to the Analyst. The Analyst has the final decision on whether to send the letter.

•	If it is determined not to send the letter the Analyst is responsible for updating the overall strategy in GetPaid

•	After approximately [omitted] a list is created of accounts that have been sent a demand letter. The list is provided to the Analyst to determine if the account should be placed for collections

Note: If an account is re-segmented to “A” or “B” at any time during the above process, the account will be placed in the call strategy collection process.

Lennox Industries	2
Credit Policy

Payment Plans
Policy & Procedure	4/18/2010

Summary:

The following serves as an addendum to page 26, section 4.5 titled Payment Resolution Agreements of the REL policy. Payment plans should be used in situations where an immediate payment cannot be obtained for a customer’s entire account balance. Sales and the Credit Analyst will have the discretion to establish a payment plan that will allow the customer to pay off the account balance within a designated timeframe. Any proposed payment plan requires approvals which are based on the dollar value of the plan.

Department	Customer Financial Services
Process Manager	Joanne Schultz
Executive Sponsor	Randy Dacus

Process Completion Period	Ongoing
Policy Review Period	1 year - April 2012

Policy:

1.	Minimum amount for a payment plan is $[omitted]. For accounts below $[omitted] , payment for the entire past due balance must be received no later than [omitted] days past due for A3/B3 accounts or [omitted] days past due for A1/A2 and B1/B2 accounts. If payment is not received, the account is transferred to a collection agency.

2.	All payment plans must be approved according to the internal approval structure in Appendix A.

3.	Any payment plans in excess of $[omitted] require the approval of the CFS Director or the BU Controller, and may require additional security (see 5 below).

4.	Customers considered for a payment plan must provide the following:

•	Updated and signed Credit Application

•	Personal Guaranty (signature on the credit application)

•	Financial Statements

•	Tax returns can be provided in lieu of financial statements.

•	Note: Any exceptions to these documentation requirements must be approved by the CFS Director.

5.	In addition to the required documentation in item 4, payment plans in excess of $[omitted] will also require the following:

•	Promissory Note

•	Blanket Security Agreement

6.	The duration of the payment plan should not exceed [omitted] weeks; any proposed payment plan over [omitted] weeks requires approval from the CFS Director or the BU Controller.

7.	Service charges assessed on the past due balance will be added to the total amount owed and divided among weekly payments, service charges assessed during the life of the payment plan will be due with the last payment.

8.	Payments should be equal across each pay period (weekly), unless approved by the Credit Services Manager.

9.	COD sales may continue until the payment plan is paid in full. At that point the account will be reviewed for open account purchases.

•	Exceptions requested by Sales to allow the customer to continue purchasing on open terms require CFS Director approval.

•	[omitted].

10.	The Credit Analyst is responsible for managing payments, past due balances, and defaults.

11.	All payments must be received to the lockbox on or before Thursday of each week, allowing 5 business days for mail and processing.

12.	No cash discount will be allowed.

13.	Payment plan monies are used to sequentially clear the oldest remaining open invoice(s).

•	All payments received for new purchases are used to clear invoices on new purchases and Lennox retains the right to offset and recoupment.

14.	Partial payments are unacceptable unless approved by the Credit Services Manager and Credit Risk Manager.

15.	Late payment will result in an immediate hold of the account, no further purchases will be allowed until payment is received.

16.	If a payment is missed and no commitment is received from the customer to bring the payment plan current, a final demand letter will be sent.

17.	Lennox will retain the right to terminate the agreement and demand full payment of past due amounts if the requirements are not met.

18.	Prior to the account being re-considered for open account privileges it must be reviewed and approved by the Credit Risk Manager.

19.	If a new past due debt occurs, subsequent to open account privileges being reestablished, a final demand letter will be sent no later than [omitted].

Procedure:

Credit Analyst

1.	The Credit Analyst determines a payment plan is necessary and preliminarily negotiates the terms of the plan with the customer.

2.	Work with the Credit Supervisor or Credit Services Manager to review the plan and obtain verbal approval:

•	Credit Supervisor / Manager for requests less than or equal to $[omitted].

•	CFS Director for requests greater than $[omitted].

3.	Fill out the Payment Plan form.

•	Appendix B

4.	Review the form with the customer and obtain their signature.

5.	Once approved by the customer, obtain the appropriate internal approvals, via email, based on the dollar threshold of the payment plan.

•	See Appendix A for a diagram of the internal approval chain

6.	Once the payment plan has been approved both internally and by the customer, it is to be scanned and uploaded to the customer’s folder on \\rchdat02\CFS Customer Files

7.	Communicate to the customer that the plan has been approved and notify them of the effective start date.

8.	Set up the payment plan in SAP:

•	Change the Risk Category to X06.

•	Change the account to COD

•	Remove the Escalation Code

•	Update the text notes of the payment plan to include: number of payments, dollar amount of payments, due dates, and payment plan terms.

•	Note: We are no longer creating a second account for new purchases

9.	Check numbers and the date received should be documented in the SAP Notes for every check received for the payment plan.

10.	If the customer defaults on a payment notify the Credit Supervisor and Credit Services Manager.

Credit Services Manager

1.	The Credit Services Manager is to track all payment plans by using the weekly Payment Plan Aging report provided by the Report Analyst.

2.	The Payment Plan Aging report must be reviewed by the Credit Services Manager and Credit Risk Manager once a month (minimum) to confirm payment compliance.

***

Appendix A:

Internal Approval Chain

[OMITTED]

Appendix B:

Write-Off to Bad Debt
Policy	4/18/2010

Summary:

The following serves as the general criteria for what constitutes a bad debt (write-off account) and when the account should be written off.

Department	Customer Financial Services
Process Manager	Joanne Schultz
Executive Sponsor	Randy Dacus

Process Completion Period	Ongoing
Policy Review Period	1 year - May 2012

Policy:

Uncollectible Balances

[omitted]

Bankruptcy

•	Customer filed bankruptcy (all chapters) and lien rights have not been secured

•	Customer filed bankruptcy (all chapters) and lien/bond rights have been secured but the owner (or surety) has filed bankruptcy

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

EXHIBIT D

FORM OF

ASSIGNMENT AND ACCEPTANCE

Dated             , 20

Reference is made to the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011, as amended to date (the “Agreement”) among LPAC Corp., a Delaware corporation (the “Seller”), Lennox Industries Inc., as master servicer, Victory Receivables Corporation, as a purchaser, Market Street Funding LLC, as a purchaser, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as a purchaser agent, as a liquidity bank and as administrative agent (in such capacity, the “Agent”) and PNC Bank, National Association, as a liquidity bank and a purchaser agent. Terms defined in the Agreement are used herein with the same meaning.

                                          (the “Assignor”),                                          (the “Assignee”) and the Agent agree as follows:

1. Purchase and Sale of Interest. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations as a Liquidity Bank under the Agreement as of the date hereof equal to the percentage (the “Percentage”) interest specified on the signature page hereto of all outstanding rights and obligations of all Liquidity Banks under the Agreement. After giving effect to such sale and assignment (and any other sales and assignments by the Assignor which are effective concurrently), the maximum commitment of the Assignor and the Assignee to make Purchases and the amount of the Invested Amount held by the Assignor and the Assignee will be as set forth in Section 2 of the signature page hereto. [As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as hereinafter defined) in immediately available funds an amount equal to $            , representing the purchase price payable by the Assignee for the interests in the Asset Interests sold and assigned to the Assignee under this Section 1.]1

2. Representations and Disclaimers of Assignor. The Assignor

(i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by or arising as a result of a claim against the Assignor;

[1]	Include bracketed text if Assignor holds a portion of Invested Amount on the Effective Date.

(ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; and

(iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, the Master Servicer or the Originators or the performance or observance by the Seller, the Master Servicer or the Originators of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto.

3. Representations and Agreements of Assignee. The Assignee

(i) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 6.1(i) and 7.2(a), (b) and (d) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(ii) agrees that it will, independently and without reliance upon the Agent, any other Agent, the Assignor or any other Liquidity Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement;

(iii) appoints and authorizes the Agent and its Purchaser Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Agent and its Purchaser Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto;

(iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and this Assignment and Acceptance are required to be performed by it as a Liquidity Bank;

(v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof;

(vi) represents that this Assignment and Acceptance has been duly authorized, executed and delivered by such Assignee pursuant to its corporate powers and constitutes the legal, valid and binding obligation of such Assignee; and

(vii) if the Assignee is organized under the laws of a jurisdiction outside the United States, (A) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty, and (B) agrees to provide the Agent (to the extent permitted by applicable law) with similar forms for each subsequent tax year of the Assignee in which payments are to be made to the Assignee under the Agreement.

4. Obligations of the Assignee. The Assignee agrees to abide by any obligations on the part of a Liquidity Bank set forth in the Agreement and, where applicable, this Assignment and Acceptance.

5. Bank Credit Decision. The Assignee acknowledges that it has, independently and without reliance upon the Agent, any other Agent or any other Liquidity Bank and based on the most recent financial statements delivered pursuant to Sections 6.1(i) and 7.2(a), (b) and (d) of the Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Assignee also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates, any other Agent or any other Liquidity Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

6. Miscellaneous. (a) The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on the signature page hereto (the “Effective Date”).

(b) Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Liquidity Bank thereunder and hereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

(c) Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of the Invested Amount, Earned Discount and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

7. GOVERNING LAW. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on the signature page hereto.

Signature Page

to LPAC Corp. Assignment and Acceptance

Dated             , 20

Section 1.
Percentage:[1]			%

Section 2.
Assignee’s commitment:	$
Assignor’s remaining commitment:	$
Aggregate outstanding Invested Amount of Asset
Interests held by the Assignee:	$
Remaining aggregate outstanding Invested Amount of Asset Interests held by the Assignor:	$

Section 3.
Effective Date:[2]		, 20

[NAME OF ASSIGNOR]

By:
Title

[NAME OF ASSIGNEE]

By:
Title

Address for Notices:

[Insert]

Accepted this day of
, 20

[1]	This percentage must be the same percentage as for the Assignee under its Liquidity Agreement.
[2]	This date should be no earlier than the date of acceptance by the Agent.

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH, as Agent

By:
Title: Vice President